As filed with the Securities and Exchange Commission on September 17 , 2010
Registration File No. 333-166149

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

11 GOOD ENERGY, INC.
(Exact Name of Registrant as specified in its charter)

Delaware	2860	26-0299315

(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	I.R.S. Employer Identification Number

4450 Belden Village Street N.W., Suite 800, Canton, OH 44718, Phone 330-492-3835
(Address and telephone number of Registrant’s principal executive offices)

Frederick C. Berndt, 4450 Belden Village Street N.W., Suite 800, Canton, OH 44718
330-492-3835
(Name, address and telephone number of agent for service)

Copies to:

Steven Morse, Esq.
Morse & Morse PLLC.
1400 Old Country Road, Suite 302
Westbury, New York 11590
phone (516) 487-1446
facsimile (516) 487-1452

Approximate date of commencement proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common stock, $.0001 par value (1)	3, 180,766	$ .74	$ 2, 353,767	$ 167.82

(1)
In accordance with Rule 457, the aggregate offering price of shares of common stock of 11 Good Energy, Inc. is estimated solely for purposes of calculating the registration fees payable pursuant hereto, as determined in accordance with Rule 457(f)(2), based upon the book value of the company’s common stock as of December 31, 2009 (i.e. the latest practicable date). These shares of common stock are currently outstanding and are being offered for sale by selling security holders.

(2)	$393.39 previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated September 17 , 2010

PROSPECTUS

11 GOOD ENERGY, INC.

The Resale of Up to 3, 180,766 outstanding shares of Common Stock

This prospectus relates to the resale by the selling security holders of up to 3, 180,766 shares of common stock. Because there is no current market for our common stock at this time, the selling security holders will sell their shares at a specific arbitrary fixed price of $3.00 per share and, in the event that an active market for our common stock should develop in the over-the-counter market or on the OTC Electronic Bulletin Board in the future, thereafter sales of our common stock will be at the then prevailing market prices or privately negotiated prices. See “Risk Factors” beginning on page 9 of this prospectus.

We will receive no proceeds from the sale of the shares by the selling security holders, though we will receive proceeds from the private exercise of the related warrants. The warrants are not included in this prospectus.

Investing in the common stock involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See “Risk Factors” beginning on page 9 of this prospectus.

Please read this prospectus carefully. It describes our company, products and business activities. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling security holders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ______ ___, 2010

The following Table of Contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus.

GLOSSARY OF TERMS

The following is a glossary of terms unique to our industry:

Low Sulfur Diesel #2 (LSD #2) - #2 grade diesel fuel processed to reduce Sulfur emissions. This is a carbon based fuel, made from crude oil, and is the current standard of diesel fuel used to power trucks, trains, and ships.

Ultra Low Sulfur Diesel #2 (ULSD #2) - #2 grade diesel fuel processed to remove a greater level of sulfur than the LSD #2 above. ULSD #2 is to replace LSD #2 as the government standard sulfur level of diesel fuel used for trucking, rail, and marine transportation. This product is currently being produced, but its use is currently not a requirement. This fuel will be more expensive than LSD #2 and requires additives to increase lubricity lost in the Sulfur reduction process.

Traditional #2 Diesel Fuel- either LSD #2 or ULSD #2.

Bio-fuel – fuel derived from bio based sources. This category of fuel includes biodiesel, ethanol and G2 Diesel.

biodiesel – a form of Bio-fuel produced by combining a form of feedstock oil (such as Soybean or Palm), ethanol/methanol alcohol and catalyst. This fuel can power diesel engines in the same manner as traditional #2 grade diesel fuel.

G2 Diesel - a form of Bio-fuel produced by combining soybean oil, ethanol alcohol and a catalyst. This method of bio-fuel manufacturing is based on the company’s proprietary manufacturing process as described herein.

Blended biodiesel – a blend of biodiesel (which depending upon the context may refer to our G2 Diesel or other competitors’ biodiesel) and traditional #2 grade diesel fuel.

B5 – a blend of fuel with 5% G2 Diesel or biodiesel and 95% traditional #2 grade diesel fuel.

B20 – a blend of fuel with 20% G2 Diesel or biodiesel and 80% traditional #2 diesel fuel.

B100 – 100% G2 Diesel or biodiesel.

Ethanol – alcohol type generally derived from bio-based sources such as corn.

Methanol – Toxic Alcohol type generally derived from petroleum sources.

Catalyst – proprietary blend of materials used in the manufacturing process.

Gel Point (Pour Point) - temperature where fuel ceases to flow properly in fuel systems.

EU-27 – represents a group of 27 industrial countries in the European Union.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes.

Overview

11 Good Energy, Inc. is a Delaware corporation formed on May 23, 2007 for the purposes of developing, testing, manufacturing and distributing bio-fuel with energy related plans and pursuits relying on the commercialization of our proprietary fuel product, G2 Diesel, as discussed below.

In October of 2007, our company completed the purchase of an existing biodiesel manufacturer, 11 Good’s Energy, LTD, a limited liability company (becoming our wholly owned subsidiary), formed in the State of Ohio in February 2006. Historically, our subsidiary has been a development stage company, which prior to our acquisition in October 2007 incurred approximately $100,000 in research activities to develop a proprietary manufacturing process to produce bio-fuel for diesel applications.

Since October 2007, we have developed many contacts and contracts in our business, created an experienced Management team, we have finalized the principal development of our proprietary process and have designed, built and currently operate a bio-fuel manufacturing facility. Our limited sales to date have resulted from government organizations, municipalities and corporations testing our biofuel product as described herein. From May 23, 2007 (date of inception) through June 30 , 2010, our total revenues were $ 256,441 and net loss attributable to common shareholders was $ 13,517,022 . We have at June 30 , 2010, total working capital of approximately $ 2,977 ,000. Our current burn rate is estimated at $ 210 ,000 per month (which may increase to up to $ 220 ,000 per month in the event that we have up to two new employees in 2010) with sufficient liquidity and capital reserves to operate our existing facility through July 2011. While the Company anticipates more than nominal revenues will result by the end of 2010, we have yet to attain profitable operations and may need additional financing in 2011 to support our operations, particularly if cash flow from operations is less than expected by Management. Further, we have plans to purchase and/or lease a site and to construct a second production facility as described below in the event that construction and initial operation costs can be financed exclusively from proceeds received from new equity and/or debt financing on terms satisfactory to us. See “Risk Factors.”

Principal Products

G2 Diesel, our primary product, is a form of Bio-fuel produced by combining soybean oil, ethanol alcohol and a catalyst. Our manufacturing process also produces a crude glycerin by-product. Our goal is to market and distribute, and improve as we may be able, our G2 Diesel product first nationally and later internationally. Energy is one of our nation’s primary concerns due to a combination of health, commercial and even national security considerations, and the concern includes development of cleaner, cost effective, and safer fuels.

Manufacturing Process

Our manufacturing process uses a proprietary mixture of soybean oil, ethanol alcohol and a secret catalyst at room temperature. Our processing method differs from the traditional forms of producing biodiesel. Other producers also use a form of animal or vegetable based oil and a toxic petroleum derived methanol during processing, which methanol must be removed and separated through heating and washing before the completion of the manufacturing process. Our manufacturing process, which does not use water to wash the fuel, eliminates toxic wastewater production, which is commonly associated with conventional or traditional biodiesel production.

Marketing, Distribution and Testing Programs

As of the date of this prospectus, we have contracts with vendors, advisors and professionals nationally assisting us in our business, but have no firm long-term contracts or backlog of orders from customers to purchase our G2 Diesel fuel or our crude glycerin by-product described herein. We are building relationships with governmental organizations and municipalities such as schools and busing authorities, trucking fleets, marine diesel and rail companies requiring locomotive diesel fuel and selling our G2 Diesel to test its performance against traditional #2 diesel fuel.

These testing programs include approximately ten corporate and governmental organizations and municipalities which have completed testing in 2008, 2009 or are scheduled to complete testing before the end of 2010. These programs all have in common the testing of our G2 Diesel at various percentage mixtures when blended with traditional #2 Diesel fuel for the purpose of assessing and evaluating under actual usage conditions in buses, car ferry services, trucks and railroads, each of the following:

·	power, performance, maintenance and engine noise;
·	emissions and exhaust smell; and
·	fuel economy.

Management believes that our G2 Diesel (B100) will provide higher power and performance, lower emissions of pollutants and better fuel economy than 100% traditional #2 diesel fuel. However, the current price of about $4.30 per gallon for G2 Diesel versus about $2.50 per gallon for #2 traditional diesel fuel will cause customers of our products to blend our G2 Diesel fuel with traditional #2 diesel fuel to find the right balance of performance, emissions and fuel economy that works for the customer; it being understood that we will only sell G2 Diesel (B100) and that all blending will be done solely by our customers at an off-site terminal or their facilities.

We have also paid $ 175 ,000 to an independent research laboratory to test our G2 Diesel fuel to issue a report on its findings related to tier one health effects testing . Once the first phase of this testing is completed in 2010, as well as the testing by our customers, we expect to have increased sales orders for our products. We can provide no assurances that Management’s plans will be realized, that there will be sufficient order flow of G2 Diesel fuel to support our intended operations or that we will be able to operate profitably and/or on a positive cash flow basis in the future. See “Risk Factors.”

We will attempt to sell our crude glycerin by-products to manufacturers of cosmetics, toiletries, pharmaceuticals and food products, since we do not have the capability of refining the glycerin. Our ability to sell this by-product will be limited to those manufacturers who require crude glycerin and have the capability to refine it. We can provide no assurances that we will be successful in selling our crude glycerin by-product; among other reasons, our major focus will be the sale of our G2 Diesel. See “Risk Factors.”

Competitive Advantages

Though we may face competition from larger more established providers of biodiesel with greater resources and penetration, Management believes competitive advantages of the company’s G2 Diesel are multi-faceted. Our proprietary manufacturing process produces a clean natural fuel that testing has shown, reduces harmful emissions produced by diesel engines. The company’s production process is cost efficient, it produces no waste water and it does not require natural gas, which is a costly component used by others in manufacturing biodiesel fuel. Also, our G2 Diesel has a lower Gel Point of -9°F versus competing biodiesel products that have a Gel Point of approximately 27-30°F. The lower Gel Point allows our G2 Diesel to be used under colder driving conditions than other competing biodiesel fuel products which cannot be used in cold weather months.

Facilities and Production Capacity

We maintain our corporate office at 4450 Belden Village St., Suite 800, NW, Canton, OH 44718, and our telephone number is 330-492-FUEL. In November 2009, we completed construction of our bio-fuel manufacturing facility in Magnolia, Ohio. The facility is currently configured to produce between 4.6 million and 6.4 million gallons of G2 Diesel per year with an ability to expand capacity as the market for G2 Diesel fuel grows. From November 1, 2009 to June 30 , 2010, we produced approximately 175,000 gallons of G2 Diesel at our plant.

We have plans to purchase and/or lease a site and to construct a second production facility in the event that construction and initial operational costs can be financed exclusively from proceeds received from new equity and/or debt financing on terms satisfactory to us. In the absence of such financing, the costs of a second production facility estimated at $6,000,000 would exceed our cash reserves, with the actual cost of this new facility depending upon many factors, including, without limitation, the location and cost of the land, demolition costs of existing facilities (if any) on the site, environmental concerns (if any) and the size of the new plant, it being management’s goal for the second plant to have an annual capacity of at least 30 million gallons. Further, as a development stage corporation with limited sales to date, we will need our existing cash resources to support our intended sales efforts from our existing plant in Magnolia, Ohio as well as other working capital needs. While Management anticipates generating meaningful operating cash flow before the end of 2010, we cannot provide any assurances that this will occur. Accordingly, we must secure additional financing before proceeding with the costs of a second production facility. We cannot assure our plans, including establishment of the additional plant, will succeed. See “Risk Factors.”

Recent Financings

Over a period of approximately two years, we borrowed principal of $7,930,000, which became due and payable on June 30, 2009, subject to each note holder’s right to convert the principal and accrued interest thereon into common stock and warrants of the company at a 15% discount to the per share offering price of the next established equity raise. Of the $7,930,000, $6,498,709 of principal and accrued interest thereon were converted into 2,548,513 shares of common stock and warrants to purchase 3,228,523 shares of common stock, each exercisable at $2.55 per share and we redeemed a total of $1,967,916 in principal debt for cash plus accrued interest therein. This prospectus includes the resale of a portion of these conversion shares.

From August 2009 through March 2010, the company completed an equity financing of $11,932,000 from the sale of 3,977,333 shares of common stock and Class A warrants to purchase 1,988,667 shares of common stock, exercisable at $4.50 per share. We also issued agency warrants to purchase 686,239 shares, exercisable at prices ranging from $2.55 to $4.50 per share. This prospectus covers the resale of a portion of the shares sold in the equity financing.

Risk Factors

We are subject to a variety of risks which may be adverse to our company, our business, and aspects of the ownership, and sale of our securities. There is no assurance we will succeed in our plans. See “Risk Factors” starting on page 9 .

The Offering

Common Stock Offered	3, 180,766 shares

Common Stock Outstanding
19,886,561 shares

The foregoing summary of our outstanding securities does not reflect outstanding options to purchase 500,000 common shares exercisable at $3.00 per share or outstanding warrants to purchase 5,903,429 shares of common stock exercisable into common shares, at prices ranging from $2.55 per share to $4.50 per share.

Preferred Stock Outstanding	11,000,000 shares

The Preferred stock has the right to vote together with Common Stockholders, but has no other dividend, conversion, liquidation or other preferential rights over common stock.

Offering Price
Because there is no current market for our Common Stock at this time, the selling security holders will sell their shares at a specific arbitrary fixed price as set forth on the cover page of this prospectus and, in the event that an active market for our Common Stock should develop in the over-the-counter market or on the OTC Electronic Bulletin Board in the future, thereafter sales of our Common Stock will be at the then prevailing market prices or privately negotiated prices. See “Risk Factors” beginning on page 9 of this prospectus.

Dividend Policy	We do not anticipate paying dividends on our Common Stock in the foreseeable future.

Use of Proceeds
The shares offered herein are being sold by the selling security holders and as such, we will not receive any of the proceeds of the offering, except from the possible cash exercise of outstanding warrants.

Material Risk Factors
This offering involves a high degree of risk, elements of which include, without limitation, we are a development stage company with limited operating history or profitability; we expect the need to raise substantial additional capital and there is no assurance that we will be successful in this regard; we are dependent upon the market acceptance of our G2 Diesel fuel products; technology changes could render our G2 Diesel fuel products uncompetitive or obsolete; and we face material competition. See “Risk Factors.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference contain forward-looking statements. Forward-looking statements relate to our future operations. They estimate the occurrence of future events and are not based on historical facts. Forward-looking statements may be identified by terms such as:

•	believes
•	intends
•	projects
•	forecasts
•	predicts
•	may
•	will
•	expects
•	estimates
•	anticipates
•	probable
•	continue

This list is not comprehensive. Similar terms, variations of those terms, and the negative of those terms may also identify forward-looking statements.

The risk factors discussed in this prospectus are cautionary statements. They identify some of the factors that could cause actual results to be significantly different from those predicted in the forward-looking statements. The forward-looking statements were compiled by us based upon assumptions it considered reasonable. These assumptions are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. Therefore, forecasted and actual results will likely vary, and these variations may be material.

There can be no assurance that the statements, estimates, and projections contained in this prospectus will be achieved. Thus, we make no representation or warranty as to their accuracy or completeness. In addition, we cannot guarantee that any forecast in this prospectus will be achieved.

These forward-looking statements were compiled as of the date of this prospectus. We do not intend to update these statements, except as required by law. Therefore, you should evaluate them by considering any changes that may have occurred after the date these forward-looking statements appear.

We cannot guarantee the assumptions relating to the forward-looking statements will prove to be accurate. Therefore, while these forward-looking statements contain our best good faith estimates as of the date of this prospectus, we urge you and your advisors to review these forward-looking statements, to consider the assumptions upon which they are based, and to ascertain their reasonableness.

RISK FACTORS

An investment in our Common Stock involves major risks. Before you invest in our Common Stock, you should be aware that there are various risks described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our Common Stock. You should carefully consider the following risk factors, in addition to the other information presented in this prospectus, in evaluating us and our business. Any of the following risks could harm our business and financial results and cause the value of our securities to decline, which in turn could cause you to lose all or part of your investment.

We have a limited operating history, and our business may not be as successful as we envision.

We are currently in an early stage of our current business plan. We have limited operating history with respect to the construction and operation of biodiesel refineries for our own use. Our limited sales to date have resulted from government organizations, municipalities and corporations testing our biofuel product as described herein. In this respect, from May 23, 2007 (date of inception) through June 30 , 2010, our revenues have totaled $ 256,441 and our deficit accumulated during our development stage was $ 13,517,022 . Our limited operating history makes it difficult for potential investors to evaluate our business. Therefore, our proposed operations are subject to all of the risks inherent in the initial expenses, challenges, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the biodiesel industry in general. Investors should evaluate an investment in our company in light of the problems and uncertainties frequently encountered by companies attempting to develop markets for new products, services and technologies. Despite best efforts, we may never overcome these obstacles to achieve financial success.

Our business is speculative and dependent upon the implementation of our business plan, as well as our ability to enter into agreements with third parties for necessary financing, the provision of necessary feedstock sources, engineering, procurement and construction services and the sale and distribution of our biodiesel fuel on terms that will be commercially viable for us. There can be no assurance that our efforts will be successful or result in revenue or profit. There is no assurance that we will earn significant revenues or that our investors will not lose their entire investment.

We have yet to attain profitable operations and may need additional financing to support our sales and marketing efforts.

We have a history of losses from operations and an accumulated deficit of $ 13,517,022 at June 30 , 2010. As of the date of this prospectus, we are operating one production facility with 12 employees, with a burn rate of approximately $ 210 ,000 per month, which may increase to approximately $ 220 ,000 per month in the event that we hire up to two new employees in 2010 with sufficient liquidity and capital resources to operate our existing facility through July 2011. While our G2 Diesel fuel and its related manufacturing process is fully developed in each of 2009 and 2010, we paid $50,000 toward research and development activities to find ways to improve the cost effectiveness of the manufacturing process and the feedstock utilized therein. We also paid $ 175 ,000 toward independent testing of our product. While the Company anticipates more than nominal revenues will result by the end of 2010 after the completion of product testing, our ability to achieve profitable operations may depend on our ability to raise additional financing by 2011, on terms satisfactory to us, particularly if cash flow from operations is less than expected by management. Further, there is no guarantee that we will ever be able to operate profitably or derive any significant revenues from our operations.

We have a need for substantial additional financing to build a second production facility.

Our plan of operation contemplates our locating, purchasing (or leasing) and building a second production facility, the costs of which will vary based upon the size of the plant, but together with initial operating capital to run the plant, is estimated at approximately $6,000,000. The second production facility will be built only if we are able to locate a suitable site and obtain sufficient additional debt and/or equity financing on terms satisfactory to us. As of the date of this prospectus, such financing has not been secured. While we have working capital of approximately $ 2,977 ,000 at June 30 , 2010, the costs of a new production facility would exceed this amount, with the actual cost of this new facility depending upon many factors, including, without limitation, the location and cost of the land, demolition costs of existing facilities (if any) on the site, environmental concerns (if any) and the size of the new plant. Further, as a development stage corporation with limited sales to date, the company will need its existing cash resources to support our intended sales efforts from our existing plant in Magnolia, Ohio. Accordingly, we will require additional financing estimated at $6,000,000 for the construction of a second facility and to support our expanded operations. We can provide no assurances the company will be able to obtain adequate additional financing on terms satisfactory to us, if at all. Failure to obtain the required additional financing will cause us to be unable to have a second production facility necessary to meet our anticipated growth in production capacity and sales projections, adversely affecting our ability to meet our profitability goals for future years.

Our products, which are currently being tested by an independent research laboratory paid by us, may not be accepted by the biodiesel industry as a premium product, if at all.

The company’s proprietary manufacturing process and resulting G2 Diesel product is new to the biodiesel industry and is unproven in the industry as a biodiesel fuel product and premium fuel product. In 2009 & 2010, we paid approximately $ 175 ,000 for  tier one health effects testing in comparison with other fuels . The results of this independent testing laboratory, which are expected later in 2010, are critical to our successfully marketing our G2 Diesel as a premium product.   As a new and unproven fuel product, the industry may not accept our G2 Diesel fuel as a premium product, if at all.

Our sales orders are dependent upon successful results of testing programs of our G2 Diesel undertaken by governmental organizations and municipalities and other companies.

Our G2 Diesel testing programs include approximately ten corporate and governmental organizations and municipalities which have completed testing in 2008, 2009 or are scheduled to complete testing before the end of 2010. These programs all have in common the testing of our G2 Diesel at various percentage mixtures when blended with traditional #2 Diesel fuel for the purpose of assessing and evaluating under actual usage conditions in buses, car ferry services, trucks and railroads, each of the following:

●	power, performance, maintenance and engine noise;
●	emissions and exhaust smell; and
●	fuel economy.

 Management believes that our G2 Diesel (B100) will provide higher power and performance, lower emissions of black smoke and pollutants and better fuel economy than 100% traditional #2 diesel fuel. However, the current price of about $4.30 per gallon for G2 Diesel versus about $2.50 per gallon for traditional #2 diesel fuel will cause customers of our products to blend our G2 Diesel fuel with traditional #2 diesel fuel to find the right balance of price, performance, emissions and fuel economy that works for the customer; it being understood that we will only sell G2 Diesel as B100 and that all blending will be done solely by our customers at an off-site terminal or their facilities. We can provide no assurances that testing by our client will be successful and result in sufficient sales orders to support our operations.

Consistency of feedstock is a key attribution in making a high quality fuel product.

We currently use soybean oil as our feedstock. We believe that the quality control procedure for our feedstock is essential to the production of a quality fuel. Other producers in the industry will use multiple feedstock of differing quality, mainly to minimize their material costs. This can lead to an inconsistent finished fuel product which performs differently with each change of materials. The control and consistency of our feedstock quality is a key attribute to making a high quality fuel product that customers will buy.

There may not be an adequate supply of soybean oil feedstock to supply the demands of the food and biodiesel industries, which could threaten the viability of our operations.

In the future, there may not be an adequate supply of soybean oil feedstock to supply the demand of the food products and biodiesel industries. In this respect, any growing season disruptions, such as drought or natural disaster(s), could cause the availability of soybean oil to become more costly and difficult to procure. Consequently, the price of feedstock may rise to the point where it threatens the viability of our pricing model. If we experience a sustained period of shortages of feedstock and high feedstock costs, such pricing may significantly limit our ability to market our product and to compete effectively.

We have no firm contracts to purchase our G2 Diesel or crude glycerin by-product and we can provide no assurances that we will be able to sell our products at or near its stated capacity, if at all.

As of June 30 , 2010, we have no firm long-term contracts or backlog of orders to purchase our G2 Diesel fuel or our crude glycerin by-product. We are currently building relationships with trucking and bus fleets, marine diesel and rail companies requiring locomotive diesel fuel. We can provide no assurances that there will be sufficient order flow of G2 Diesel fuel or glycerin by-product to support our intended operations or that we will be able to operate profitably and/or on a positive cash flow basis in the future.

Our business is not diversified and we are dependent upon the operation of our existing plant in Magnolia, Ohio to produce biodiesel and glycerin for sale.

Our success depends largely on our ability to profitably operate our existing biodiesel plant in Magnolia, Ohio. We do not have any other lines of business or other sources of revenue if we are unable to operate our biodiesel plant and manufacture biodiesel and its by-product, crude glycerin. If we are forced to continue to operate at significantly less than capacity or cease operations at our biodiesel plant for any reason, our ability to produce sales revenue would be adversely affected. In such an event, our stockholders could lose some or all of their investment.

Volatility in pricing, supply and demand could harm our ability to generate sales and profits.

Our revenues will be greatly affected by the price at which we can sell our biodiesel and crude glycerin by-product. These prices can be volatile as a result of a number of factors over which we have no control. These factors include overall supply and demand, level of government support, and the availability and price of competing products, such as diesel fuel. Increased production of biodiesel may lead to lower prices. Any lowering of biodiesel prices may negatively impact our ability to generate profits. Over supply of our crude glycerin by-product could result in us being forced to pay third parties to dispose of our crude glycerin by-product.

Technological advances could cause our plant to become uncompetitive or obsolete.

It is possible that technological advances in the procedures for processing biodiesel could make the processes that we utilize at our plant less efficient or obsolete. Our Magnolia, Ohio plant is a single-purpose facility and has no use other than the production of biodiesel and crude glycerin. Much of the cost of the plant is attributable to the cost of production technology which may be impractical or impossible to update. If we are unable to adopt or incorporate technological advances, our biodiesel production methods could be in the future less efficient than those of our competitors. If our competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our biodiesel production remains competitive. Alternatively, we may be required to seek third-party licenses, which may be unavailable and/or could result in significant expenditures. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income.

Intense competition in the biodiesel industry may affect our ability to sell biodiesel at profitable prices.

We operate in a very competitive environment. We face competition for capital, labor, management, feedstock (such as soy oil) and other resources. Some of our competitors may be substantially larger than us and may have significantly greater name recognition and financial, sales and marketing, technical, and other resources. These competitors may also have more established distribution channels and may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to biodiesel development, promotion and sale of their products. In 2009, approximately 500 million gallons of biodiesel were produced in the United States. We expect that additional biodiesel producers will enter the market if the demand for biodiesel increases. We may not be able to compete successfully or such competition may reduce our ability to generate the profits necessary to operate our plant.

Our operating subsidiary is subject to a settlement agreement and agreed upon court order preventing the use of our G2 Diesel products from being sold as a specific purpose additive.

Our operating subsidiary is subject to a settlement agreement of a previous price dispute and agreed upon court order (which includes a permanent injunction) expiring on May 22, 2011, preventing us from selling our G2 Diesel fuel as a fuel additive. The same agreement and related court order also prohibits one of our employees from ever disclosing Renewable Lubricants, Inc.’s trade secrets consisting of formulas and processes for bio-based and petroleum based lubricants, greases, fuel conditioners, fuel additives and fuel cleaners to us or any other entity or person. We can provide no assurances that the sale of our products, as fuel and which is taxed as fuel; will not be determined by a court of law to be an additive or otherwise in violation of the Court Order. Any such violation of the Court Order as determined by a court of law could materially and adversely affect our operations.

Competition from other sources of fuel and diesel fuel lubricity additives may decrease the future demand for our biodiesel.

The EPA has issued regulations to reduce the amount of sulfur in diesel fuel in order to improve air quality. The removal of sulfur from diesel fuel reduces its lubricity which must be corrected with fuel additives. G2 Diesel, as well as other biodiesel fuels on the market, has inherent lubricating properties when blended with #2 Diesel fuel. By settlement agreement of a previous private dispute and agreed upon judgment filed in Stark County, Ohio, our operating subsidiary agreed that our G2 Diesel fuel must be sold by us as fuel and it may not be sold by us as a special additive until after May 22, 2011. At that time, although we have no current plans, our G2 Diesel may compete with producers of diesel additives having similar lubricity values as biodiesel, such as petroleum-based lubricity additives. Many major oil companies produce these petroleum-based lubricity additives and strongly favor their use because they may be used in lower concentrations than biodiesel. In addition, much of the infrastructure in place is for petroleum-based additives. As a result, petroleum-based additives may be more cost-effective than biodiesel. Due to such competition, it may be difficult in the future to market our biodiesel to function in lieu of petroleum-based additives, which could adversely affect our ability to generate revenues.

Because our activities may involve the use of hazardous materials, we may be subject to claims relating to improper handling, storage or disposal of these materials that could be time consuming and costly.

If we use biological and hazardous materials in a manner that causes injury, we may be liable for damages. Our future research and development activities may involve the controlled use of potentially harmful biological materials as well as hazardous materials or chemicals. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant. Our proven practices when handling these materials has shown to mitigate these risks.

Cold weather may cause biodiesel to gel, which could have an adverse impact on our ability to successfully market our biodiesel.

In colder temperatures, lower percentage biodiesel blends are recommended to avoid fuel system plugging. This may cause the demand for biodiesel products in northern markets to diminish during the colder months. The tendency of biodiesel to gel in colder weather may also result in long-term storage problems. At low temperatures, fuel may need to be stored in a heated building or heated storage tanks, which could result in higher storage costs.

Excess production of glycerin may cause the price of glycerin to decline, thereby adversely affecting our ability to generate revenue from the sale of glycerin.

As biodiesel production has increased, the glycerin market has become increasingly saturated, resulting in significant declines in the price of glycerin. Any further excess glycerin production capacity may limit our ability to market our glycerin by-product, and even result in us paying for the disposal of glycerin, which would negatively impact our revenues and gross profit margins.

Increased insurance risk could negatively affect our business.

Insurance and surety companies may take actions that could negatively affect our business, including increasing insurance premiums, requiring higher self-insured retentions and deductibles, requiring additional collateral or covenants on surety bonds, reducing limits, restricting coverages, imposing exclusions, and refusing to underwrite certain risks and classes of business. Any of these would adversely affect our ability to obtain appropriate insurance coverage at reasonable costs which would have a material adverse effect on our proposed business.

The loss of key management personnel could harm the company’s business and prospects.

The company’s success may be dependent upon its ability to retain the services of its key executives and founders, in particular, the services of Frederick C. Berndt, the company’s Chief Executive Officer, Gary R. Smith, the company’s Chief Operating Officer, and Daniel T. Lapp, the company’s Chief Financial Officer. The ability of the company to pursue its business strategy effectively will also depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced managerial, marketing, engineering and technical personnel. There can be no assurance that the company will be able to retain or recruit such personnel.

Loss of or ineligibility for favorable tax benefits for biodiesel production could hinder our ability to operate at a profit and reduce the value of our units.

The biodiesel industry and our business are assisted by various federal biodiesel incentives such as the subsidy for small agri-biodiesel producers. These tax incentives for the biodiesel industry may not continue, or, if they continue, the incentives may not be at the same level. The elimination or reduction of tax incentives to the biodiesel industry could reduce the market for biodiesel, which could reduce profits by making it more costly or difficult to produce and sell biodiesel.

Business expansion poses numerous risks that could limit the company’s growth and financial prospects.

The company’s management intends to aggressively expand the company’s business as capital resources permit. The company may not be successful in managing any future growth or raising additional capital. In order to manage this expansion and to grow in the future, the company will need to expand or enhance management, manufacturing, research and development and sales and marketing capabilities. The company may not be able to hire the management, staff or other personnel required to do so. As the company grows it may not be able to install adequate control systems in an efficient and timely manner, and current or planned operational systems, procedures and controls may not be adequate to support future operations or new acquisitions. Difficulties in installing and implementing new systems, procedures and controls may significantly burden management and internal resources.

Our operations are subject to various regulatory schemes, including environmental regulations, and failure to comply with such regulations could harm our business, results of operations and financial condition.

All phases of designing, constructing and operating biodiesel production facilities present environmental risks and hazards. We are subject to environmental regulation implemented or imposed by a variety of federal, state and municipal laws and regulations as well as international conventions. Among other things, environmental legislation provides for restrictions and prohibitions on spills and discharges, as well as emissions of various substances produced in association with biodiesel fuel operations. Legislation also requires that facility sites be operated, maintained, abandoned and reclaimed in such a way that would satisfy applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines, penalties and liability, as well as potentially increased capital expenditures and operating costs. The discharge of pollutants into the air, soil or water may give rise to liabilities to governments and third parties, and may require us to incur costs to remedy such discharge.

Failure to comply with government regulations could subject us to civil and criminal penalties, require us to forfeit property rights and may affect the value of our assets or our ability to conduct our business. We may also be required to take corrective actions, including, but not limited to, installing additional equipment, which could require us to make substantial capital expenditures. We could also be required to indemnify our directors, officers and employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. These could result in a material adverse effect on our business, financial condition and results of operations.

The obstacles to procurement and enforcement of our intellectual property and proprietary rights that we have or may develop could harm our competitive position by allowing competitors access to our proprietary technology that we may develop and to introduce competing products. Costly litigation may be necessary to protect our intellectual property rights. We may be subject to claims alleging the violation of the intellectual property rights of others.

Our products and related intellectual property rely primarily on a combination of trademark, copyright, patent and trade secret laws and other methods to protect our proprietary rights. As of the date of this Prospectus, we have pending U.S., international Patent Cooperation Treaty (PCT), Canadian, Ecuador, Columbia and India patent applications, and we are considering additional filings in the future. We place considerable importance on obtaining patent and trade secret protection for our technologies, products and/or processes. Our success will depend at least in part on our ability, and the ability of any of our licensors, to obtain and keep proprietary rights in our products and processes, which permit us to exclude others from taking commercial advantage of what we consider to be our inventions, and prevent others from using our trade secrets; if we fail to secure patents and other intellectual property rights that cover our products and technologies, we may be unable to derive as much financial return on commercialization of our products as we would if such rights were obtained. The standards which the United States Patent and Trademark Office and similar offices of other countries utilize in deciding whether to grant patents can change, which may result in us being unable to determine the type and extent of any future patent claims that will be issued to us or to our licensors in the future, if any patent claims are issued at all, and the fees associated with filing and prosecuting patent applications may increase significantly, which might result in us incurring higher expenses and adversely affect our intellectual property strategy.

The commercial success of our products might also be affected by the intellectual property rights of others. We intend to operate in a way that does not result in willful infringement of patent, trade secret or other intellectual property rights of other parties. Nevertheless, there can be no assurance that a claim of infringement will not be asserted against us or that any such assertion will not result in a judgment or order requiring us to obtain a license in order to make, use, or sell our products. There can be no assurance that third parties will not assert infringement claims against us in the future with respect to any products. Any such claims or litigation, with or without merit, could be costly and a diversion of management’s attention, which could have a material adverse effect on our business, operating results and financial condition. Adverse determinations in such claims or litigation could harm our business, operating results and financial condition.

A third party may claim that we are using inventions in which it has patent rights and may go to court to stop us from engaging in our normal operations and activities, such as research, development and the sale of any future products. Such lawsuits are expensive and would consume time and other resources. There is a risk that the court will decide that we are infringing the third party’s patents and order us to stop the infringing activities. In addition, there is a risk that a court will order us to pay the other party damages for having infringed their patents. Moreover, there is no guarantee that the prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially acceptable terms. In addition, third parties may, in the future, assert other intellectual property infringement claims against us with respect to our products, technologies or other matters.

International patent protection is particularly uncertain, and if we are involved in opposition proceedings in foreign countries, we may have to expend substantial sums and management resources.

Patent law outside the United States is even more uncertain than in the United States and is currently undergoing review and revision in many countries. Further, the laws of some foreign countries may not protect our intellectual property rights to the same extent as United States laws. We may participate in opposition proceedings to determine the validity of our foreign patents or our competitors’ foreign patents, which could result in substantial costs and diversion of our efforts.

We are subject to government regulations creating burdensome costs.

Various aspects of our operations are or may become subject to federal, state or local laws, rules and regulations, any of which may change from time to time. Costs arising out of any regulatory developments could be time-consuming, expensive and could divert management resources and attention and, consequently, could adversely affect our business operations and financial performance.

We may suffer losses from product liability claims if our products cause harm.

Any of our products that we may sell and develop in the future could cause adverse events and could lead to product liability lawsuits. If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products. Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of bio-fuel products. We may not be able to avoid product liability claims. A successful product liability claim brought against us may cause us to incur substantial liabilities and, as a result, our business plan may fail.

Our securities have no public market.

Our common stock are “restricted securities” and may not be sold and/or transferred except pursuant to an effective registration statement or an exemption under the 1933 Act and applicable state or “blue sky” laws. There is currently no market for any of our common stock. We are utilizing our “best efforts” to have a broker-dealer file a 15c2-11 application with the Financial Industry Regulatory Authority (“FINRA”) for the purpose of listing our common stock on the OTC Electronic Bulletin Board. We can provide no assurances that our common stock will become available for quotation and trading on the OTC Electronic Bulletin Board or that an established public market will even develop for our common stock. In the event that no public market develops for our common stock, then investors may have to hold on to their investment in our securities for an indefinite period of time. There are no current or future plans to attempt to establish a public market for the company’s outstanding warrants.

Arbitrary determination of initial sales price by selling security holders.

Because there is no current market for our common stock at this time, our selling security holders may offer their common shares for resale at a specific fixed price per share as set forth on the cover page of this prospectus and, in the event that an active market for our common stock should develop in the over-the-counter market on the OTC Electronic Bulletin Board in the future, thereafter sales of our common stock will be at the then prevailing market prices or privately negotiated prices. The fixed selling price was arbitrarily determined by the company and is not based upon revenues, net worth or any other criteria of value.

Selling security holders may sell their shares of common stock registered for resale in this offering through this prospectus or outside this prospectus pursuant to Rule 144.

Selling security holders named in this prospectus under “Selling Security Holders” may sell their registered securities offered by this prospectus in accordance with the “Plan of Distribution” described herein. Alternatively, the selling security holders may also sell their registered shares outside of this prospectus pursuant to an exemption from resale under Rule 144 of the Securities Act. In such event, no prospectus delivery requirement will be required to be met by the selling security holders and the terms of the prospectus shall not be applicable.

We have never declared or paid dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon the our financial condition, operating results, capital requirements, applicable contractual restrictions and other such factors as our Board of Directors may deem relevant.

If an established trading market for our common stock does develop, trading prices may be volatile.

In the event that an established trading market develops in the future, of which there can be no assurances given, the market price of our shares of common stock may be based on factors that may not be indicative of future market performance. Consequently, the market price of our common stock may vary greatly. If a market for our common stock develops, there is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;
•	announcements that our revenue or income/loss levels are below analysts’ expectations;
•	general economic slowdowns;
•	changes in market valuations of similar companies;
•	announcements by us or our competitors of significant contracts; and/or
•	strategic partnerships, joint ventures or capital commitments.

Our common stock may be considered to be a “penny stock” and, as such, the market for our common stock may be further limited by certain Commission rules applicable to penny stocks.

To the extent the price of our common stock may in the future have a public market price below $5.00 per share or we have a net tangible assets of $5,000,000 or less, our common shares will be subject to certain “penny stock” rules promulgated by the Commission. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations adversely affect the ability of brokers to sell our common shares in the public market should one develop and they limit the liquidity of our shares of common stock.

The perception of future sales of registered securities by selling security holders could lead to a decline in the price, if any, of our common stock.

Future sales of substantial amounts of our currently outstanding common stock in the public market, or the perception that such sales could occur, particularly due to the 3, 180,766 shares requested for resale by selling security holders, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. We cannot predict what effect, if any, future sales of our common stock, or the availability of shares for future sales, will have on the market price of our stock.

The price of common stock may fluctuate significantly, which could result in substantial losses for our stockholders and subject us to litigation.

The market price, if any, of our common stock also may be adversely impacted by broad market and industry fluctuations regardless of our operating performance, including general economic and technology trends. The various stock markets in general have, from time to time, experienced extreme price and trading volume fluctuations, and the market prices of technology companies such as ours have been extremely volatile. In addition, some companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We may be involved in securities class action litigation in the future. This litigation often results in substantial costs and a diversion of management’s attention and resources.

The requirements of being a public company may strain our resources and distract our management.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires regular management assessments of the effectiveness of our internal controls over financial reporting . During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder, except for funds received from the exercise of warrants held by certain of the selling stockholder, if and when exercised. We plan to use the net proceeds received from the exercise of any warrants, if any, for working capital and general corporate purposes. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

MARKETING INFORMATION

Holders

As of June 30, 2010, there were approximately 330 holders of our common stock.

Dividends

We have not paid dividends on our common stock, and do not anticipate paying dividends on our common stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

We have no compensation plans to issue equity securities. However, on July 22, 2009, we granted our directors options to purchase an aggregate of 500,000 shares of common stock exercisable at $3.00 per share over a term of three years ending July 22, 2012.

Issuer Repurchases of Equity Securities

From May 23, 2007 (date of inception) through September 15 , 2010, there have been 955,322 shares repurchased pursuant to transactions described under “Certain Transactions” and in the table below.

Date	Total # of shares purchased	Average price paid per share	Total shares purchased as part of publicly announced plans	Maximum number or dollar amount that may yet be purchased under the plans

Oct. 2009	450,000	$1.00	450,000	(1)
Dec. 2009	425,000	2.00	425,000	(1)
Feb. 2010	50,000	2.45	50,000	(1)
Aug. 2010	30,322	2.48	30,322	(1)
___________________________
(1) At the time of each transaction, the company did not plan to repurchase any additional shares of our common stock.

Recent Sales of Unregistered Securities

          Since May 23, 2007 (date of inception ) through September 15, 2010, we had limited private sales of our securities, summarized as follows:

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or Other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed (3)	If Option, Warrant or Convertible Security, terms of exercise or conversion
May 2007	Common stock	10,000,000 Shares	$1,000; no commissions paid.	Section 4(2)(1)	Not applicable.

May 2007	Preferred Stock	11,000,000	$1,000; no Commissions paid.	Section 4(2)(2)	Not applicable.

2007 - 2009	Debentures	$7,930,000 debentures	$643,700 of finder’s fees and commissions paid.	Rule 506 (4)
Notes are convertible at $2.55 per share. Each note holder also received one warrant exercisable at $2.55 per share and expiring June 30, 2012 for each common share issued or issuable upon conversion of the note.

2009 and 2010	Common stock and warrants	3,977,333 shares and 1,988,667 warrants	$11,932,000; $1,193,200 commission paid.	Rule 506 (4)	Warrants exercisable at $4.50 per share through June 30, 2012

2009 and 2010	Common stock and warrants	2,548,513 shares; 3,228,523 warrants	Conversion of debt totaling $6,498,709; no commissions paid.	Section 3(a)(9)(5)	Warrants exercisable at $2.55 per share through June 30, 2012.

April 2010	Placement Agent Warrants	686,239 warrants	Services rendered in conjunction with the sale of stock. (8)	Section 4(2)(6)	Five year Warrants exercisable from $2.55 to $4.50 per share.

2009	Common stock options	500,000 options	Services rendered, valued at $200,205; no commissions paid.	Section 4(2)(7)	Three year options exercisable at $3.00 per share.
_________________
(1)
Securities sold to sophisticated investors, including our Chief Executive Officer and director (9,050,000 shares), other directors (400,000 shares), legal counsel (50,000 shares) and consultants/employees (500,000 shares).

(2)	Securities sold solely to Frederick C. Berndt, our Chief Executive Officer, founder and a director of the Company.

(3)
Each of the certificates issued or to be issued representing the securities in the transactions listed above bears or will bear a restrictive legend permitting the transfer thereof only in compliance with applicable securities laws. The recipients of securities in each of the transactions listed above represented to us or will be required to represent to us their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had or have adequate access, through their employment or other relationship with our company, the selling agent and/or through other access to information provided by our company, to information about our company.

(4)	Sales were to accredited investors as defined under Rule 501. A Form D was filed with the SEC within 15 days of the first sale.

(5)
Existing securities holders (i.e. debenture holders who were accredited investors) converted their debt into common stock and warrants without any commissions or other remuneration being paid or given directly or indirectly for soliciting such exchange.

(6)	Sophisticated persons received warrants in connection with certain fund raising events.

(7)	These options were issued to directors of the Company.

(8)	$1,804,809 was debited and credited to Additional Paid in Capital for the value of the agency warrants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and the notes thereto appearing elsewhere in this Prospectus. All statements contained herein that are not historical facts, including, but not limited to, statements regarding anticipated future capital requirements, our future plan of operations, our ability to obtain debt, equity or other financing, and our ability to generate cash from operations, are based on current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results.

Overview

11 Good Energy, Inc. is a Delaware corporation formed on May 23, 2007 for the purposes of developing, testing, manufacturing and distributing bio-fuel with energy related plans and pursuits relying on the commercialization of our proprietary fuel product, G2 Diesel, as discussed below.

On October 23, 2007, we completed the purchase of an existing biodiesel manufacturer, 11 Good’s Energy, LTD, a limited liability company (becoming our subsidiary), formed in the State of Ohio in February 2006. Historically, our subsidiary has been a development stage company, which has primarily engaged in research activities to develop a proprietary manufacturing process to produce bio-fuel for diesel applications.

In early 2008, we began construction on a new manufacturing facility at the location of our operating subsidiary in Magnolia, Ohio (Magnolia Plant). In June 2008, we began placing tanks and constructing the infrastructure of the Magnolia Plant. Unfortunately, the industry experienced changes in fire suppression regulations due to an explosion at a competitor’s biodiesel manufacturing facility in Ohio. The new regulations required us to invest over $1,500,000 in additional infrastructure not anticipated in the original capital expenditure budget. We had to cease plant construction and operations from November 2008 to October 2009 in order to secure the financing and make the necessary changes to the fire suppression system and design of the Magnolia Plant.

Acquisition of 11 Good’s Energy, LTD

As a result of the purchase of 11 Good’s Energy, LTD all of the assets, liabilities and proprietary technology of 11 Good’s were transferred to us by the former partners of 11 Good’s in exchange for cash of  $611,900, $111,230 in assumed liabilities and 4,285,714 shares of common stock of the company valued at $429  The assets and liabilities of 11 Good’s were recorded at fair market value at the time of acquisition. 11 Good’s is our sole subsidiary and operations and the management of 11 Good’s and us are the same. The consolidated financial statements include the accounts of us and our wholly-owned subsidiary and all intercompany balances and transactions have been eliminated.

The Company accounts for acquisitions in accordance with the provisions of ASC 805-10.  The Company assigns to all identifiable assets acquired, a portion of the cost of the acquired company equal to the estimated fair value of such assets at the date of acquisition. The Company records the excess of the cost of the acquired company over the sum of the amounts assigned to identifiable assets acquired as goodwill. Management determined the fair values assigned to inventory based upon selling prices less cost of disposal and the Company’s profit allowance and the case of work in process less cost to complete. The Fair value of plant and equipment are based on current replacement costs. The Company does not amortize goodwill. The Company recorded goodwill in the amount of $639,504 as a result of the acquisition of 11 Good’s Energy LTD during the year ended December 31, 2007. The Company accounts for and reports acquired goodwill under Accounting Standards Codification subtopic 350-10, Intangibles-Goodwill and Other (“ASC 350-10”). In accordance with ASC 350-10, the Company tests its intangible assets for impairment on an annual basis or more often if events and circumstances warrant. Any write-downs will be included in results from operations.

Development Stage Company - Product Development

We are currently in an early stage of our current business plan. We have limited operating history with respect to the construction and operation of biodiesel refineries for our own use. In this respect, from May 23, 2007 (date of inception) through June 30 , 2010, our revenues have totaled $ 256,441 and our deficit accumulated during our development stage was $ 13,517,022 . Further, our operating subsidiary incurred from February 2006 through October 2007, costs of approximately $100,000 in the development of our subsidiary’s proprietary manufacturing process and G2 Diesel product which are not reflected in our accumulated deficit since their costs were incurred prior to the acquisition date of our subsidiary. These costs were primarily comprised of feedstock materials, labor and facilities costs. Since the acquisition, we have further developed our process and product through testing and trials and have expended money on labor, consulting, facilities and media productions in order to further our product development. As of the date of this prospectus, the development of the fuel’s functionality is complete, although we continue to incur research and development costs to develop new feedstock alternatives and to improve materials procurement and fuel manufacturing techniques. See “Risk Factors.”

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements requires management to make estimates and disclosures on the date of the financial statements. On an on-going basis, we evaluate our estimates including, but not limited to, those related to revenue recognition. We use authoritative pronouncements, historical experience and other assumptions as the basis for making judgments. Actual results could differ from those estimates. We believe that the following critical accounting policies affect our more significant judgments and estimates in the preparation of our financial statements.

Revenue Recognition. We recognize revenue from product sales in accordance with ASC 605 “Revenue Recognition”. Four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists (through written sales documentation); (2) delivery has occurred (through delivery into customer’s tanks and acceptance); (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. For criteria (1) we generate a sales order and a shipping document defining number of gallons of fuel ordered, delivery and payment terms based on standing customer data and the customers purchase order. For criteria (2) we ensure delivery has occurred by documented delivery terms defining where the customer accepts the fuel delivery. Fuel stored off-site by the company remains as inventory until the customer receives the fuel from the offsite storage facility. For criteria (3) management determines the selling price based on feedstock costs and our desired margin level. Our selling price fluctuates as feedstock prices increase or decrease, primary the cost of soybean oil. Currently, management determines our selling price on a weekly basis. For criteria (4) we establish creditworthiness of the customer based on a review of established credit limits and current financial health of the entity placing the fuel order. Provisions for estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded, although we have not experienced any such items to date and do not expect any significant provisions in the future. We have no discount, rebate or warranty programs. Payments received in advance are deferred until revenue recognition is appropriate. We have no post-delivery obligations related to our products.

Inventory Valuation. We are required to make judgments based on historical experience and future expectations, as to the realizability of our inventory. We make these assessments based on the following factors: (a) existing orders and usage, (b) age of the inventory, and (c) historical experience.

Property and Equipment. We are required to make judgments based on historical experience and future expectations, as to the realizability of our property and equipment. We made these assessments based on the following factors: (a) the estimated useful lives of such assets, (b) technological changes in our industry, and (c) the changing needs of our customers.

Fair Value of Intangible Assets. We have adopted Statement of Accounting Standards Codification subtopic 805-10 (“ASC 805-10”). ASC 805-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period.

We evaluate the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 805-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Stock-Based Compensation

We account for our stock based compensation under ASC 718 “Compensation – Stock Compensation” using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

There were no employee stock options and employee stock purchases granted to employees and directors during the period from May 23, 2007 (date of inception) through December 31, 2008. On July 22, 2009, the company granted 500,000 stock options to outside directors at an exercise price of $3.00 per share. We recorded the fair value of $200,205 as current period compensation expense as a result of this transaction. These options are for a period of three years and are fully vested. There were no unvested options outstanding as of the date of adoption of FASB ASC Topic 718.

We use the fair value method for equity instruments granted to non-employees (if any) and will use the Black-Scholes model for measuring the fair value of options, if issued. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

Results of Operations

By virtue of our purchase of 11 Good’s, which became our sole operations, the company is considered to be in the development stage in accordance with the FASB ASC Topic 915 – Development Stage Enterprises. Since its inception, the company has devoted substantially all of its time to raising capital, obtaining financing, research and development activities and obtaining many governmental organizations, municipalities and corporations to test our G2 Diesel and its performance as a blend with traditional #2 diesel fuel.

The following table sets forth certain selected condensed consolidated statement of operations data for the periods indicated:

	Years ended December 31,
	2009	%	2008	%

Revenue	$84,218	100%	$76,730	100%
Cost of goods sold	70,162	83%	71, 358	93%

Gross profit	14,056	17%	5, 372	7%

Operating expenses:
Selling, general and administrative	3,580, 932	>100%	1, 131,103	>100%
Research and development	238,208	>100%	30,373
Depreciation and amortization	64,744		40,056	>100%

Total operating expenses:	3, 883,884		1, 201,532

Net loss from operations	(3, 869,828)		(1, 196,160)

Other income/expense:
Interest, net	(2,789, 030)	>100%	(868,568)	>100%
Other income	109,049	>100%	—

Net loss	$(6, 549,809)	>100%	$(2, 064,728)	>100%

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

The increase in revenues in 2009 of $7,488, or 9.8%, is primarily due to the increased number of companies, organizations and municipalities testing our product at prices equivalent to traditional #2 diesel fuel. Many of these testing programs were completed in 2008 and 2009 and the remaining  programs are expected to be finished in 2010. Management believes that the results of these testing programs will likely result in increased demand and sales orders for our G2 Diesel at premium prices which as of June 30, 2010 is approximately $4.30 per gallon compared to traditional #2 diesel fuel currently priced at approximately $2.50 per gallon.

Cost of goods sold was $ 70,162 and $71, 358 for 2009 and 2008, respectively, or 83 % of revenues for the year ended 2009 and 93% of revenues for the year ended 2008. Costs of goods sold primarily consist of the procurement and transportation of soybean oil, ethanol and other raw materials used in the manufacture of G2 Diesel; including payroll costs associated with labor, depreciation of manufacturing equipment, manufacturing facilities expense, insurance costs and other operating costs directly related to production. The overall decrease in cost of goods sold of $1, 196 or 1. 7 % for 2009 is due to the company’s increase in sales prices and margin improvements. We expect margins to continue to improve once we have sales contracts in place after the testing programs are complete.

Gross profit was $ 14,056 in 2009 as compared to $5, 372 in 2008. Gross profit as a percentage of revenues was 17 % and 7% for the years ended December 31, 2009 and 2008, respectively. Over the past two years and throughout the company’s testing phase with potential customers, gross margins have continued to be a small percentage of total revenues. In addition; gross margin percentages will vary from period to period depending upon the extent of fuel testing with potential customers and the pricing offered by the company. The gross margin for 2009 and 2008 is not necessarily indicative of the margins that may be realized in future periods.

Research and development costs increased to $238,208 in 2009 as a result of the testing and product development programs initiated in 2009 compared to $30,373 in 2008. We have increased efforts to develop new feedstock alternatives and improve fuel manufacturing techniques. Depreciation and amortization increased by $ 24,688 or 62%. The increase is primarily due to the capitalization of $2.5 million to Leasehold Improvements and Manufacturing Equipment, which began depreciating in November 2009.

Selling, general, and administrative expenses of $3,580, 932 , exceeded revenues by $3,496, 714 ; such costs include, among others, payroll and related expenses, insurance costs and occupancy costs. The increase in selling, general and administrative expenses of $2,449, 829 in 2009 is primarily related to an increase in the number of employees in the administrative offices, increases in sales management and other payroll related expenses and an increase in the number of consultants and advisors.

●	More specifically, our payroll and related costs increased by $771,149 due to hiring a new Chief Operating Officer, Plant Manager, Accounting Controller, and administrative staff.
●	Payments to consultants and Board of Directors common stock from the Company’s CEO treated for accounting purposes as donated capital of $531,000.
●	Additional consulting and service provider fees such as advisory, legal and accounting of $846,339.

Interest expense, net was $2,789, 030 in 2009 as compared to $868,568 in 2008 or a net increase of $1,920, 462 . The increase is primarily attributable to the increase in the amortized debt discount and interest relating to our convertible notes payable. In 2009, we issued additional convertible notes payable in the amount of $4,830,000, increasing the total for the convertible notes to $7,930,000.

Net loss was $(6, 549,809 ) in 2009 compared to $(2, 064,728 ) in 2008. Basic and fully diluted net loss per share for 2009 and 2008 was $(.46) and $(. 14 ), respectively. Basic and fully diluted weighted average shares outstanding for 2009 and 2008 were 14,291,248 and 14,285,714, respectively.

As of December 31, 2009, we have contracts with vendors, advisors and professionals nationally assisting us in our business, but have no firm contracts or backlog of orders from customers to purchase our G2 Diesel fuel or our crude glycerin by-product described herein. Through our past and current testing programs, we are building relationships with trucking fleets, marine diesel and rail companies requiring locomotive diesel fuel. The company’s sales and marketing focus consists of building lasting relationships with major transportation companies to provide large quantities of G2 Diesel. We expect order flow to occur once these companies complete their testing programs, which has proven to be part of the process to reach a contract. We can provide no assurances that Management’s plans will be realized, that there will be sufficient order flow of G2 Diesel fuel to support our intended operations or that we will be able to operate profitably and/or on a positive cash flow basis in the future.

We will attempt to sell our crude glycerin by-products to manufacturers of cosmetics, toiletries, pharmaceuticals and food products, since we do not have the capability of refining the glycerin. Our ability to sell this by-product will be limited to those manufacturers who require crude glycerin and have the capability to refine it. We can provide no assurances that we will be successful in selling our crude glycerin by-product; among other reasons, our major focus will be the sale of our G2 Diesel. See “Risk Factors.”

Six months Ended June 30 , 2010 Compared to the Six months Ended June 30 , 2009

The following table sets forth certain selected condensed consolidated statement of operations data for the periods indicated:

	Six Months Ended June 30,
	2010	%	2009	%
Revenue	$78,507	100%	$—	—
Cost of goods sold	204,995	—	—	—
Gross profit	(126,488)	—	—	—

Operating expenses:
Selling, general and administrative	3,687,772	>100%	798,989	>100%
Research and development	226 ,323	>100%	—
Depreciation and amortization	83,420	>100%	23,879	>100%
Total operating expenses:	3,997,515		822,868

Net loss from operations	(4,124,003)		(822,868)

Other income/expense:
Interest	(7,077)	>100%	(1,972,203)	>100%
Other income	—	>100%	—

Net loss	$(4,131,080)	>100%	$(2,795,071)	>100%

The increase in revenues for the six months ended June 30 , 2010 of $ 78,507 compared to the six months ended June 30 , 2009 is the result of no sales activity in the first six months of 2009. Operations were halted during the first six months 2009 due to the required re-engineering of our plant to meet fire suppression regulations. We resumed operations in May 2009. Many of our testing programs were completed in 2008 and 2009 and the remaining existing programs are expected to be finished in 2010. Management believes that the results of these testing programs will likely result in increased demand and sales orders for our G2 Diesel at premium prices which as of June 30, 2010 is approximately $4.30 per gallon compared to traditional #2 diesel fuel, which price is approximately $2.50 per gallon.

Cost of goods sold was $ 204,995 for the six months ended June 30 , 2010 and $0 for the six months ending June 30 , 2009. The first six months of 2009 experienced no cost of sales activity as a result of no sales activity as described in the preceding paragraph. For the six months ended June 30 , 2010, we made an allocation of manufacturing depreciation to cost of goods sold as a result of the plant equipment capitalized in November 2009. We made no such allocation to cost of goods sold for the first six months of 2009. Currently, our G2 Diesel is being sold to companies and governmental organizations and municipalities at reduced prices equivalent to the cost of traditional #2 diesel fuel, to encourage them to test our G2 Diesel as a blended product for:

●	power performance, maintenance and engine noise;
●	emissions and exhaust smell; and
●	fuel economy.

Current margins for our testing programs resulted in gross losses of $ 126,488 for the six months ended June 30 , 2010 and $0 for the six months ending June 30 , 2009. The first six months of 2009 had no activity. We expect sales margins to improve once we have sales contracts in place at our scheduled premium prices after the testing programs are concluded. See “Risk Factors.”

Research and development costs were $ 226 ,323 for the six months ended June 30 , 2010 and $0 for the six months ending June 30 , 2009. We halted research and development activities as well in the first six months of 2009. When compared to the six months ending June 30 , 2009, we have increased efforts to develop new feedstock alternatives and improve fuel manufacturing techniques.

Depreciation and amortization increased by $ 59,541 , primarily due to the capitalization of $2.5 million in Leasehold Improvements and Manufacturing Equipment, which began depreciating in November 2009.

Selling, general, and administrative expenses for the first six months ended June 30 , 2010 of $ 3,687,772 exceeded revenues by $ 3,609,265 . Such costs include, among others, payroll and related expenses, insurance costs and occupancy costs. The increase in selling, general and administrative expenses of $2, 888,783 in 2010 over the comparable period of the prior year’s same period is primarily related to the $1.5 million of selling general and administrative expense incurred as a result of shares of common stock transferred to consultants and employees from various founders of the company. Also, we experienced no activity during the first six months of 2009 due to stopping operations in order to redesign the plant. We had primarily closed the front office and halted disbursements until May of 2009. Here are some more details regarding the composition of the selling, general and administrative expenses:

●
More specifically, our payroll and related costs increased by approximately $ 488,543 in the six months ended June 30, 2010 due to hiring a new Chief Operating Officer, Plant Manager, Accounting Controller, and administrative staff in mid 2009.

●
Consulting and service provider fees such as advisory, legal, accounting and general overhead were $ 2,252,124 in the six months ended June 30, 2010 compared to $ 231,325 for the six months ending June 30 , 2009.

Net loss was $(4,131,080) in the first six months of 2010 as compared to $(2,795,071) in 2009. Basic and fully diluted net loss per share for the six months ended June 30 , 2010 and June 30 , 2009 was $(0. 25 ) and $(. 20 ), respectively. Basic and fully diluted weighted average shares outstanding for the fiscal six months ended June 30 , 2010 and June 30 , 2009 was 16,813,814 and 14,285,714, respectively.

Liquidity and Capital Resources

The company had cash and cash equivalents of $ 2,160,840 at June 30 , 2010. Net cash was used in operating activities of $ 2,953,941 for the quarter ended June 30 , 2010. Cash used in operations was a result of a net loss for the period of $ 4,131,080 ; an increase in inventory of $ 552,290 and a decrease in payables of $ 110,476 partially offset by compensation of services by a related party of $1,493,840. Net cash used in investing activities of $ 398,314 for the quarter ended June 30 , 2010, included purchase of property, plant and equipment of $ 138,623 and purchase of securities available for sale of $ 259,691 . Net cash provided by financing activities of $643,346, for the quarter ended June 30 , 2010, included proceeds from the sale of Common Stock of $805,846, partially offset by the purchase of treasure stock of $122,500, payments of related party note payable of $25,000 and payments of convertible notes of $15,000.

From May 23, 2007 (date of inception) through December 31, 2009, the company raised $7,930,000 by issuing notes payable convertible into Common Stock, bearing 8% interest per annum. These Notes (including principal and accrued interest thereon) became convertible at a price of $2.55 per share (the “Conversion Price”) based upon a 15% discount to the company’s equity raise which was completed at an offering price of $3.00 per share between August 2009 and March 2010. In addition to the number of conversion shares to be delivered to each Holder of this Note, upon conversion of the Principal Amount and accrued interest thereon, the company also delivered Unclassified Warrants expiring June 30, 2012 to purchase a number of shares of Common Stock equal to the number of Conversion Shares. As of June 30 , 2010, December 31, 2009 and 2008, the company had outstanding $0, $35,000 and $2,642,721 respectively, of these convertible notes.

The company had cash and cash equivalents of $4,869,749 at December 31, 2009. Cash used in operations for the year ended December 31, 2009 was $4, 217,150 ; this would primarily be used to fund the aforementioned losses of the company of $6, 549,809 as compared to a loss of $2, 064,728 in 2008. Cash used in investing activities was $2, 791 ,868, which included the purchase of property and equipment for $1,971,697, the purchase of securities held for sale for $1,028,123, also included are proceeds from the sale of securities available for sale of $204,752. Cash provided by financing activities was $11, 878,767 and consisted of proceeds of $4, 855 ,000 from the private placement of Convertible Debentures, the purchase of treasury stock for $450,000 and $9, 447,223 in proceeds from common stock subscription, net of repayments of convertible notes of $1,695,000 and loans to related party of $278,456.

The company had cash and cash equivalents of $0 at December 31, 2008. Cash used in operations for the year ended December 31, 2008 was $ 579,157 . Cash used in investing activities was $781, 879 , which consisted entirely of the purchase of property and equipment. Cash provided by financing activities was $1, 251,509 and consisted of net proceeds of $1,600,000 from the private placement of Convertible Debentures, loans to related party of $ 289,169 and $25,000 of a commercial note payable. In addition, the company made a payment of $84,322 to retire the commercial note payables assumed as a result of the company’s acquisition of 11 Good’s Energy, LTD.

As of March 15, 2010, the company converted $6,498,709 of Convertible notes payable to Common Stock to be issued at a price of $2.55 per share, or 2,548,513 shares to be issued and warrants to purchase 3,228,523 shares of Common Stock and the entire remaining balance of convertible notes was redeemed, with principal and accrued interest paid to each redeeming note holder.

As of March 15, 2010, the company had raised $11,932,000 through the sale of its Common Stock at a price of $3.00 per share, for a total of 3,977,333 shares, resulting in net proceeds to us of $10,303,869.

We have a history of losses from operations and an accumulated deficit of $ 13,517,022 at June 30 , 2010 and working capital of approximately $ 2,977 ,000. As of the date of this prospectus, we are operating one production facility with 12 employees, with a burn rate of approximately $ 210 ,000 per month, which may increase to approximately $ 220 ,000 per month in the event that we hire up to two new employees in 2010. Management believes that our capital and liquidity needs for our current plant operations will be met through our existing working capital in the absence of significant revenues until July 2011. While the company anticipates more than nominal revenues will result by the end of 2010, our ability to achieve profitable operations may depend on our ability in 2011 to raise additional financing, on terms satisfactory to us, particularly if cash flow from operations is less than expected by management. Further, there is no guarantee that we will ever be able to operate profitably or derive any significant revenues from our operations. See “Risk Factors.”

We anticipate that our future liquidity requirements will arise from the need to finance our accounts receivable and inventories, and from the need to fund our current obligations and capital expenditures. The primary sources of funding for our current operations will be cash on hand, cash generated from operations, and, if needed, raising additional capital either from the sale of equity and/or debt securities. See “Risk Factors.”

Our future plans include purchasing and/or leasing a site for the purpose of constructing a second production facility with an estimated annual output capacity of 30,000,000 gallons of G2 Diesel. To date, we have completed engineering and construction plans for such a facility and have made inquiries into potential sites in the State of Ohio for such a facility. However, detailed milestones of these plans and the specific steps needed to accomplish each milestone do not currently exist. Management estimates that once a site is secured, that construction permitting and all the other steps necessary to have such a site constructed and operational would take approximately one year to complete. As of the date of this prospectus, Management has adopted a board resolution that no further material costs will be expended on a potential second production facility until the construction and operational costs of such a facility, which are estimated at approximately $6,000,000, are first secured so that our plans for a new production facility will not be a burden to our current liquidity and capital resource needs.

The actual costs of this new facility will depend upon many factors, including, without limitation, the location and cost of the land, demolition costs of existing facilities (if any) on the site, environmental concerns (if any) and the size of the new plant. We can provide no assurances that the company will be able to obtain adequate financing for its second production facility on terms satisfactory to us, if at all. See “Risk Factors.”

Recent Accounting Developments

In June 2009, The Financial Accounting Standards Board (“FASB”) issued guidance now codified under Accounting Standards Codification (“ASC”) Topic 105-10, which establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied in the preparation of financial statements in conformity of GAAP. ASC Topic 105-10 explicitly recognizes rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under federal securities law and authoritative GAAP for SEC registrants. Upon adoption of this guidance under ASC Topic 105-10 supersedes all then existing non-SEC accounting and reporting standards. All other non-grandfathered non SEC accounting literature not included in the Codification became non-authoritative. The guidance under ASC Topic 105-10 became effective for the company as of July 1, 2009. References made to authoritative FASB guidance throughout this document have been updated to the applicable codification section.

In accordance with Release No. 8760 of the Securities Act of 1933, commencing with the company’s fiscal year ending December 31, 2008, the company will become subject to the requirement to include in its annual report management’s assessment of internal controls over financial reporting. This assessment will require the company to document and test its internal control procedures in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The company’s independent registered public accountants will be required to attest to the company’s assessment of internal controls for its fiscal year ending December 31, 2008.

Effective November 1, 2007, the company adopted the provisions of FASB ASC 740-10-25, as required. As of a result of implementing ASC 740-10-25, there has been no adjustment made to the company’s consolidated financial statements and the adoption of ASC 740-10-25 did not have a material impact on the company’s consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued FASB ASC Topic 820 – Fair Value Measurements and Disclosure. The objective of ASC 820 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of ASC 820 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of ASC 820-10-55 did not have a material impact on the company’s consolidated financial position, results of operations or cash flows.

In February 2008, the FASB issued FASB ASC Topic 820-10-55, which delayed the effective date of ASC 820 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, until the fiscal years beginning after November 15, 2008. The adoption of ASC 820-10-55 did not have a material impact on the company’s consolidated financial position, results of operations or cash flows.

In December 2006, the FASB issued FASB ASC Topic 825-10-15 which addresses accounting for registration payment arrangements. ASC 825-20-15 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with ASC 450-10, Contingencies. ASC 825-20-15 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of ASC 825-20-15, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those fiscal years. The adoption of this standard did not have a material impact on the company’s consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued FASB ASC Topic 825-10 which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. ASC 825-10 is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. ASC 825-10 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, although earlier adoption is permitted. The adoption of this standard did not have a material impact on the company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued FASB ASC Topic 805 – Business Combinations which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. ASC 805 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard did not have a material impact on the company’s consolidated financial position, results of operations or cash flows.

In June 2007, the FASB issued FASB ASC Topic 730 – Research and Development which requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development (R&D) activities be deferred and amortized over the period that the goods are delivered or the related services are performed, subject to an assessment of recoverability. ASC 730 will be effective for fiscal years beginning after December 15, 2007. The adoption of this standard did not have a material impact on the company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued FASB ASC Topic 810 – Consolidations which will change the accounting and reporting for minority interests, which will be re-characterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheet. ASC 810 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard did not have a material impact on the company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued FASB ASC Topic 808 – Collaborative Arrangements which defines collaborative arrangements and requires collaborators to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) the other collaborators based on other applicable authoritative accounting literature, and in the absence of other applicable authoritative literature, on a reasonable, rational and consistent accounting policy is to be elected. ASC 808 also provides for disclosures regarding the nature and purpose of the arrangement, the entity’s rights and obligations, the accounting policy for the arrangement and the income statement classification and amounts arising from the agreement. ASC 808 will be effective for fiscal years beginning after December 15, 2008, and will be applied as a change in accounting principle retrospectively for all collaborative arrangements existing as of the effective date. The adoption of this standard did not have a material impact on the company’s consolidated financial position, results of operations or cash flows.

In March 2008, the FASB issued FASB ASC Topic 815 - Derivatives and Hedging. ASC 815 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under ASC 815 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this standard did not have a material impact on the company’s consolidated financial position, results of operations or cash flows.

In April 2008, the FASB issued FASB ASC Topic 350 which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. We are required to adopt ASC 350 on November 1, 2009 and early adoption is prohibited. The guidance in ASC 350 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption. We are currently evaluating the impact of ASC 350 on our consolidated financial position, results of operations or cash flows.

In May 2008, the FASB issued FASB ASC Topic 470-20-15 which requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. ASC 470 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. The adoption of this standard did not have a material impact on the company’s consolidated financial position, results of operations or cash flows.

In 2008, the FASB issued FASB ASC 815-40 which provides guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock for the purpose of evaluating the first criteria of the scope exception in FASB ASC 810-10-15 (Prior authoritative literature: paragraph 11(a) of SFAS 133). The adoption of this standard did not have a material impact on the company’s consolidated financial position, results of operations or cash flows.

In May 2009, the FASB issued FASB ASC 855-10 which establishes general standards for accounting and disclosure of events that occur after the balance sheet date but before the financial statements are available to be issued (“subsequent events”). More specifically, FASB ASC 855-10 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that should be made about events or transactions that occur after the balance sheet date. FASB ASC 855-10 provides largely the same guidance on subsequent events which previously existed only in auditing literature. The guidance under ASC Topic 855-10 became effective for the company as of June 30, 2009.

DESCRIPTION OF BUSINESS

Business Development

11 Good Energy, Inc. is a Delaware corporation formed on May 23, 2007 for the purposes of manufacturing and distributing bio-fuel. In October of 2007, we completed the purchase of an existing bio-fuel company, 11 Good’s Energy, LTD, a Limited Liability company, formed in the state of Ohio in February 2006. Historically, our subsidiary has been a development stage company, which, prior to our acquisition in October 2007 incurred approximately $100,000 in research activities to develop a proprietary manufacturing process to produce bio-fuel for diesel applications. We have developed many contacts in our business but have achieved limited sales to date.

Settlement Agreement and Court Order

We have been advised by Clayton R. Livengood, Jr., Susan Livengood and Aaron Harnar, the founders and former control principals of 11 Good’s Energy, LTD, that Mr. Harnar was formerly employed by Royal Lubricants & Supplies Inc. which had a contract to sell certain lubricant and related products of Renewable Lubricants Inc. to the exclusion of any competing products. Mr. Harnar left the employment of Royal and joined 11 Good’s Energy, LTD. Renewable Lubricants commenced a law suit in the Court of Common Pleas, Stark County, OH, as Plaintiff, against Defendants, namely, Royal Lubricants, 11 Good’s Energy, LTD, Mr. Clayton Livengood, Mr. Aaron Harnar and Mrs. Susan Livengood, its former principal owners. On May 22, 2006, the parties, pursuant to an agreed upon Judgment Entry and Court Order, settled their dispute, agreed to mutual general releases and a permanent injunction. In accordance with the Settlement Agreement, the Defendants agreed to the following terms:

●
Defendants shall not directly or indirectly for five years from May 22, 2006, entry blend or manufacture bio-based or petroleum based lubricants, greases, fuel conditioners, additives, and cleaners (fuels and glycerin and glycerol are excluded);

●
11 Good shall not blend or manufacture lubricants, greases, fuel conditioners, additives, and cleaners using glycerin and glycerol for a period of two years from May 22, 2006, which time period has expired;

●
Mr. Harnar shall never for his lifetime disclose Plaintiff’s formulas and processes for bio-based or petroleum based lubricants, greases, fuel conditioners, fuel and additives, and fuel cleaners to any of the other Defendants or any entity or person; and

●
Defendants shall not sell bio-based lubricants, greases, fuel conditioners, fuel additives, and fuel cleaners for two years from May 22, 2006 (unless such products are purchased from Plaintiff), which time period has expired.

As a result of the passage of time, the aforementioned Settlement Agreement and Court Order currently prohibits us from selling our G2 Diesel as an additive to other fuel products. Since the company intends to sell our G2 Diesel as fuel and not as an additive to other products, Management does not believe that the Settlement Agreement and related Court Order will affect our operations in any material capacity. After May 22, 2011, the company may seek to sell its G2 Diesel as an additive and to compete in this market, although it has no present intention of doing so. See “Risk Factors.”

Description of the Traditional Biodiesel Industry and Markets

The biodiesel industry is relatively new and unknown. In 2009, the biodiesel industry reported that it produced an estimated 500 million gallons of biodiesel, constituting only a fraction of the 60 billion gallon per year U.S. diesel fuel market. Due to the recent economic downturn and other factors, some plants are currently closed and many do not currently operate at full capacity.

Biodiesel, in general, is a high-lubricity, clean-burning alternative fuel produced from domestic, renewable resources and is primarily used in compression ignition (diesel) engines. Biodiesel is comprised of mono-alkyl esters of long chain fatty acids derived from vegetable oils or animal fats. A chemical process called transesterification removes the free fatty acids from the base oil and creates the desired esters. Transesterification is the reaction of vegetable oil or animal fat with an alcohol, such as methanol or ethanol, in the presence of a catalyst. Biodiesel can be used in neat (pure) form or blended with petroleum-based diesel. Biodiesel that is in neat form is typically designated in the marketplace as B100. The “100” indicates that the fuel is 100% biodiesel. Biodiesel is frequently blended with petroleum-based diesel. When biodiesel is blended, it is typically identified in the marketplace according to the percentage of biodiesel in the blend. For example, “B20” indicates that 20% of the fuel is biodiesel and 80% is petroleum-based diesel. These characteristics are true for the company’s G2 Diesel as well.

Principal Products and Facilities

The principal products we produce at our plant located in Magnolia, Ohio are bio-fuel (G2 Diesel) and crude glycerin. We plan to purchase or lease a site and to construct a second production facility with an annual output capacity of an estimated 30 million gallons of G2 Diesel fuel. Such facility would be undertaken in the event that acquisition, construction and operation costs estimated at $6,000,000 can be financed exclusively through proceeds received from equity and/or debt financing. See “Risk Factors.”

G2 Diesel compared to Traditional Biodiesel

Proprietary Manufacturing Process

Our manufacturing process uses a proprietary mixture of soybean oil, ethanol alcohol and a secret catalyst at room temperature. Our processing method differs from the traditional forms of producing biodiesel. Other producers also use a form of animal or vegetable based oil and a toxic petroleum derived methanol during processing, which must be removed and separated through heating and washing before the completion of the manufacturing process. Our manufacturing process; which does not use water to wash the fuel, eliminates toxic wastewater production, which is commonly associated with conventional or traditional biodiesel production.

Competitive Advantages

Though we may face competition from larger more established providers of biodiesel with greater resources and penetration, Management believes competitive advantages of the company’s G2 Diesel are multi-faceted. Our proprietary manufacturing process produces a clean natural fuel that testing has shown, reduces harmful emissions produced by diesel engines. The company’s production process is cost efficient, it produces no waste water and it does not require natural gas, which is a costly component used by others in manufacturing biodiesel fuel. Also, our G2 Diesel has a lower Gel Point of -9°F versus competing biodiesel products that have a Gel Point of approximately 27-30°F. The lower Gel Point allows our G2 Diesel to be used under colder driving conditions than other competing products which cannot be used in cold weather months.

Pricing of G2 Diesel

Management believes that our G2 Diesel commands a pricing premium when compared to other biodiesel products due to the competitive advantages outlined above. The selling price per gallon is determined by the cost of soybean oil, ethanol and catalyst. We build our pricing model based primarily on these raw material commodity prices. We have developed our pricing model to trend with the feedstock prices. When our feedstock prices rise or fall, the pricing model adjusts to preserve the desired margins. Soybean Oil has historically trended with petroleum oil. It is anticipated that our selling price would increase or decrease in the same manner as #2 diesel fuel. We can provide no assurances that we will be able to maintain our profit margins and increase the sales price of our G2 Diesel at times of rising feedstock costs. See “Risk Factors.”

Blending of G2 Diesel with traditional #2 diesel fuel

G2 Diesel blends especially well with traditional #2 diesel fuel. The viscosity of the two fuels are very similar and allow the two fuels to splash blend, which means the fuel blends with no induced agitation. This is an important attribute of our fuel that differentiates the G2 Diesel product from the rest of the Biodiesel industry. Many of our competitor’s products do not have a viscosity similar to diesel and therefore does not blend well with diesel.

We intend to sell our product as a 99 – 100% bio-fuel and do not plan to blend our product with any traditional #2 diesel fuel at the company’s facilities. We are prohibited by court order from selling our G2 Diesel as an additive until after May 22, 2011. See “Risk Factors.” We expect that customers may on their own accord choose between a 2% – 20% blend with traditional #2 diesel fuel, with a limit of 5% G2 Diesel blend for on road use. The customer will be responsible for blending their traditional #2 diesel fuel with the G2 Diesel purchased from us and pumping the blended fuel to their vehicle or vessel. This can be done by the end user and/or their current fuel distributor. Our G2 Diesel fuel will be sold as fuel in this regard and will be subject to applicable fuel taxes.

Consistency of feedstock

We currently use soybean oil as our feedstock. We believe that the quality control procedure for our feedstock is essential to the production of a quality fuel. Other producers in the industry will use multiple feedstock of differing quality, mainly to minimize their material costs. This can lead to an inconsistent finished fuel product which performs differently with each change of materials. The control and consistency of feedstock quality is a key attribute to making a high quality fuel.

The effect of cold flow on biodiesel markets

Biodiesel produced from traditional means using various feed stocks have different cold flow properties, depending on the type of feedstock used in its manufacture. “Cold flow” refers to a fuel’s ability to flow easily at colder temperatures and is an important consideration in producing and blending biodiesel for use in colder climates. The pour point or Gel Point for a fuel is the temperature at which the flow of the fuel stops. Therefore, a lower pour point temperature means the fuel flows better in colder temperatures. The pour point of 100% traditional soy oil based biodiesel is approximately 27°F to 30°F. Based on recent independent testing conducted by a third party laboratory, the pour point of 100% G2 Diesel is -9F. G2 Diesel’s pour point provides a great advantage in cold climate markets.

Current Production and Markets

In November 2009, we completed construction of our bio-fuel manufacturing facility in Magnolia, Ohio. The facility is currently configured to produce between 4.6 million and 6.4 million gallons of G2 Diesel with an ability to expand capacity as the market grows for the company’s proprietary fuel. From November 1, 2009 to June 30 , 2010, we produced an approximate total of approximately 175,000 gallons of G2 Diesel at our plant.

Testing and performance of product

As of December 31, 2009, we have contracts with vendors, advisors and professionals assisting us in our business nationally, but have no firm long-term contracts or backlog of orders from customers to purchase our G2 Diesel fuel or our crude glycerin by-product described herein. We are building relationships with approximately ten corporations, governmental organizations and municipalities such as schools and busing authorities, trucking fleets, marine diesel and rail companies requiring locomotive diesel fuel and selling our G2 Diesel to test its performance against traditional #2 diesel fuel.

These testing programs include many corporate and governmental organizations and municipalities which have completed testing or are scheduled to complete testing before the end of 2010. These programs all have in common the testing of our G2 Diesel at various percentage mixtures when blended with traditional #2 diesel fuel for the purpose of assessing and evaluating under actual usage conditions in buses, car ferry services, trucks and railroads, each of the following:

●	power, performance, maintenance and engine noise;
●	emissions and exhaust smell; and
●	fuel economy.

Management believes that our G2 Diesel (B100) will provide higher power and performance, lower emissions of pollutants and better fuel economy than 100% #2 traditional diesel fuel. However, the current price of about $4.30 per gallon of G2 Diesel versus about $2.50 per gallon of traditional #2 diesel fuel will cause customers of our products to want to blend our G2 Diesel fuel with traditional #2 diesel fuel to find the right balance of performance, emissions and fuel economy that works for them and is in compliance with all applicable environmental laws; it being understood that we will only sell G2 Diesel as B100 and that all blending will be done solely by our customers at an off site terminal or at their facilities.

We have also paid $ 175 ,000 to an independent research laboratory to test our G2 Diesel fuel to issue a report on its findings related to emissions, and health effects in comparison to #2 diesel fuel. Once the first phase of this testing is completed in 2010, as well as the testing by our customers, we expect to have increased sales orders for our products. We can provide no assurances that Management’s plans will be realized, that there will be sufficient order flow of G2 Diesel fuel to support our intended operations or that we will be able to operate profitably and/or on a positive cash flow basis in the future. See “Risk Factors.”

Biodiesel Markets

Bio-fuel is primarily used as fuel for diesel engines. It is produced using renewable resources and provides environmental advantages over petroleum-based diesel fuel. Bio-fuel is frequently used as fuel in transport trucks, ships, trains, in farming activities and in many government vehicles. Government legislation that seeks to encourage the use of renewable fuels could lead to an expansion of the market for bio-fuel in the future. Additional markets may become available as a result of growing environmental concerns by American consumers as well as an increased awareness of energy security and the United States’ ability to supply its own fuel needs.

Wholesale Market / Biodiesel Marketers. The wholesale market involves selling biodiesel directly to fuel blenders or through biodiesel marketers. Fuel blenders purchase B100 from biodiesel production plants, mix it with petroleum diesel fuel according to specifications, and deliver a final product to retailers. There are few wholesale biodiesel marketers in the United States.

Retail Market. The retail market consists of biodiesel distribution primarily through fueling stations to transport trucks and “jobbers,” which buy products from manufacturers and sell them to retailers for the purpose of supplying farmers, maritime customers and home heating oil users. Retail level distributors include oil companies, independent station owners, marinas and railroad operators. The biodiesel retail market is still in its very early stages as compared to other types of fuel. The present marketing and transportation network must expand significantly in order for us to effectively market our biodiesel to retail users. Areas requiring expansion include, but are not limited to:

●	additional rail capacity;
●	additional storage facilities for biodiesel;
●	increases in truck fleets capable of transporting biodiesel within localized markets;
●	expansion in refining and blending facilities to handle biodiesel; and
●	growth in service stations equipped to handle biodiesel fuels.

Substantial investments required for these infrastructure changes and expansions may not be made or they may not occur on a timely basis. Any delay or failure in making the changes to or expansion of infrastructure could hurt the demand or prices for biodiesel, impede delivery of biodiesel, impose additional costs on or otherwise negatively affect our proposed results of operations or financial position.

Government/Public Sector. The government has increased its use of biodiesel since the implementation of the Energy Policy Act of 1992, amended in 1998, which authorized federal, state and public agencies to use biodiesel to meet the alternative fuel vehicle requirements of the Energy Policy Act.

We anticipate that the Renewable Fuel Standard may increase demand for biodiesel, as it sets a minimum usage requirement for biodiesel and other types of biomass-based diesel. However, there can be no assurance that the Renewable Fuel Standard will increase demand for biodiesel.

Competitive Advantages & Infrastructure

The energy industries are highly competitive. There are significantly larger companies that have larger market penetration than our own. We believe, however, we have certain advantages that could be considered to contrast us from our competition, though sales do not currently reflect the advantages.

Competition from Other Fuel Sources and Additives

The biodiesel industry is in competition with the traditional # 2 diesel fuel segment of the petroleum industry. The price of diesel reached record high prices in July 2008 of approximately $4.70 per gallon for No. 2 ultra low sulfur diesel, and thereafter declined sharply to approximately $2.04 as of March 23, 2009. In addition, other more cost-efficient domestic alternative fuels may be developed and displace biodiesel as an environmentally-friendly alternative. If a new fuel is developed to compete with biodiesel; it may be difficult to market our biodiesel, which could result in the loss of some or all of our ability to operate profitably.

Renewable diesel is another form of diesel with which we may be required to compete. Renewable diesel has characteristics similar to that of petroleum-based diesel fuel and can be co-processed at traditional petroleum refineries from vegetable oils or animal fats mixed with crude oil through a thermal de-polymerization process. According to a February 2009 report from the DOE’s Alternative Fuels & Advanced Vehicles Data Center, renewable diesel is close to full commercialization as manufacturers continue to modify and expand research and development.

Currently, our plan is to market and sell our G2 Diesel as 100% fuel, which is taxed as fuel and not as a special additive. Commencing on or after May 22, 2011, the expiration date of a settlement agreement and court order prohibiting us from selling our G2 Diesel as a special additive, we may choose to compete with producers of other diesel additives, such as petroleum-based lubricity additives. Some major oil companies produce these petroleum-based lubricity additives and strongly favor their use because they may be used in lower concentrations than biodiesel. In addition, much of the infrastructure in place is for petroleum-based additives. As a result, petroleum-based additives may be more cost-effective than biodiesel. Therefore, it may be difficult to market our biodiesel as a lubricity additive and, thus, we are unlikely to enter this market in the future.

Competition with Other Biodiesel Producers

We face competition for market share, capital, labor, management, feedstock (such as soy oil) and other resources. In 2009, approximately 500 million gallons of biodiesel was reported to be produced in the United States. Biodiesel plants are currently operating throughout the United States. We expect that additional biodiesel producers will enter the market if the demand for biodiesel increases. We also compete with food manufacturers to obtain our supply of soy oil as feedstock.

We must compete with other biodiesel producers not just in the sale of our bio-fuel, but also in the acquisition of soybean oil and other raw materials. A majority of plants, and many of the largest producers, utilize soybean oil. This may change over time as high soybean oil prices are encouraging biodiesel producers to find ways to utilize alternative and less costly types of feedstock. For example, research within the bio-fuel industry is currently underway to develop technology to produce biodiesel from alternative feedstocks such as algae.

Some of our competitors have soy-crushing facilities and are thus not reliant upon third parties for their feedstock supply. As a result, we face a competitive challenge from biodiesel plants owned and operated by the companies that supply our feedstock. Such vertical integration provides certain competitors with greater control over their feedstock supplies, thereby providing them with a competitive advantage over plants like ours that do not have soy-crushing capabilities, especially as prices and competition for soybean oil and other feedstocks have increased.

Currently, there are other active biodiesel plants in Ohio. Because of recent adverse economic conditions and other factors affecting the biodiesel industry, a few plants in Ohio and many across the country have either curtailed production or stopped production completely. Nevertheless, Management believes that with an increase in the public’s desire to use bio-fuels, the current environment allows a new product like G2 Diesel to obtain a market share in a struggling industry.

Primary Co-Product — Glycerin

Glycerin is the primary co-product of the biodiesel production process and equals approximately 10% of the quantity of biodiesel produced. It is highly stable under typical storage conditions, compatible with a wide variety of other chemicals and comparatively non-toxic. Glycerin possesses a unique combination of physical and chemical properties that are used in a large variety of products. It is an ingredient or processing aid in cosmetics, toiletries, personal care products, pharmaceuticals and food products. In addition, new uses for glycerin are frequently being discovered and developed due to its versatility. Many of these uses, however, require refined glycerin. Our plant only produces crude glycerin and does not have the capability to refine glycerin.

Glycerin Demand and Markets

We are not capable of refining the crude glycerin produced at our plant. Prices for refined glycerin are typically higher than prices for crude glycerin. In early February 2009, the Jacobsen Biodiesel Bulletin reported average refined glycerin prices of 27 to 35 cents per pound compared with an average of 4 to 7 cents per pound for crude glycerin. Relatively higher refined glycerin prices have prompted some of our competitors to expand their glycerin refining capacities. These biodiesel producers have a competitive advantage over plants like ours that do not have glycerin refining capabilities.

Glycerin Competition

It is estimated that every million gallons of biodiesel produced adds approximately another one hundred thousand gallons of crude glycerin into the market. Over the past few years, as biodiesel production has increased, the glycerin market has become increasingly saturated. Excess glycerin production capacity may limit our ability to market our glycerin co-product, and we may even be forced to pay to dispose of our glycerin. Low glycerin prices may also limit our ability to generate revenues through the sale of our by-product. This may negatively affect the profitability of our business.

Sources and Availability of Raw Materials

Soybean Oil Costs and Supply

The cost of feedstock is the largest single component of the cost of biodiesel production. We expect that soybean oil will continue to be our primary feedstock unless we are able to successfully procure and process alternative feedstock and achieve the desired performance of the fuel. As a result, our pricing per gallon has been, and will likely continue to be, particularly susceptible to changes in the price of soybean oil. The twenty-year average price for soybean oil is approximately $0.23 per pound. However, in June 2008, soybean oil reached a new high of $0.62 per pound. Soybean oil prices have since fallen, but remain volatile. The March 2009 Oil Crops Outlook report prepared by the USDA states that the February 2009 average soybean oil price was $0.29 cents per pound. The chart below shows U.S. soybean oil prices over the past twelve years:

U.S. Soybean Oil Prices

Marketing Year	Price (cents)
1997/98	25.80
1999/00	15.16
1900/01	14.15
2001/02	16.46
2002/03	22.04
2003/04	29.97
2004/05	23.01
2005/06	23.42
2006/07	31.02
2007/08	52.03
2008/09	32.16
2009/10	34.0 - 38.0(1)
_____________________
(1)	Preliminary Price. Data provided by USDA, Oil Crops Outlook Report, May 12, 2010.

We believe that continued increases in the price of soybean oil will result in us increasing the selling price of G2 Diesel. G2 Diesel pricing has historically trended with petroleum oil pricing. If crude oil should increase by 10%, our pricing model will generate a very similar percentage increase in G2 Diesel price, as the result of a similar percentage increase in soybean oil. Management believes that the incremental cost increase to the customer of a 5% blend of G2 Diesel with traditional #2 diesel fuel does not exceed the benefits in fuel efficiency and maintenance costs. We have explored the possibility of acquiring technology for or otherwise obtaining other feedstocks for our G2 Diesel production process. However, our research thus far has determined that the performance characteristics are best achieved through the use of soybean oil. We expect to purchase our soybean requirements from multiple available sources in the United States.

Ethanol and Catalyst Costs and Supply

The production of biodiesel at our plant requires ethanol and a catalyst. We have experienced no difficulties in obtaining adequate supplies of ethanol or our catalysts used to produce finished products. As we have in the past, we expect to purchase our ethanol and a catalyst from multiple qualified sources.

Patents, Trademarks and Licenses

Our proprietary products and processes are protected primarily by a combination of trademark, patent applications and trade secret rights.

As of the date of this Prospectus, we have patent pending applications with the United States Patent and Trademark Office and in Canada, each under an application number of #12/680,526 as well as an application pending in Geneva, Switzerland (case # PCT/US2008/054204 with an international publication #WO/2009/042242) and applications pending in Columbia (case # 10051.71), Ecuador (case # sp-10-10134) and India (case # 2857/Delnp 12010). We are considering additional filings in the future. We place considerable importance on obtaining patent and trade secret protection for our technologies, products and/or processes. Our success will depend at least in part on our ability, and the ability of any of our licensors, to obtain and keep property rights in our products and processes, which permit us to exclude others from taking commercial advantage of what we consider to be our inventions, and prevent others from using our trade secrets; if we fail to secure patents and other intellectual property rights that cover our products and technologies, we may be unable to derive as much financial return on commercialization of our products as we would if such rights were obtained. The standards which the United States Patent and Trademark Office and similar offices of other countries utilize in deciding whether to grant patents can change, which may result in us being unable to determine the type and extent of any future patent claims that will be issued to us or to our licensors in the future, if any patent claims are issued at all, and the fees associated with filing and prosecuting patent applications may increase significantly, which might result in us incurring higher expenses and adversely affect our intellectual property strategy.

The commercial success of our products might also be affected by the intellectual property rights of others. We intend to operate in a way that does not result in willful infringement of the patent, trade secret or other intellectual property rights of other parties. Nevertheless, there can be no assurance that a claim of infringement will not be asserted against us or that any such assertion will not result in a judgment or order requiring us to obtain a license in order to make, use, or sell our products. There can be no assurance that third parties will not assert infringement claims against us in the future with respect to any products. Any such claims or litigation, with or without merit, could be costly and a diversion of management’s attention, which could have a material adverse effect on our business, operating results and financial condition. Adverse determinations in such claims or litigation could harm our business, operating results and financial condition.

A third party may claim that we are using inventions in which it has patent rights and may go to court to stop us from engaging in our normal operations and activities, such as research, development and the sale of any future products. Such lawsuits are expensive and would consume time and other resources. There is a risk that the court will decide that we are infringing the third party’s patents and order us to stop the infringing activities. In addition, there is a risk that a court will order us to pay the other party damages for having infringed their patents. Moreover, there is no guarantee that the prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially acceptable terms. In addition, third parties may, in the future, assert other intellectual property infringement claims against us with respect to our products, technologies or other matters. See “Risk Factors.”

Should third parties file patent applications, or be issued patents, claiming technology also claimed by us in pending applications or in issued patents, we may be required to participate in interference proceedings in the USPTO to determine priority of invention. An adverse outcome in an interference proceeding could require us to cease using the technology, to license rights from prevailing third parties, and/or to lose exclusive rights in our products or processes. There is no guarantee that any prevailing party would offer us a license or that such a license, if made available to us, could be acquired on commercially acceptable terms.

We maintain confidentiality agreements with our employees, consultants, affiliates, customers and business partners. Any confidentiality agreements required of our employees and that we enter into with other parties may not provide adequate protection for our future trade secrets, know-how or other confidential information or prevent any unauthorized use or disclosure or the unlawful development by others. If any of our confidential intellectual property is disclosed, our business may suffer. In addition, certain of our present and future scientific and management personnel may have been previously employed by other companies where they conducted research in areas similar to those that we now pursue. As a result, we could be subject to allegations of trade-secret violations and other claims relating to the intellectual property rights of these companies.

Government Regulations

Renewable Fuel Standard

The Energy Policy Act of 2005 created the Renewable Fuel Standard (“RFS”) which required refiners to use 7.5 billion gallons of renewable fuels by 2012. The Energy Independence and Security Act (“EISA”) expanded the existing Renewable Fuel Standard to require the use of 9 billion gallons of renewable fuel in 2008, increasing to 36 billion gallons of renewable fuel by 2022. The EISA requires that 600 million gallons of renewable fuel used in 2009 must come from advanced biofuels other than corn-based ethanol, such as ethanol derived from cellulose, sugar or crop residue and biomass-based diesel (which includes biodiesel and renewable diesel), increasing to 21 billion gallons in 2022. The EISA further includes a requirement that 500 million gallons of biodiesel and biomass-based diesel fuel be blended into the national diesel pool in 2009, gradually increasing to one billion gallons by 2012. However, in November 2008, the Environmental Protection Agency (“EPA”) announced that the RFS program in 2009 will continue to be applicable to producers and importers of gasoline only. This means that the 500 million gallons of biomass-based diesel required by the RFS, as amended by the EISA, does not have to be blended into U.S. fuel supplies in 2009. This is due to the fact that the regulatory structure of the original RFS program does not provide a mechanism for implementing the EISA requirement for the use of 500 million gallons of biomass-based diesel. The EPA intends to propose options and develop mechanisms for implementing the EISA biomass-diesel requirements.

We anticipate that the Renewable Fuel Standard may increase demand for biodiesel in the long-term, as it sets a minimum usage requirement for biodiesel and other types of biomass-based diesel. However, there can be no assurances that demand for biodiesel will be increased by the RFS. Accordingly, there is no assurance that additional production of biodiesel and biomass-based diesel will not continually outstrip any additional demand for biodiesel that might be created by this new law. Furthermore, any additional delays in the EPA’s implementation of the EISA biomass-based diesel requirements could hinder the stimulation of additional biodiesel demand. We also anticipate that the expanded RFS will be primarily satisfied by ethanol, including both corn-based and other types of ethanol. The amount of corn-based ethanol that may be used to satisfy the RFS requirements is capped at 15 million gallons starting in 2015 and, accordingly, other types of ethanol, including cellulose-based ethanol, will likely be used to satisfy any requirements over and above the 15 million gallon corn-based ethanol cap.

The Renewable Fuel Standard system will be enforced through a system of registration, recordkeeping and reporting requirements for obligated parties, renewable producers (RIN generators), as well as any party that procures or trades Renewable Identification Numbers (RINs), either as part of their renewable purchases or separately. Any person who violates any prohibition or requirement of the RFS program may be subject to civil penalties for each day of each violation. For example, under the final rule, a failure to acquire sufficient RINs to meet a party’s renewable fuels obligation would constitute a separate day of violation for each day the violation occurred during the annual averaging period. The enforcement provisions are necessary to ensure the RFS program goals are not compromised by illegal conduct in the creation and transfer of RINs. The Environmental Protection Agency has assigned “equivalence values” to each type of renewable energy fuel in order to determine compliance with the RFS. The equivalence values used ethanol as the base-line measurement (such that one gallon of ethanol is equivalent to one credit towards RFS compliance) and assigned biodiesel an equivalence value of 1.5 (so that for each gallon of biodiesel used, the obligated party will receive one and one-half gallons credit towards its RFS compliance).

Biodiesel Tax Credits

The Volumetric Ethanol Excise Tax Credit (VEETC) provides a tax credit of $1.00 per gallon for agri-biodiesel, which is biodiesel derived solely from virgin vegetable oils and animal fats that are blended with petroleum biodiesel. This includes esters derived from crude vegetable oils from corn, soybeans, sunflower seeds, cottonseeds, canola, crambo, rapeseeds, safflowers, flaxseeds, rice bran, and mustard seeds. The VEETC also provides a tax credit of $0.50 per gallon for non agri-biodiesel blended with petroleum diesel, which is biodiesel made from non-virgin or recycled vegetable oil and animal fats. The exercise tax credit may be claimed in both taxable and nontaxable markets, including exempt fleet fuel programs and off-road diesel markets. The desired effect of the excise tax credit is to streamline the use of biodiesel and encourage petroleum blenders to blend biodiesel as far upstream as possible, which will allow more biodiesel to be used in the marketplace. The VEETC expired on December 31, 2009; however, there is a proposed bill currently in front of Congress which is to include an extension of the agri-biodiesel credit. Regarding this matter, we believe there is uncertainty about whether new legislation will be passed to extend this credit. See “Risk Factors.”

State Legislation

Several states are currently researching and considering legislation to increase the amount of biodiesel used and produced in their states. However, Minnesota is the first and only state to mandate biodiesel use. The legislation, which became effective in September 2005, requires that all traditional #2 diesel fuel sold in the state contain a minimum of 2% biodiesel. The G2 Diesel blend has nearly the same cold flow properties as No. 2 petroleum diesel, which allows it to be used in Minnesota’s colder climate much the same as petroleum diesel throughout the year.

Other states have enacted legislation to encourage (but not require) biodiesel production and use. Several states provide tax incentives and grants for biodiesel-related studies and biodiesel production, blending and use. In addition, several governors have issued executive orders directing state agencies to use biodiesel blends to fuel their fleets.

Effect of Government Regulation

Environmental laws aimed at lowering fuel emissions may also promote biodiesel consumption. The Clean Air Act Amendments of 1990 required the EPA to regulate air emissions from a variety of sources. In a 2001 rule, the EPA provided for the decrease of emissions from vehicles using on-road diesel by requiring the reduction in the sulfur content of diesel fuel from 500 parts per million (ppm) to a significantly lower 15 ppm commencing in June 2006, and 10 ppm by 2011. Reducing the sulfur content of petroleum-based diesel leads to a decrease in lubricity of the fuel, which may adversely impact diesel engines. However, biodiesel is able to supply lubricity, which makes biodiesel an attractive blending stock to satisfy the requirements.

Furthermore, environmental regulations that may affect our company change frequently. It is possible that the government could adopt more stringent federal or state environmental rules or regulations which could increase our operating costs and expenses, or might eliminate provisions such as the Clean Air Act Amendments that may promote the use of biodiesel. The government could also adopt federal or state environmental rules or regulations that may have an adverse effect on the use of biodiesel. Furthermore, the Occupational Safety and Health Administration (“OSHA”) governs our plant operations. OSHA regulations may change such that the costs of the operation of the plant may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions affecting our operations, cash flows and financial performance.

Costs and Effects of Compliance with Environmental Laws

The government’s regulation of the environment changes constantly. It is possible that more stringent federal or state environmental rules or regulations could be adopted, which would increase our operating costs and expenses. It also is possible that federal or state environmental rules or regulations could be adopted that could have an adverse effect on the use of biodiesel. There is always a risk that the Environmental Protection Agency may enforce certain rules and regulations differently than Ohio’s environmental administrators. Ohio or EPA rules are subject to change, and any such changes could result in greater regulatory burdens on plant operations. Any of these regulatory factors may result in higher costs or other materially adverse conditions affecting our operations, cash flows and financial performance.

Employees

As of June 30, 2010, we have 12 full-time employees.

Facilities

Our principal executive offices are located at 4450 Belden Village Street, N.W., Suite 800, Canton, Ohio 44718. These facilities are leased for a period of 2 years through September, 1 2011 from a non-affiliated party at annual rate of $54,000 (plus tax and other escalation charges), or $4,500 per month. Our Magnolia manufacturing plant is located at 3691 Hope Road, N.W., Magnolia, OH.

Since April 1, 2008, we have occupied warehouse space at 3691 Hope Road, N.W., Magnolia, OH. This space is provided by one of our founders. We agreed to pay a total of $1 per month for the space. We record this fee as rent expense when incurred. From April 2008 to November 1, 2009, we constructed a leasehold improvement to the leased warehouse space for the purpose of locating our bio-fuel manufacturing facility.

Legal Proceedings

As of the date of this Prospectus, we are not a party to any legal proceedings.

Reports to Security Holders

We intend to file all required reports due under the Exchange Act with the Securities and Exchange Commission. Such reports include annual reports on Form 10-K, quarterly reports on Form 10-Q, Form 8-K and other information we are required to file pursuant to securities laws. You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC which is http://www.sec.gov.

No public market for our common stock

Our shares of common stock are “restricted securities” and may not be sold and/or transferred except pursuant to an effective registration statement or an exemption under the 1933 Act and applicable state or “blue sky” laws. There is currently no market for any of the company’s common stock. The company is utilizing its “best efforts” to have a broker-dealer file a 15c2-11 application with the Financial Industry Regulatory Authority (“FINRA”) for the purpose of listing our common stock on the OTC Electronic Bulletin Board. We can provide no assurances that our common stock will become available for quotation and trading on the OTC Electronic Bulletin Board or that an established pubic market will even develop for our common stock. In the event that no public market develops for our common stock, then investors may have to hold on to their investment in our securities for an indefinite period of time. There are no current or future plans to attempt to establish a public market for the company’s outstanding warrants. See “Risk Factors.”

MANAGEMENT

          The following sets forth certain information with respect to the company’s executive officers and directors (based solely on information provided by them) as of the date hereof, it being understood that there are two vacancies on the Board of Directors and the Board is currently searching to fill such vacancies.

Name	Age	Title
Frederick C. Berndt	35	Chief Executive Officer, President and Director

Gary R. Smith	66	Chief Operating Officer and Director

Daniel T. Lapp	40	Chief Financial Officer and Director

John D. Lane	62	Director

Dennis A. Nash	55	Director

Frederick C. Berndt

Frederick C. Berndt has an extensive background in banking, having studied Finance and Economics at Geneva College in Pennsylvania. Mr. Berndt began his career in Commercial Banking in 1995. In 1997, he became licensed as an NASD Series 7 and 63, for Rise Securities and became a Partner/Vice President of Berndt & Associates Investment Management, a full service money management firm that was formed in the early 1970’s. In 1999, Mr. Berndt passed his Securities Principal’s license and became the principal and compliance officer for Rise Securities, Inc. In 2001, Mr. Berndt left Berndt & Associates to pursue a consulting career in investment banking. He consulted for EWRX Internet solutions, an anti-virus software company and also consulted for Hamilton Scientific, a New Jersey based medical software company. In 2002, Mr. Berndt founded Bible Resources, Inc., a private corporation formed for the purpose of oil and gas exploration. He then successfully orchestrated the reverse takeover of The Havana Group, and co-developed this company which is now known as Surge Global Energy, Inc. Mr. Berndt served Surge Global Energy as Executive Vice President and a member of the Board of Directors for approximately three years between 2004 and 2006. Since 2007, Mr. Berndt has served as Chairman and Chief Executive Officer of 11 Good Energy, Inc.

Gary R. Smith

Mr. Smith’s leadership ability, decision making skills, determination, and strength come largely from his longtime involvement in sports, as both an athlete and an official. At St. Cloud State University, Mr. Smith won the 1963 and 1964 National Collegiate NAIA Wrestling Championships. He then placed fourth in the 1964 Olympic Wrestling trials.

In 1977, Mr. Smith joined Cummins Engine company, managing major accounts for the industrial division. Mr. Smith advanced with Cummins, becoming the Executive Director of national accounts before leaving Cummins in 1984. Mr. Smith then joined Hercules Engines, Inc. where he gained an extensive knowledge of alternative fuel engines.

In 1998, Mr. Smith joined High Plains Corporation, an ethanol manufacturer, for the purpose of restructuring the company. Mr. Smith coordinated Abengoa’s acquisition of High Plains Corporation and as a result of Mr. Smith’s leadership in the deal, per share value of High Plains increased from $.69 to $5.64, the amount Abengoa offered per share for High Plains Corporation. After the successful restructuring and sale of High Plains in 2002, Mr. Smith decided to leave the company and pursue other interests, leaving behind the solid management team that he created. He was a member of the Abengoa Board of Directors for three years. He also served two terms as Chairman of the Renewable Fuels Association in 2000 and 2001. From May 2002 through March 2009, Mr. Smith served as Chief Executive Officer of Signa Stortech Systems, a metal manufacturing company. Today, Mr. Smith lives in Canton, Ohio and serves on the Board of Directors for the National Wresting Hall of Fame and the Professional Football Hall of Fame. Since March 1, 2009, Mr. Smith serves as Chief Operating Officer and as a Director for 11 Good Energy, Inc. As Chief Operating Officer, Mr. Smith’s duties include providing strategic planning advice in the areas including, but not limited to, marketing strategies; developing strategic alliances with suppliers, affiliations, and end users; assisting in attracting key personnel; general business consulting and operations.

Daniel T. Lapp

Daniel T. Lapp began his accounting and finance career 17 years ago as an auditor with Coopers & Lybrand, LLP, in Washington D.C., planning and performing audits for the government contractor, high technology and oil and gas industries. His public accounting experience lead to the position of manager of operational/internal audits for Harman International Industries, Inc., an international Fortune 1000 electronics manufacturer. This position focused on financial audits of all aspects of the balance sheet, review of the internal control environment, and analysis of manufacturing facilities for accounting and asset valuation issues and performing due diligence procedures for potential acquisition targets. Mr. Lapp planned and performed the accounting/operational audits of over 50 subsidiary companies within this company. From March 2005 to August 2006, Mr. Lapp held an accounting management position with Microstrategy, Inc., a business intelligence software development company. From September 2006 through May 2007, Mr. Lapp performed accounting and consulting services as an independent consultant and beginning in February 2007 began consulting for 11 Good Energy, Inc. In May 2007, Mr. Lapp joined 11 Good Energy, Inc. as the Chief Financial Officer and Director. Over his career, Mr. Lapp has also has built and extensive knowledge of accounting system management and contract review to complement his internal audit and public accounting experience. Mr. Lapp graduated from Kent State University and is a licensed CPA.

John D. Lane

Mr. Lane entered the securities industry in May 1969 with a bank-trading firm in New Jersey. He founded Lane Capital Markets, LLC in 2001 as an Investment Banking Partnership. Mr. Lane has managed/co-managed over 45 IPO or secondary transactions and has participated in hundreds of underwriting and selling groups since the early 1990’s. Prior to forming Lane Capital Markets, he held the position of Managing Director of Capital Markets at a New York based firm in Fairfield County, Connecticut. He has been associated with several major firms including Boettcher & Co., Advest & Co. and Dain Rauscher. Mr. Lane has served as officer, director, owner, trader, department manager, corporate finance director and syndicate manager. He has been active in several Fairfield County organizations. Mr. Lane has been quoted in Business Week, Barron’s, Forbes, Investment Dealer Digest, The New York Times, The Wall Street Journal, Entrepreneurial Magazine and several other business publications. Mr. Lane served as a Director of the National Investment Bankers Association between 1991-1995 and has served as a Director and Advisor to several other boards. He regularly speaks on issues facing the changing securities industry. Having traveled several times to Washington, D.C. he has lobbied on behalf of the securities industry.

Mr. Lane has been an active member of several SIFMA committees, including the SIFMA Small Firms Committee, in which he was Chairman in 1994, the SIFMA Membership Committee, in which he was Chairman for several terms, and also served three years on the SIFMA Syndicate Committee. He is currently serving as District Chairman for the Security Industry association in the New England district. In 1996, John traveled to China with the SIFMA for 17 days as a guest of the Chinese government to meet with banks, brokerage firms and the government to discuss experiences in the capital-raising arena and several topics regarding the securities business.

Mr. Lane is currently a FINRA mediator working to resolve industry disputes. John was appointed to a three-year term to serve as Chairman in 2002 on the FINRA District Business Conduct Committee out of Boston, MA. He has recently completed his three year term on the FINRA Small Firm Advisory Board, which meets and recommends solutions to industry issues and their impact on regional and small broker/dealers. Also, Mr. Lane has recently completed his 3rd three year term on the FINRA Corporate Finance Committee and has been active in crafting a policy on the hot topic of research analyst payment for deal gathering. Mr. Lane worked for two years toward the restructuring of the recently adopted FINRA’s Corporate Finance Rules. Mr. Lane was elected to a one year term on the FINRA Advisory Board in 2002, meeting on national issues affecting the securities industry. In September 2002 Mr. Lane was appointed to the FINRA Nominating Committee, and served as Chairman in 2003 representing the Boston District. Mr. Lane was appointed, in January 2003, to serve on the standing FINRA consultive committee designed to provide input to FINRA staff on the investigations of disciplinary matters involving emerging regulatory issues, standards of practices, or new practices, or market and securities industry issued where industry expertise would be of value. Mr. Lane has served as a director of 11 Good Energy since July 2009.

Dennis A. Nash

Dennis A. Nash has been President, Chief Executive Officer and a Director of Kenan Advantage Group (KAG) and it predecessors since 1991. As a young teen, he moved from Alma, Michigan to Pittsburg, Pennsylvania where he later began his career in the transportation industry. He then moved to Akron, Ohio to participate in a transportation management program sponsored by Coastal Industries and attended Kent State University. After spending several years in the petroleum transportation industry with Coastal, he moved to Leaseway Transportation, based in Cleveland, Ohio. With Leaseway, Mr. Nash spent the next fifteen years holding senior management positions in operations, sales and marketing.

In 1991, Mr. Nash made a decision to join entrepreneurial ranks by forming KAG predecessor company, Advantage Tank Lines, Inc. He has served as President and CEO from the beginning and has taken the company (now known as Kenan Advantage Group) from annual revenues of $7 million in 1992 to over $800 million today. The company is North America’s largest bulk transportation and logistics provider to the petroleum and specialty products industries. KAG operates from 100 terminals and 98 satellite locations in 38 states, employs approximately 5,000 people, and is the only fuels delivery business with a national presence.

With respect to industry affiliations, for many years Mr. Nash has served on various labor and advisory councils and the Board of Directors for National Tank Truck Carriers and the American Trucking Association. He also serves on the Northwestern University Transportation Center Business Advisory Council. Other professional affiliations include the Pro Football Hall of Fame, Stark Development Board, Dedicated Transport and Mercy Medical Center, where he also serves on the board’s Executive Committee. Mr. Nash has served as a director of the company since July 8, 2009.

Committees

We do not have a standing audit, nominating, compensation committee, or committees performing similar functions. Our board of directors believes that it is not necessary to have standing audit, nominating or compensation committees at this time because the functions of such committees are adequately performed by our board of directors. The Sarbanes-Oxley Act of 2002, as amended, requires the company to have an audit committee consisting solely of independent directors.

John D. Lane and Dennis A Nash may be considered “independent directors”, but none of them are “financial experts” as those terms are defined herein. Under the National Association of Securities Dealers Automated Quotations (“NASDAQ”) definition, an independent director means a person other than an officer or employee of the company or its subsidiaries or any other individuals having a relationship that, in the opinion of the company’ board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. The board’s discretion in determining director independence is not completely unfettered. Further, under the NASDAQ definition, an independent director is a person who (1) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years), employed by the company; (2) has not (or whose immediate family members have not) been paid more than $60,000 during the current or past three fiscal years; (3) has not (or whose immediately family has not) been a partner in or controlling shareholder or executive officer of an organization which the company made, or from which the company received, payments in excess of the greater of $200,000 or 5% of that organizations consolidated gross revenues, in any of the most recent three fiscal years; (4) has not (or whose immediate family members have not), over the past three years been employed as an executive officer of a company in which an executive officer of our company has served on that company’s compensation committee; or (5) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years) a partner of our company’s outside auditor. The term “Financial Expert” is defined as a person who has the following attributes: an understanding of generally accepted accounting principles and financial statements; has the ability to assess the general application of such principals in connection with the accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the company’s financial statements, or experience actively supervising one or more persons engaged in such activities; an understanding of internal controls and procedures for financial reporting; and an understanding of audit committee functions.

In the future, we intend to have an audit committee, compensation committee, management committee, nominating committee and such other committees as determined by the Board of Directors to be in the best interest of the company and to be in compliance with all applicable securities and state laws and listing requirements of any applicable exchanges or NASDAQ that the company’s securities may become listed on in the future, of which we can provide no assurances that this will occur. In the event we form an audit committee, we intend to have a “financial expert” as an independent board member serving on the Audit Committee, although no assurances can be given in this regard.

Corporate Governance

Our business, property and affairs are managed by, or under the direction of, our Board, in accordance with the General Corporation Law of the State of Delaware and our By-Laws. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other key members of management, by reviewing materials provided to them by management.

In the past, there have been no arrangements or understandings pursuant to which a director or executive officer was selected to be a director or executive officer other than employment contracts with each of our executive officers. We have had no nominating committee of the Board. Executive officers serve at the pleasure of the Board, subject to their rights under any employment contracts.

We review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the Board believes are the appropriate corporate governance policies and practices for our Company. We intend to comply with the Sarbanes-Oxley Act of 2002 and subsequent rule changes made by the SEC and any applicable securities exchange.

Director Qualifications and Diversity

The board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly traded companies or shall have achieved a high level of distinction in their chosen fields. The board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in the natural resources, finance and capital market industries.

In evaluating nominations to the Board of Directors, our Board also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters, and the  willingness to assume and carry out fiduciary responsibilities. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Risk Oversight

Upon the Company becoming a reporting corporation under the Securities Exchange Act of 1934, as amended, enterprise risks will be identified and prioritized by management and each prioritized risk will be assigned to the full board for oversight as follows:

Risks and exposures associated with corporate governance, and management and director succession planning, strategic, financial and execution risks and other current matters that may present material risk to our operations, plans, prospects or reputation.

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Risks and exposures associated with leadership assessment, and compensation programs and arrangements, including incentive plans.

Board Leadership Structure

The Chairman of the Board presides at all meetings of the Board. The Chairman is appointed on an annual basis by at least a majority vote of the remaining directors. Currently, the offices of Chairman of the Board and Chief Executive Officer are not separated. The company has no fixed policy with respect to the separation of the offices of the Chairman of the Board and Chief Executive Officer. The Board believes that the separation of the offices of the Chairman of the Board and Chief Executive Officer could become part of the succession planning process and that it is in the best interests of the company to make this determination from time to time.

SECURITIES OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of company common stock prior to and after the Offering:

●	each of our stockholders who is known by us to beneficially own more than 5% of our common stock;
●	each of the company’s executive officers; and
●	each of the company’s directors.

Beneficial ownership is determined based on the rules and regulations of the Commission. A person has beneficial ownership of shares if the individual has the power to vote and/or dispose of shares. This power can be sole or shared, and direct or indirect. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person are counted as outstanding. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite that stockholder’s name.

Name of Beneficial Owner	Shares of Common Stock	% of Shares of Common Stock Beneficially Owned (1)	Shares of Preferred Stock Beneficially Owned	% of Preferred Stock Beneficially Owned	Combined Voting Stock	% of Combined Voting Stock (7)

Frederick C. Berndt (2)	3,555,000	17. 9	11,000,000	100	14,555,000	47.1
Daniel T. Lapp (2)	350,000	1. 8	—	—	350,000	1.1
Gary R. Smith (3)	300,000	1. 5	—	—	300,000	1.0
John Lane (4)	801,000	4.0	—	—	801,000	2. 6
Dennis Nash (5)	320,000	1. 6	—	—	320,000	1.0
All officers and directors as a group (five persons) (6)	5,326,000	26. 8	11,000,000	100	16,326,000	52. 9

5% Shareholders
Clayton Livengood and Susan Livengood	1,470,000	7.4	—	—	1,470,000	4. 8
_____________________
(1)	Based upon 19, 886 ,561 common shares outstanding as of September 16 , 2010.

(2)
Mr. Berndt owns 11,000,000 shares of Preferred Stock which have the same voting rights as Common Stock, except as otherwise provided by Delaware law. Mr. Lapp directly owns 300,000 common shares and he owns 50,000 shares held in a family trust.

(3)	Includes options to purchase 100,000 common shares.

(4)	Includes options and warrants to purchase 101,000 shares of common stock.

(5)	Includes options and warrants to purchase 140,000 shares.

(6)	Includes options and warrants to purchase 441,000 shares of common stock.

(7)	Based upon 30, 886 ,561 outstanding voting shares of capital stock.

Securities Authorized for Issuance under Equity Compensation Plans

We have no compensation plans to issue equity securities. However, on July 22, 2009, we granted to our officers and Directors options to purchase an aggregate of 500,000 shares of Common Stock exercisable at $3.00 per share over a term of three years ending July 22, 2012. The fair value of the options of $200,205 was charged to current period operations.

EXECUTIVE COMPENSATION

The following table sets forth the overall compensation earned over the fiscal year ended December 31, 2009 and 2008 by (1) each person who served as the principal executive officer of the company during fiscal year 2009; (2) the company’s most highly compensated (up to a maximum of two) executive officers as of December 31, 2009 with compensation during fiscal year 2009 of $100,000 or more; and (3) those two individuals, if any, who would have otherwise been in included in section (2) above but for the fact that they were not serving as an executive of the company as of December 31, 2009.

					Salary Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards	Options Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)(3)	Total ($)
Frederick C. Berndt	2009	$196,000	$50,000	N/A	N/A	$—	$—	$—	$246,000
Chief Executive Officer, President	2008	$196,000	$—	N/A	N/A	$—	$—	$—	$196,000

Daniel T. Lapp	2009	$105,000	$50,000	N/A	N/A	$—	$—	$—	$155,000
Chief Financial Officer	2008	$105,000	$—	N/A	N/A	$—	$—	$—	$105,000

Gary R. Smith	2009	$250,000	$80,000	N/A	$40,041	$—	$—	$—	$370,041
Chief Operating Officer	2008	N/A	$—	N/A	N/A	$—	$—	$—	$—
___________________
N/A Not applicable.

(1)
ASC 718 requires the company to determine the overall value of the options as of the date of grant based upon the Black-Scholes method of valuation, and to then expense that value over the service period over which the options become exercisable (vest). As a general rule, for time-in-service-based options, the company will immediately expense any option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the option. For a description ASC 718 and the assumptions used in determining the value of the options under the Black-Scholes model of valuation, see the notes to the financial statements included with this Memorandum.

(2)
Includes all other compensation not reported in the preceding columns, including (i) perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000; (ii) any “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes; (iii) discounts from market price with respect to securities purchased from the company except to the extent available generally to all security holders or to all salaried employees; (iv) any amounts paid or accrued in connection with any termination (including without limitation through retirement, resignation, severance or constructive termination, including change of responsibilities) or change in control; (v) contributions to vested and unvested defined contribution plans; (vi) any insurance premiums paid by, or on behalf of, the company relating to life insurance for the benefit of the named executive officer; and (vii) any dividends or other earnings paid on stock or option awards that are not factored into the grant date fair value required to be reported in a preceding column.

(3)	Includes compensation for service as a director described under Director Compensation, below.

For a description of the material terms of each named executive officers’ employment agreement, including the terms of the terms of any common share purchase option grants, see that section of this Prospectus captioned “Employment Agreements.”

Compensation Policies

Under direction of our Board, executive officers are limited in subjective planning and implementing compensation including generation or modification of any arrangements, primarily of key executives and senior management members and candidates for membership, given the need to conform to protocols. Protocols are summarized as follows: (a) no arrangement may be made unless in writing, (b) no arrangements may be implemented unless the Board has had an opportunity to consider, comment and vote, (c) no member of Management may vote or implement their own compensation plan or modification, and (d) if a member of the Board, they must abstain from discussion and voting (this includes restricting them from signing any agreement or modification as to their personal compensation), in the event of any particular factors as to any person, such as nepotism, physical disability, minority status and similar, contracting, and modification requires an additional aspect of Board consideration and legal consultation. This tacit approach or protocols is believed to avoid any material adverse effect on our Company and we have taken steps to formalize these by written Board mandate.

Miscellaneous Compensation Matters

Section 162(m) of the Internal Revenue Code (Section 162(m)) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by the stockholders). Prior to this offering, we were not subject to Section 162(m). Going forward, we will seek to maximize the compensation deduction of our executive officers and to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m). However, because we will compensate our executive officers in a manner designed to promote our varying corporate objectives, our compensation committee may not adopt a policy requiring all compensation to be deductible. For 2009, cash compensation paid to our executive officers did not exceed the $1 million limit for any covered officer.

No outstanding common share purchase option or other equity-based award granted to or held by any named executive officer in 2009 were re-priced or otherwise materially modified, including extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined, nor was there any waiver or modification of any specified performance target, goal or condition to payout.

For a description of the material terms of any contract, agreement, plan or other arrangement that provides for any payment to a named executive officer in connection with his or her resignation, retirement or other termination, or a change in control of the company see “Employment Agreements”.

Executive Officer Outstanding Equity Awards At Fiscal Year-End

The following table provides certain information concerning any common share purchase options, stock awards or equity incentive plan awards held by each of our named executive officers that were outstanding as of December 31, 2009.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Frederick C. Berndt	—	—	—	$—	—	—	—	—	—

Daniel T. Lapp	—	—	—	$—	—	—	—	—	—

Gary R. Smith	100,000	—	—	$3.00	06/30/2012	—	—	—	—

Employment Agreements

Each of the following executive officers is a party to an employment agreement with the company.

Name	Position	2010 Annual Salary (1)	2010 Bonus (1)

Frederick C. Berndt	Chief Executive Officer, President	$196,000	(1)

Daniel T. Lapp	Chief Financial Officer	$105,000	(1)

Gary R. Smith	Chief Operating Officer	$250,000	(1)
_______________
(1)	Bonuses each year are at the discretion of the Board as described below.

The company entered into employment contracts as of November 11, 2007 with each of Frederick C. Berndt and Daniel T. Lapp. The term of each contract terminates on the close of business on December 31, 2012. Gary R. Smith entered into a three year employment contract on March 1, 2009 and his contract expires on March 1, 2012. Mr. Berndt’s contract provides for him to act as the Chief Executive Officer of the company. Mr. Lapp’s contract provides for him to serve as the Chief Financial Officer of the company. Mr. Smith’s contract provides for him to serve as the Chief Operating Officer. The employment contracts provide for essentially the same terms and conditions except as otherwise noted herein. The base annual salaries of Messrs. Berndt, Lapp and Smith are $196,000, $105,000 and $250,000, respectively, plus bonuses in the discretion of the company. Each agreement provides for indemnification to the fullest extent permitted by law. Each executive may be terminated for cause after providing the executive with 30 days’ prior written notice. The executive may terminate his employment contract after providing the company with 30 day’s prior written notice upon the occurrence of one of the following events:

●	Failure of the company to elect the executive or to reappoint the executive to his current job title;
●	Any material change by the company in executive’s functions, duties and responsibilities;
●
The liquidation, consolidation or merger (including assumption of control by other parties) of the company or transfer of all or substantially all of the company’s assets unless such consolidation, merger or business consolidation does not adversely affect executive’s position or the dignity of responsibility of executive, executive’s judgment; and

●	Any material breach of the agreement by the company.

 In the event that agreement is terminated other than for cause, the company shall pay a lump sum on the date of termination, severance compensation to the executive in an amount equal to the sum of executive’s salary and bonus paid in the prior fiscal year. In the event the employment contract expires and the executive is not rehired in the same position under the terms and conditions of a new executive employment agreement mutually acceptable to the parties or in the event executive dies or becomes disabled, the company shall pay in lump sum on the date of termination severance compensation in an amount equal to the sum of executive’s salary and bonus paid in the prior fiscal year. In addition, executive (except in the case of his death) shall be entitled to continue health benefits for a period of 18 months or until the executive is employed full time with another employer.

In the event of a reorganization, merger of consolidation where the company is not the surviving corporation or in the case of a sale or transfer of all or substantially all of the assets of the company, then all of executive’s options to purchase common stock of the company outstanding at the time of the event and which were granted six months or more prior to the event, shall immediately become exercisable in full and, upon the election of the executive given to the company within 180 days of the event, and the company shall repurchase for cash all or any part of the options as specified in the written election at a price per share equal to the difference between the fair market value of the company’s stock on the execution date and the option exercise price per share.

Pursuant to his employment agreement, Frederick C. Berndt entered into a revolving note agreement with the company beginning on November 11, 2007. The company initiated the note arrangement to allow Mr. Berndt to assist the company, primarily in the early stages of development, personally with operating capital as required. In addition, the company initiated the revolving note agreement to allow the company to assist Mr. Berndt with cash advances used for costs incurred during the process of improving the company’s marketing, political and regulatory exposure Mr. Berndt has agreed to reimburse the company for the costs of these promotions. These costs consisted primarily of travel and sponsorship costs. The company charges 5% interest per annum calculated on the last day of the year based on an average of the quarterly balance of the note. The balance of the note including interest was due and payable on December 31, 2009, with a term of 30 days to settle the note payable. Mr. Berndt has signed a note receivable for $508,688, as of December 31, 2008. On December 15, 2009, Mr. Berndt retired the note and accrued interest balances of $787,144 through a stock repurchase transaction with the company. See “Certain Transactions”

DIRECTOR COMPENSATION

Stock Options

Stock options and equity compensation awards to our non-employee / non-executive directors are at the discretion of the Board. On July 22, 2009, three year options to purchase 100,000 shares exercisable at a price of $3.00 per share were granted to five directors, including four non-employee / non-executive directors. The company recorded $200,205 of compensation expense relating to these options as of December 31, 2009.

Cash Compensation

Each of our non-employee / non-executive directors is eligible to receive a fee of $2,500 quarterly to be paid for attending each Board meeting. In addition, each non-employee/non-executive director also receives $3,000 for each annual in person meeting attended.

Travel Expenses

All directors shall be reimbursed for their reasonable out of pocket expenses associated with attending the meeting.

Director Compensation

The following table shows the overall compensation earned for the 2009 fiscal year with respect to each non-employee and non-executive director (including Phil E. Pearce who recently passed away) as of December 31, 2009. It should be noted that the stock awards required transfer of shares to the named directors from principal stockholders of the company.

	DIRECTOR COMPENSATION
Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($) (4)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3) (4)	Total ($)
John D. Lane	$7,500	$—	$40,041	$—	$—	$413,000	$460,541
Dennis A. Nash	$5,000	$—	$40,041	$—	$—	$59,000	$104,041
Gary Smith	$—	$—	$40,041	$—	$—	$—	$40,041
Phil E. Pearce	$2,500	$—	$40,041	$—	$—	$59,000	$101,541
Glen Schaffert	$2,500	$—	$40,041	$—	$—	$—	$42,541
______________________

(1)
ASC 718 requires the company to determine the overall value of the options as of the date of grant based upon the Black-Scholes method of valuation, and to then expense that value over the service period over which the options become exercisable (vest). The table above reflects the full value of the options granted for the year of grant. As a general rule, for time-in-service-based options, the company will immediately expense any option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the option. For a description ASC 718 and the assumptions used in determining the value of the options under the Black-Scholes model of valuation, see the notes to the financial statements included with this Memorandum.

(2)	Excludes awards or earnings reported in preceding columns.

(3)
Includes all other compensation not reported in the preceding columns, including (i) perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000; (ii) any “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes; (iii) discounts from market price with respect to securities purchased from the company except to the extent available generally to all security holders or to all salaried employees; (iv) any amounts paid or accrued in connection with any termination (including without limitation through retirement, resignation, severance or constructive termination, including change of responsibilities) or change in control; (v) contributions to vested and unvested defined contribution plans; (vi) any insurance premiums paid by, or on behalf of, the company relating to life insurance for the benefit of the director; (vii) any consulting fees earned, or paid or payable; (viii) any annual costs of payments and promises of payments pursuant to a director legacy program and similar charitable awards program; and (ix) any dividends or other earnings paid on stock or option awards that are not factored into the grant date fair value required to be reported in a preceding column.

(4)
John D. Lane, Dennis A. Nash and Phil E. Pearce were transferred 700,000 shares, 100,000 shares and 100,000 shares respectively, from certain principal stockholders of the company, as additional consideration for their service as a director of the company, the value of which is included in the table above under “All Other Compensation.”

CERTAIN TRANSACTIONS

In May 2007, the company was formed and we issued its founder stock in the amount of 9,700,000 shares to six persons at a cash purchase price of $.0001 per share. Included in the 9,700,000 shares were 9,050,000 shares issued to Frederick C. Berndt, 300,000 shares issued to Daniel T. Lapp, 100,000 shares issued to Krista R. Ringer, 200,000 shares issued to Steven S. Quinn and 50,000 shares issued to members of the law firm of Morse & Morse, PLLC, securities counsel to the company. Mr. Berndt also purchased at a cash purchase price of $.0001 per share, 11,000,000 shares of Series A Preferred Stock which have no rights, preferences or privileges other than the right to vote the same as an equivalent number of shares of Common Stock, except as otherwise provided by applicable Delaware law.

In October 2007, the company completed its acquisition of 11 Good’s Energy LTD., its operating subsidiary, and in connection therewith, the company issued an aggregate of 4,285,714 shares to the founders of 11 Good’s Energy LTD., including 2,782,000 to Clayton Livengood, 1,218,000 shares to his wife, Susan K. Livengood, and 285,714 shares to Aaron R. Harnar.

Subsequent to the receipt of shares by Frederick C. Berndt and Clayton Livengood, they have reduced their Common Stock ownership directly owned by them to 3,555,000 shares and 252,000 shares, respectively; through the sale and/or gift of 5,495,000 shares and 2,530,000 shares, respectively, to various directors of the company identified herein and to various family, friends and non-affiliated persons.

On September 11, 2008 Frederick C. Berndt personally secured a $275,000 note payable of the company to Surge Global Energy, Inc. with real property owned by him. This loan has since been retired by the company.

In October of 2009, we agreed to purchase 450,000 shares of the company’s outstanding common stock held by Surge Global Energy, Inc, an investor in 11 Good Energy, Inc. The purchase price was $450,000 ($1 per share). The company has recorded the transaction at cost to Treasury Stock.

On December 15, 2009, we agreed to purchase 425,000 shares of our outstanding common stock held by Frederick C. Berndt, our founder and CEO. The purchase price was $850,000 ($2 per share). The transaction satisfied a loan payable by Frederick C. Berndt to the company in the amount of $787,144. The remaining amount was paid to Frederick C. Berndt in 2010. The company has recorded the transaction at cost to Treasury Stock.

In February 2010, the company agreed to purchase 50,000 shares of the company’s outstanding common stock held by Surge Global Energy, Inc, an investor in 11 Good Energy, Inc. The purchase price was $122,500 ($2.45 per share). The company has recorded the transaction at cost to Treasury Stock. Mr. Berndt is a stockholder of Surge and a former director of Surge.

Note Offering

Between 2007 and 2009, the company raised approximately $7,930,000 in gross proceeds from the sale of its convertible promissory notes which became due and payable on June 30, 2009. The company paid commissions (finders’ fees) totaling $643,700 in connection with this offering. The notes provided for each noteholder to have the option to convert their notes into common stock based upon a 15% discount to the company’s first equity raise which later occurred between August and December 2009 at $3.00 per share. Therefore, the conversion price of the notes became $2.55 per share. Upon repayment of each note or the conversion thereof, each noteholder received one warrant for each share of common stock that was issued upon conversion of the notes (including accrued interest thereon) or, in the case the notes were retired through the payment of cash, one warrant for each share of common stock that would have been issued upon the conversion of these notes had the noteholder converted the principal only into common stock. These unclassified warrants, which total 3,228,523, have an expiration date of June 30, 2012. The exercise price of the warrants which is equal to the conversion price of the notes is fixed at $2.55 per share. Upon completion of the equity offering described below, the noteholders had 30 days to elect to convert their notes as described above or to receive its return of their principal and accrued interest thereon. As of December 31, 2009, the company repaid $1,967,916 in principal plus accrued interest thereon to note holders and as of March 1, 2010, converted the remaining $6,498,709 in principal plus accrued interest thereon to 2,548,513 shares of common stock.

Equity Offering

In August 2009, the company commenced an equity offering which had several closings between August 2009 and March 2010. The company raised gross proceeds of $11,932,000 from the sale of 3,977,333 shares of common stock and Class A warrants to purchase 1,988,667 shares of the company’s common stock at an exercise price of $4.50 per share through the close of business on June 30, 2012. The company paid commissions totaling $1,193,200 in connection with this offering. In April 2010, the company also issued 686,239 warrants to the placement agent in connection with the equity offering.

Transactions with Affiliates

Since April 1, 2008, the company has occupied warehouse space provided by one of the company’s founders. The company agreed to pay a total of $1 per month for the space. The company records this fee as rent expense when incurred. During this time period, the company constructed a leasehold improvement to the leased warehouse space for the purpose of locating our bio-fuel manufacturing facility.

Other Transactions

The company has entered into consulting agreements with outside building contractors, individuals responsible for creating political liaisons and investor relations. The agreements are generally for a term of one year or less from inception and renewable unless either the company or the consultant terminates such agreement by written notice. The company incurred $750,996 and $289,190 in fees to these individuals for the year ended December 31, 2009 and 2008, respectively, in a consulting role.

Transactions with Non-Affiliates

In August 2010, the company repurchased 30,322 shares of Common Stock from a non-affiliated person at a cost of approximately $2.47 per share.

SELLING SECURITY HOLDERS

Based upon questionnaires provided to us, the following table provides certain information with respect to the selling security holders’ beneficial ownership of our common stock as of various dates in June 2010 and as adjusted to give effect to the sale of all of the shares offered hereby. The column “shares beneficially owned prior to the Offering” includes outstanding common stock and shares of common stock issuable upon exercise of outstanding Warrants/Options held by the Selling Security Holders. The column Maximum Shares Offered in Offering represents shares of common stock that are currently outstanding except as otherwise noted. None of the Selling Security Holders is an affiliate of us, and none of them has had a material relationship with us during the past three years. See “Plan of Distribution.” Each selling security holder possesses sole voting and investment power with respect to the securities shown, unless otherwise noted, whether a shareholder beneficially owns a security is determined by Rule 13d-3(a) of the Exchange Act. Rule 13d-3(a) provides that a beneficial owner includes: “any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i).Voting power which includes the power to vote, or to direct the voting of, such security; and/or, (ii) Investment power which includes the power to dispose, or to direct the disposition of, such security.” Lastly, Rule 13d-3(a) provides that a “person shall be deemed to be the beneficial owner of a security… if that person has the right to acquire beneficial ownership of such security, as defined in Rule 13d-3(a)…within sixty days, including but not limited to any right to acquire…through the conversion of a security ….”

NAME OF EACH SELLING STOCKHOLDER	SHARES BENEFICIALLY OWNED PRIOR TO OFFERING	MAXIMUM SHARES OFFERED IN OFFERING	SHARES OWNED AFTER OFFERING	% SHARES BENEFICIALLY OWNED BEFORE /AFTER(1)
Stephen P. Smith	60,000	20,000	40,000	*/*
David E. Marcus	60,000	20,000	40,000	*/*
Donald G. Drapkin	210,000	70,000	140,000	*/*
A. Morgan Wright	60,000	20,000	40,000	*/*
Rockmore Investment
Master Fund Ltd.(1)	75,000	25,000	50,000	*/*
Cranshire Capital LP (2)	60,000	20,000	40,000	*/*
Rios Family Trust (3)	225,000	75,000	150,000	1.1/0.8
Michael Peters	15,000	5,000	10,000	*/*
Sun Creek, LLC (4)	120,000	40,000	80,000	*/*
Iroquois Master Fund Ltd. (5)	60,000	20,000	40,000	*/*
EDJ Limited (6)	30,000	10,000	20,000
Porter Partners, L.P. (6)	120,000	40,000	80,000	*/*
Edwin A. Turner and Jeanne C. Turner JTWROS (39)	30,000	10,000	20,000	*/*
Serenity Farms Properties, LLC (7)	30,000	10,000	20,000	*/*
Paul Meades	12,000	4,000	8,000	*/*
Einion Roberts	12,000	4,000	8,000	*/*
Argosy Control Engineering, LTD (8)	193,322	60,080	133,242	*/*
Kevan and Elaine Millichip (39)	131,478	37,120	94,358	*/*
Noel Dempsey	76,248	22,062	53,186	*/*
Massey Bros (Feeds), LTD (9)	73,720	20,180	52,540
Massey Bros (Feeds), LTD EPP (9)	24,000	8,000	16,000	*/*
Nigel Walls	30,000	10,000	20,000	*/*
Malachy Brennan Pension Trust (36)	24,000	8,000	16,000	*/*
Stuart Sheppard	95,576	28,519	67,057	*/*
John Adrian Simpson	12,000	4,000	8,000	*/*
Declan Counihan	6,000	2,000	4,000	*/*
Stephen McCracken (10)	50,334	15,084	35,250	*/*
Paul A Newbould	6,000	2,000	4,000	*/*
Dipak M. Shah	6,000	2,000	4,000	*/*
Richard Atkinson	6,000	2,000	4,000	*/*
Jeremy N. Barker	99,044	26,261	72,783	*/*
Faheem Hashmi	6,000	2,000	4,000	*/*
Andrew Biggs	20,108	6,027	14,081	*/*
Brian and Jean Adam (39)	557,694	172,443	385,251	2.8/1.9
Jon Bond	6,000	2,000	4,000	*/*
Imtiaz Ahmed	10,500	3,500	7,000	*/*

NAME OF EACH SELLING STOCKHOLDER	SHARES BENEFICIALLY OWNED PRIOR TO OFFERING	MAXIMUM SHARES OFFERED IN OFFERING	SHARES OWNED AFTER OFFERING	% SHARES BENEFICIALLY OWNED BEFORE /AFTER(1)
Philip Piers Parbury	12,000	4,000	8,000	*/*
David C. Stroud	18,000	6,000	12,000	*/*
Michael Tomkins and Kay Tomkins (39)	7,500	2,500	5,000	*/*
Alex J. Hazle	12,000	4,000	8,000	*/*
Peter & Phillip Robinson (39)	6,000	2,000	4,000	*/*
Richard Pugh	12,000	4,000	8,000	*/*
Leo Brennen Pension Trust (11)	61,500	20,500	41,000	*/*
Leo G. Brennen (11)	16,500	5,500	11,000	*/*
Mayur N. Patel	71,244	22,061	49,183	*/*
Paul Treacy Pension Trust (37)	181,500	60,500	121,000	*/*
Nigel Collingwood	13,500	4,500	9,000	*/*
Rollo Frederick Thistlewaite Thompson	6,000	2,000	4,000	*/*
Colin McKenzie	18,000	6,000	12,000	*/*
Fenland Enterprises LTD (12)	13,500	4,500	9,000	*/*
Kiritkumar Sonigia	15,000	5,000	10,000	*/*
Geoffery John Palmer	24,000	8,000	16,000	*/*
Russell Godfrey	22,044	6,011	16,033	*/*
Allan Parbery	34,500	11,500	23,000	*/*
Eno & Nonye Williams (39)	21,000	7,000	14,000	*/*
Edward A. McQuat	27,000	9,000	18,000	*/*
R.C. Maude	37,648	11,537	26,111	*/*
Mukesh Shah	18,126	5,032	13,094	*/*
Angus John Maclellan	30,000	10,000	20,000	*/*
Aidan Mcauley	12,000	4,000	8,000	*/*
Leslie Allan	100,596	26,774	73,822	*/*
Trevor Routh	24,000	8,000	16,000	*/*
Yogesh Ramji	9,000	3,000	6,000	*/*
Damien and Roisin Lynch (39)	33,000	11,000	22,000	*/*
Peter Allen Investments, LTD (13)	329,413	102,728	226,685	1.7/1.1
Derek Henry	15,000	5,000	10,000	*/*
Henry Bladon	182,413	53,728	128,685	*/*
Peter Victor Dickerson	69,000	23,000	46,000	*/*
Tenex Distribution Services, LTD. (14)	19,500	6,500	13,000	*/*
Pat Mooney (14)	39,000	13,000	26,000	*/*
Paul Hopkinson	18,000	6,000	12,000	*/*
Laurant M. Avenet	6,000	2,000	4,000	*/*
Simon Jackson	51,762	15,566	36,196	*/*
A&M Bargains (Wyre) LTD. (15)	7,500	2,500	5,000	*/*
John Barton	28,500	9,500	19,000	*/*
Andrew George Place	6,000	2,000	4,000	*/*
Richard Horswill	15,000	5,000	10,000	*/*
Eyes Right Opticians, LTD (16)	160,394	46,723	113,671	*/*
Ian James Cruickshank	12,000	4,000	8,000	*/*
Matthew P. Lupa	6,000	2,000	4,000	*/*
Ashwin Patel	18,000	6,000	12,000	*/*
Gary A. Mason	12,000	4,000	8,000	*/*
Gerard McCloskey	106,192	28,673	77,519	*/*

NAME OF EACH SELLING STOCKHOLDER	SHARES BENEFICIALLY OWNED PRIOR TO OFFERING	MAXIMUM SHARES OFFERED IN OFFERING	SHARES OWNED AFTER OFFERING	% SHARES BENEFICIALLY OWNED BEFORE /AFTER(1)
Neelam Haria	18,148	5,037	13,111	*/*
Nicholas Campeau	16,500	5,500	11,000	*/*
Andrew Peter Noel Toy	21,000	7,000	14,000	*/*
Vijaya and Varsha Halabe (39)	18,000	6,000	12,000	*/*
Ian Bowker	40,500	13,500	27,000	*/*
Neil Lawless	96,000	32,000	64,000	*/*
Pat McGowan	22,999	7,666	15,333	*/*
Gerald Carroll	9,000	3,000	6,000	*/*
David A. Bradfield	36,000	12,000	24,000	*/*
Berrick Industries (17)	193,500	64,500	129,000	*/*
Mark Roberts	6,000	2,000	4,000	*/*
Anthony Treacy	9,000	3,000	6,000	*/*
Terry Commons	10,500	3,500	7,000	*/*
Martin Davies	6,000	2,000	4,000	*/*
James Whiteley Ure SIPP (18)	34,500	11,500	23,000	*/*
Robin North	12,000	4,000	8,000	*/*
Tanvic Group (10)	15,000	5,000	10,000	*/*
David Charles Stone	15,000	5,000	10,000	*/*
Trustees of Vibracoustics	237,246	70,687	166,559	1.2/0.8
Retirement Benefit Scheme (19)
Mullingar Pewter, LTD (20)	388,302	105,825	282,477	1.9/1.4
Christopher Hayward	16,500	5,500	11,000	*/*
Simon Ledee	6,000	2,000	4,000	*/*
Stephen Murray	57,688	17,547	40,141	*/*
Geoff McCarthy	77,404	22,476	54,928	*/*
Raymond Mabel Herron	36,000	12,000	24,000	*/*
Winston Ledee	26,736	7,559	19,177	*/*
Wayne & Anne Marie Nunn (39)	6,000	2,000	4,000	*/*
Andrew Fuller	42,000	14,000	28,000	*/*
John Rudland	15,000	5,000	10,000	*/*
Denis Doyle	6,000	2,000	4,000	*/*
Nick Kinghorn	24,000	8,000	16,000	*/*
Mark and Deidra Rafferty (39)	6,000	2,000	4,000	*/*
Philip & Adele Nielsen (39)	255,406	75,101	180,305	1.3/0.9/*
Derek Kennedy	58,334	16,084	42,250	*/*
Philips Mark Router	40,500	13,500	27,000	*/*
John Anton George Quarry Pension (38)	93,000	31,000	62,000	*/*
Andrew Phillip Nute Personal Pension	25,500	8,500	17,000	*/*
Pace Export, (UK) LTD (21)	378,866	107,214	271,652	1.9/1.4
John and Aisling Murray (39)	10,500	3,500	7,000	*/*
Pat McMahon	9,000	3,000	6,000	*/*
Pat Rathborne	6,000	2,000	4,000	*/*
Michael & Rachel Kirkwood (39)	218,230	67,057	151,173	1.1/0.8
Andrew Thorpe	15,000	5,000	10,000	*/*
John Hirst	6,000	2,000	4,000	*/*
The Green Island Scheme (22)	46,298	12,074	34,224	*/*
Elena McCloskey	120,000	40,000	80,000	*/*
Dan McCloskey	7,500	2,500	5,000	*/*
Robin & Florence Waterer (39)	12,000	4,000	8,000	*/*
The Berkshire Trout Farm (23)	12,000	4,000	8,000	*/*
Kieran Middleton	6,000	2,000	4,000	*/*
Gregory Ledee	7,500	2,500	5,000	*/*

NAME OF EACH SELLING STOCKHOLDER	SHARES BENEFICIALLY OWNED PRIOR TO OFFERING	MAXIMUM SHARES OFFERED IN OFFERING	SHARES OWNED AFTER OFFERING	% SHARES BENEFICIALLY OWNED BEFORE /AFTER(1)
Neelam Haria	18,148	5,037	13,111	*/*
Nicholas Campeau	16,500	5,500	11,000	*/*
Andrew Peter Noel Toy	21,000	7,000	14,000	*/*
Vijaya and Varsha Halabe (39)	18,000	6,000	12,000	*/*
Ian Bowker	40,500	13,500	27,000	*/*
Neil Lawless	96,000	32,000	64,000	*/*
Pat McGowan	22,999	7,666	15,333	*/*
Gerald Carroll	9,000	3,000	6,000	*/*
David A. Bradfield	36,000	12,000	24,000	*/*
Berrick Industries (17)	193,500	64,500	129,000	*/*
Mark Roberts	6,000	2,000	4,000	*/*
Anthony Treacy	9,000	3,000	6,000	*/*
Terry Commons	10,500	3,500	7,000	*/*
Martin Davies	6,000	2,000	4,000	*/*
James Whiteley Ure SIPP (18)	34,500	11,500	23,000	*/*
Robin North	12,000	4,000	8,000	*/*
Tanvic Group (10)	15,000	5,000	10,000	*/*
David Charles Stone	15,000	5,000	10,000	*/*
Trustees of Vibracoustics	237,246	70,687	166,559	1.2/0.8
Retirement Benefit Scheme (19)
Mullingar Pewter, LTD (20)	388,302	105,825	282,477	1.9/1.4
Christopher Hayward	16,500	5,500	11,000	*/*
Simon Ledee	6,000	2,000	4,000	*/*
Stephen Murray	57,688	17,547	40,141	*/*
Geoff McCarthy	77,404	22,476	54,928	*/*
Raymond Mabel Herron	36,000	12,000	24,000	*/*
Winston Ledee	26,736	7,559	19,177	*/*
Wayne & Anne Marie Nunn (39)	6,000	2,000	4,000	*/*
Andrew Fuller	42,000	14,000	28,000	*/*
John Rudland	15,000	5,000	10,000	*/*
Denis Doyle	6,000	2,000	4,000	*/*
Nick Kinghorn	24,000	8,000	16,000	*/*
Mark and Deidra Rafferty (39)	6,000	2,000	4,000	*/*
Philip & Adele Nielsen (39)	255,406	75,101	180,305	1.3/0.9/*
Derek Kennedy	58,334	16,084	42,250	*/*
Philips Mark Router	40,500	13,500	27,000	*/*
John Anton George Quarry Pension (38)	93,000	31,000	62,000	*/*
Andrew Phillip Nute Personal Pension	25,500	8,500	17,000	*/*
Pace Export, (UK) LTD (21)	378,866	107,214	271,652	1.9/1.4
John and Aisling Murray (39)	10,500	3,500	7,000	*/*
Pat McMahon	9,000	3,000	6,000	*/*
Pat Rathborne	6,000	2,000	4,000	*/*
Michael & Rachel Kirkwood (39)	218,230	67,057	151,173	1.1/0.8
Andrew Thorpe	15,000	5,000	10,000	*/*
John Hirst	6,000	2,000	4,000	*/*
The Green Island Scheme (22)	46,298	12,074	34,224	*/*
Elena McCloskey	120,000	40,000	80,000	*/*
Dan McCloskey	7,500	2,500	5,000	*/*
Robin & Florence Waterer (39)	12,000	4,000	8,000	*/*
The Berkshire Trout Farm (23)	12,000	4,000	8,000	*/*
Kieran Middleton	6,000	2,000	4,000	*/*
Gregory Ledee	7,500	2,500	5,000	*/*

NAME OF EACH SELLING STOCKHOLDER	SHARES BENEFICIALLY OWNED PRIOR TO OFFERING	MAXIMUM SHARES OFFERED IN OFFERING	SHARES OWNED AFTER OFFERING	% SHARES BENEFICIALLY OWNED BEFORE /AFTER(1)
Rita Clare Mann	121,122	20,274	100,848	*/*
Anthony Roberts	101,438	25,360	76,078	*/*
Phillip Stewert and Wendy Adams (39)	40,522	10,131	30,391	*/*
Brian Gordon Gregory	20,262	5,065	15,197	*/*
Richard Boyers	12,130	3,033	9,097	*/*
PJ Meegan	40,428	10,107	30,321	*/*
Michael Stevenson	8,076	2,019	6,057	*/*
Roger Martindale	28,348	7,087	21,261	*/*
Martin Deal	20,184	5,046	15,138	*/*
Kishare Shah	24,180	6,045	18,135	*/*
Hydro Plant, Ltd (34)	104,872	28,218	76,654	*/*
Tim Smee	20,222	5,056	15,166	*/*
Robert Woolsey	20,184	5,046	15,138	*/*
Roy Roberts	36,384	9,096	27,288	*/*
Mark Mercer	40,270	10,068	30,202	*/*
Atlas Industries (35)	4,032	1,008	3,024	*/*
John Hardwick	20,206	5,052	15,154	*/*
Hassan Iqbal	20,210	5,052	15,158	*/*
James Whiteley Ure (18)	80,536	20,134	60,402	*/*
Gary & Jillian Muglach (39)	80,648	20,162	60,486	*/*
Donald and Jane Miller (39)	80,412	20,103	60,309	*/*
Rodney George	20,124	5,031	15,093	*/*
Vibracoustics, LTD (19)	100,746	25,186	75,560	*/*
Stephen Roberts	8,050	2,012	6,038	*/*
Tony Hay	40,248	10,062	30,186	*/*
Martin Scott	8,012	2,003	6,009	*/*
Henry L and Marianne Nieves (39)	321,976	80,494	241,482	1.6/ 1.2
Gareth Hopkins	8,010	2,002	6,008	*/*
Richard Massey (9)	8,034	2,008	6,026	*/*
Shane Scott	28,010	7,003	21,007	*/*
Martin Daly	8,040	2,010	6,030	*/*
Graham Powell	40,204	10,051	30,153	*/*
Robert Gordon Perkins	8,028	2,007	6,021	*/*
Chris B. Wilson	12,040	3,010	9,030	*/*
Sean Farrelly	20,094	5,024	15,070	*/*
Thomas Forster-Hall	72,368	18,092	54,276	*/*
Valentine Lee (27)	36,068	9,017	27,051	*/*
__________________

*
Represents less than one percent of the total number of shares outstanding. The percentage beneficially owned is based upon the number of share outstanding before the offering, plus the number of shares issuable upon exercise of any warrants by the named selling security holder.

1. Brian Daly and Bruce T. Bernstein  have control of this entity and share voting rights and investment control over the securities held.

2. Mitchell P. Kopin has control of this entity.

3. David Rios has control of this entity and a combined percentage of beneficial ownership under common control of 1.3% before and 0.9% after offering.

4. Robert G. Pederson II has control of this entity.

5. Joshua Silverman and Richard Abbe have control of this entity and share voting rights and investment control over the securities held.

6. Jeffery A. Porter has control of this entity and the combined percentage of beneficial ownership under common control remains under 1%.

7. Robert Warren has control of this entity.

8. Peter H. Watt has control of this entity.

9. Richard Massey has control of this entity and the combined percentage of beneficial ownership under common control remains under 1%.

10. Stephen McCraken has control of this entity and the combined percentage of beneficial ownership under common control remains under 1%.

11. Leo Brennan has control of this entity and the combined percentage of beneficial ownership under common control remains under 1%.

12. John Hodgkinson has control of this entity.

13. Peter Allen has control of this entity.

14. Patrick Mooney has control of this entity and the combined percentage of beneficial ownership under common control remains under 1%.

15. Advan Mayman has control of this entity.

16. Vipan Jain has control of this entity.

17. Rick Earley has control of this entity.

18. James Whiteley Ure has control of this entity and the combined percentage of beneficial ownership under common control remains under 1%.

19. David M. Jennaway has control of this entity.

20. Peter Collins has control of this entity.

21. Anthony T. Paine has control of this entity.

22. Ian and Madeline Bibby have control of this entity and share voting rights and investment control over the securities held.

23. Michael Stevenson has control of this entity.

24. Nicholas Tipler has control of this entity.

25. Brendan Quinn has control of this entity.

26. Neil Browne has control of this entity and the combined percentage of beneficial ownership under common control remains under 1%.

27. Valentine Lee has control of this entity and the combined percentage of beneficial ownership under common control remains under 1%.

28. John Greenwood has control of this entity.

29. Steward Harris has control of this entity.

30. Robert Harmelink has control of this entity and the combined percentage of beneficial ownership under common control remains under 1%.

31. Timothy Allen Pixley has control of this entity.

32. Edwin C. Heikkila, Jr. has control of this entity.

33. John A. and/or Paul W. Baughman have control of this entity and share voting rights and investment control over the securities held and the combined percentage of beneficial ownership under common control remains under 1%.

34. Bernard Marron has control of this entity.

35. Joseph Ward has control of this entity.

36. Malachy Brennan has control of this entity .

37. Paul Treacy and Margaret Treacy have control of this entity and share voting rights and investment control over the securities held.

38 . John Anton Quarry has control of this entity.

39 . Natural persons named share voting rights and investment control over the securities held.

We are registering shares for resale by the selling security holders in accordance with the registration rights granted to the selling security holders, none of whom is a broker-dealer or an affiliate of a broker-dealer, to the best of our knowledge based upon questionnaires executed by each selling security holder. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering, but the selling security holders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares, as well as the fees and expenses of their counsel. In addition, we have agreed to indemnify the selling security holders and certain affiliated parties, against certain liabilities, including liabilities under the Securities Act, in connection with the offering. Certain selling security holders have agreed to indemnify us against certain losses. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling our company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We will file a prospectus supplement to name any successors to any named selling security holder who are able to use the prospectus to resell the securities. All of the shares being registered for resale by the selling security holders were acquired from us in a private placement transaction, which is summarized under “Certain Transaction.”

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.  Because there is no current market for our common stock at this time, the selling security holders will sell their shares at a specific arbitrary fixed price of $3.00 per share and, in the event that an active market for our common stock should develop in the over-the-counter market or on the OTC Electronic Bulletin Board in the future, thereafter sales of our common stock will be at the then prevailing market prices or privately negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The company is required to pay certain fees and expenses incurred by the company incident to the registration of the shares. The company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

None of the Selling Security Holders is an affiliate of us, and none of them has had a material relationship with us during the past three years.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Company Capital Stock

At formation of the company in May 2007, the company was authorized to issue:

●	38,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”);

●	11,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

In March 2010, the Board approved and the stockholders ratified an increase in the number of authorized common shares to 65,000,000. To reflect this change, a certificate of amendment to the company’s certificate of incorporation was filed with the Secretary of state of the state of Delaware on March 22, 2010. The company currently has 19, 886 ,561 shares of company Common Stock issued and outstanding and 955,322 shares held in Treasury Stock. Of the 19, 886 ,561 shares outstanding, 3, 555 ,000 common shares are owned and controlled by Frederick C. Berndt, the company’s Chief Executive Officer. In addition, Mr. Berndt owns and controls Series A Preferred Stock (11,000,000 shares) which have the voting rights of 11,000,000 common shares. See “Security Ownership of Principal Stockholders and Management”

Common Stock

The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive ratably such dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

The Company is authorized to issue 11,000,000 shares of Preferred Stock from time to time in one or more series, in all cases ranking senior to the Common Stock with respect to payment of dividends, and in the event of the liquidation, dissolution or winding-up of the Company. There are currently 11,000,000 shares of Preferred Stock outstanding. The Board has the power, without stockholder approval, to issue shares of one or more series of Preferred Stock, at any time, for such consideration and with such relative rights, privileges, preferences and other terms as the Board may determine (including, but not limited to, terms relating to dividend rates, redemption rates, liquidation preferences and voting, sinking fund and conversion or other rights). The rights and terms relating to any new series of Preferred Stock could adversely affect the voting power or other rights of the holders of the Common Stock or could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

Series A Preferred Stock

The Company has designated 11,000,000 shares of Series A Preferred Stock with the following power, preferences and relative rights:

•	Dividend Rights.

The holders of Series A Preferred Stock shall have no dividend rights.

•	Liquidation Rights.

In the event of any liquidations, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series A Preferred Stock shall be treated the same as Common Stock holders on a pari passu basis.

•	Voting Rights

General Voting Rights. The holder of each share of Series A Preferred Stock shall be entitled to vote, together with the holders of Common Stock and other voting capital stock of the Company, with respect to any question upon which holders of Common Stock have the right to vote, except those matters required by law, to be submitted to a class vote of the holders of Series A Preferred Stock.

•	Conversion Rights

The holders of Series A Preferred Stock shall have no conversion rights into Common Stock.

Warrants

Class A Warrants

The company has outstanding Class A Warrants to purchase 1,988,666 shares as of June 15, 2010. Each Class A Warrant is exercisable in whole or in part at a price of $4.50 per share through June 30, 2012. The Class A Warrants have anti-dilution protection against stock splits, combinations, stock dividends, recapitalizations, mergers, consolidations and the like. The Class A Warrants are not callable and have no cashless exercise provisions.

Unclassified Warrants

The company has outstanding unclassified warrants to purchase 3,228,523 shares of Common Stock through June 30, 2012 exercisable in whole or in part at a price of $2.55 per share. These Unclassified Warrants also have anti-dilution protection against stock splits, combinations, stock dividends, recapitalizations, mergers, consolidations and the like. The unclassified Warrants are not callable and have no cashless exercise provisions.

Agency Warrants

In April 2010, the company issued to the Placement Agent of its equity offering Warrants to purchase 686,239 shares of common stock, exercisable in whole or in part at prices ranging from $2.55 to $4.50 per share. These Warrants have anti-dilution protection the same as our other Warrants. The Agency Warrants are not callable and contain cashless exercise provisions.

Dividend Policy

To date, the Company has not declared or paid any dividends on its Common Stock. The payment by the Company of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company’s earnings, if any, its capital requirements and financial condition, as well as other relevant factors. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain earnings, if any, for use in the Company’s business operations.

Transfer Agent

The transfer agent for the Common Stock is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004.

Reports to Stockholders

The Company intends to file on a Form 8-A registration statement with the Securities and Exchange Commission to register its Common Stock under the provisions of Section 12(g) of the Exchange Act. Such registration statement will require the Company to comply with periodic reporting, proxy solicitation and certain other requirements of the Exchange Act.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Delaware law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

As far as exculpation or indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors and officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

EXPERTS

The audited financial statements of the company and its subsidiary for the years ended December 31, 2009 and 2008 were audited by RBSM, LLP, and are included herein in reliance upon the authority of this firm as expert in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered by this prospectus is being passed upon for us by the law firm of Morse & Morse, PLLC, 1400 Old Country Road, Suite 302, Westbury, NY 11590. The law firm and its members own less than 1% of our outstanding common stock.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

At your request, we will provide you, without charge, a copy of any exhibits to its registration statement. If you want more information, write or call us at:

11 Good Energy, Inc.
4450 Belden Village Street, Suite 800, NW
Canton, OH 44718
Telephone: (330) 492-FUEL

Our fiscal year ends on December 31. As of the date of this prospectus, we have become a reporting company and will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC’s public reference room in Washington, D.C. You can receive copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that, which is contained in this prospectus. Each selling stockholder named herein will be offering to sell shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

11 GOOD ENERGY, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2009 and 2008	F-3

Consolidated Statements of Operations for the years ended December 31, 2009 and 2008 and from the period May 23, 2007 (date of inception) to December 31, 2009	F-4

Consolidated Statement of Stockholders’ Equity for the period from May 23, 2007 (date of inception) to December 31, 2009	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008 and from the period May 23, 2007 (date of inception) to December 31, 2009	F-6

Notes to Consolidated Financial Statements	F-7-F-33

Condensed Consolidated Balance Sheets as of June 30, 2010 (unaudited) and December 31, 2009	F-35

Condensed Consolidated Statements of Operations for the six months ended June 30, 2010 and 2009 and for the period May 23, 2007 (date of inception) through June 30, 2010 (unaudited)	F-36

Condensed Consolidated Statement of Stockholders’ Equity from May 23, 2007 (date of inception) through June 30, 2010 (unaudited)	F-37-F-38

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2010 and 2009 and for the period May 23, 2007(date of inception) through June 30, 2010 (unaudited)	F-39

Notes to Condensed Consolidated Financial Statements June 30, 2010 (unaudited)	F-40-F-44

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of 11 Good Energy, Inc.

We have audited the accompanying consolidated balance sheets of 11 Good Energy, Inc. and Subsidiary (the “Company”), a development stage company as of December 31, 2009 and 2008 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two-year period ended December 31, 2009 and for the period from May 23, 2007 (date of inception) to December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to the above present fairly, in all material respects, the financial position of 11 Good Energy, Inc. and Subsidiary as of December 31, 2009 and 2008, and the consolidated results of operations, stockholders’ equity and cash flows for each of the years in the two–year period ended December 31, 2009 and for the period from May 23, 2007 (date of inception) to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ RBSM LLP
New York, New York
April 16, 2010, except for Note 2, as which the date is July 9, 2010, and Note 3 as which the date is September 16, 2010

11 GOOD ENERGY, INC. AND SUBSIDARY
(a development stage company)
CONSOLDATED BALANCE SHEETS
DECEMBER 31, 2009 AND 2008
(RESTATED)

	2009	2008
ASSETS
Current assets:
Cash	$4,869,749	$-
Inventory	274,479	11,331
Accounts receivable, net	47,351	-
Other current assets	270,834	45,341
Total current assets	5,462,413	56,672

Property, plant and equipment, net	2,814,931	899,652

Other assets:
Available for sale securities	980,724	-
Goodwill	639,504	639,504
Total other assets:	1,620,228	639,504

Total assets	$9,897,572	$1,595,828

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$292,565	$861,456
Notes payable, related party	25,000	25,000
Convertible notes payable, net of discount	35,000	2,642,721
Total current liabilities	352,565	3,529,177

Commitments and contingencies

Stockholders' equity (deficit):
Series A Preferred stock, $0.0001 par value; 11,000,000 shares authorized, issued and outstanding	1,100	1,100
Common stock, $0.0001 par value; 38,000,000 shares authorized; 15,055,714 and 14,285,714 issued as of December 31, 2009 and 2008, respectively; 14,180,714 and 14,285,714 outstanding as of December 31, 2009 and 2008	1,506	1,429
Common stock subscribed-convertible note	6,477,739	-
Common stock subscribed	7,137,223	-
Additional paid in capital	6,563,877	1,408,943
Due from related party	-	(508,688)
Deficit accumulated during development stage	(9,385,942)	(2,836,133)
Accumulated other comprehensive income	49,504	-
Treasury stock, 875,000 shares as of December 31, 2009	(1,300,000)	-
Total stockholders' equity (deficit)	9,545,007	(1,933,349)

Total liabilities and stockholders' equity (deficit)	$9,897,572	$1,595,828
See the accompanying notes to these consolidated financial statements

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(RESTATED)

			From May 23, 2007
	Year ended December 31,		(date of inception) through
	2009	2008	December 31, 2009
REVENUE:
Sales	$84,218	$76,730	$177,934

Cost of sales	70,162	71,358	159,780

Gross profit	14,056	5,372	18,154

OPERATING EXPENSES:
General, selling and administrative expenses	3,580,932	1,131,103	5,342,738
Research and development	238,208	30,373	268,581
Depreciation	64,744	40,056	114,160
Total operating expenses	3,883,884	1,201,532	5,725,479

NET (LOSS) FROM OPERATIONS	(3,869,828)	(1,196,160)	(5,707,325)

Other income/(expense):
Interest income	27,324	19,430	55,239
Interest expense	(2,816,354)	(887,998)	(3,842,905)
Realized gain on sale of securities	107,849	-	107,849
Gain on sale of property, plant and equipment	1,200	-	1,200

Net loss before provision for income taxes	(6,549,809)	(2,064,728)	(9,385,942)

Provision for income taxes	-	-	-

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(6,549,809)	$(2,064,728)	$(9,385,942)

Net loss per common share (basic and fully diluted)	$(0.46)	$(0.14)	$(0.69)

Weighted average number of shares outstanding (basic and fully diluted)	14,291,248	14,285,714	13,599,781

Comprehensive loss:
Net loss	$(6,549,809)	$(2,064,728)	$(9,385,942)
Unrealized gain on securities available for sale	49,504	-	49,504

Comprehensive loss	$(6,500,305)	$(2,064,728)	$(9,336,438)

See the accompanying notes to these consolidated financial statements

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
From May 23, 2007 (date of inception) through December 31, 2009
(RESTATED)
													Accumulated
					Common stock		Common stock		Additional	Due from		Other	Deficit during
	Preferred		Common		To be issued		Subscribed		Paid in	Related	Treasury	Comprehensive	Development
	Stock	Amount	Stock	Amount	Stock	Amount	Stock	Amount	Capital	Party	Stock	Income	Stage	Total
May 23, 2007, date of inception	11,000,000	$1,100	9,700,000	$970	-	$-	$-	$-	$-	$-	$-	$-	$-	$2,070
Common stock issued for services to be rendered	-	-	300,000	30	-	-	-	-	155,970	-	-	-	-	156,000
Common stock issued to acquire 11 Good's Energy LTD	-	-	4,285,714	429	-	-	-	-	-	-	-	-	-	429
Beneficial conversion feature relating to the issuance of convertible notes	-	-	-	-	-	-	-	-	639,719	-	-	-	-	639,719
Increase in due from related party	-	-	-	-	-	-	-	-	-	(211,034)	-	-	-	(211,034)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(771,405)	(771,405)
Balance, December 31, 2007	11,000,000	1,100	14,285,714	1,429	-	-	-	-	795,689	(211,034)	-	-	(771,405)	(184,221)
Beneficial conversion feature relating to the issuance of convertible notes	-	-	-	-	-	-	-	-	613,254	-	-	-	-	613,254
Increase in due from related party	-	-	-	-	-	-	-	-	-	(297,654)	-	-	-	(297,654)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(2,064,728)	(2,064,728)
Balance, December 31, 2008	11,000,000	1,100	14,285,714	1,429	-	-	-	-	1,408,943	(508,688)	-	-	(2,836,133)	(1,933,349)
Beneficial conversion feature relating to the issuance of convertible notes	-	-	-	-	-	-	-	-	2,054,806	-	-	-	-	2,054,806
Common stock to be issued in exchange for convertible notes and accrued interest	-	-	-	-	2,540,290	6,477,739	-	-	-	-	-	-	-	6,477,739
Contribution of services by a related party	-	-	-	-	-	-	-	-	590,000	-	-	-	-	590,000
Sale of common stock	-	-	770,000	77	-	-	2,931,333	7,137,223	2,309,923	-	-	-	-	9,447,223
Fair value of options granted to directors	-	-	-	-	-	-	-	-	200,205	-	-	-	-	200,205
Increase in due from related party	-	-	-	-	-	-	-	-	-	(278,456)	-	-	-	(278,456)
Common stock re-acquired for cash	-	-	-	-	-	-	-	-	-	-	(450,000)	-	-	(450,000)
Common stock re-acquired for receivable due from related party and issuance of related party note	-	-	-	-	-	-	-	-	-	787,144	(850,000)	-	-	(62,856)
Unrealized gain on securities available for sale	-	-	-	-	-	-	-	-	-	-	-	49,504	-	49,504
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(6,549,809)	(6,549,809)
Balance, December 31, 2009	11,000,000	$1,100	15,055,714	$1,506	2,540,290	$6,477,739	2,931,333	$7,137,223	$6,563,877	$-	$(1,300,000)	$49,504	$(9,385,942)	$9,545,007

See the accompanying notes to these consolidated financial statements

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(RESTATED)
			From May 23, 2007
	Year ended December 31,		(date of inception) through
	2009	2008	December 31, 2009
Cash flows from operating activities:
Net loss for the period	$(6,549,809)	$(2,064,728)	$(9,385,942)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	94,010	40,192	144,009
Amortization of debt discount	2,512,084	688,329	3,307,777
Compensation of services by a related party	531,000	-	531,000
Compensation of services by a consultant	59,000	-	59,000
Fair value of options issued for services	200,205	-	200,205
Gain on sale of property and equipment	(1,200)	-	(1,200)
Realized gain on sale of securities available for sale	(107,849)	-	(107,849)
Changes in operating assets and liabilities:
Inventory	(263,148)	9,128	(248,243)
Accounts receivable	(47,351)	-	(47,351)
Other current assets	(225,493)	86,968	(110,661)
Increase (decrease) in:
Accounts payable and accrued liabilities	(418,599)	660,954	331,627
Net cash (used in) operating activities	(4,217,150)	(579,157)	(5,327,628)

Cash flows from investing activities:
Acquisition, net of cash acquired	-	-	(588,952)
Proceeds from sale of property and equipment	3,200	-	3,200
Purchase of property, plant and equipment	(1,971,697)	(781,879)	(2,890,650)
Proceeds from sale of securities available for sale	204,752	-	204,752
Purchase of securities available for sale	(1,028,123)	-	(1,028,123)
Net cash (used in) investing activities	(2,791,868)	(781,879)	(4,299,773)

Cash flows from financing activities:
Proceeds from sale of shares to founders	-	-	2,070
Due from related party	(278,456)	(289,169)	(787,144)
Proceeds from common stock subscription	9,447,223	-	9,447,223
Proceeds from issuance of convertible notes	4,855,000	1,600,000	8,039,323
Proceeds from related party note payable	-	25,000	25,000
Purchase of treasury stock	(450,000)	-	(450,000)
Payments of notes payable	-	(84,322)	(84,322)
Payments of convertible notes	(1,695,000)	-	(1,695,000)
Net cash provided by financing activities	11,878,767	1,251,509	14,497,150

Net increase (decrease) in cash and cash equivalents	4,869,749	(109,527)	4,869,749
Cash and cash equivalents at beginning of period	-	109,527	-

Cash and cash equivalents at end of period	$4,869,749	$(0)	$4,869,749

Supplemental disclosures of cash flow information:
Taxes paid	$-	$-	$-
Interest paid	$227,109	$-	$227,109

Non cash financing activities:
Common stock issued to acquire 11 Good's Energy, LTD	$-	$-	$429
Treasury stock received in exchange for related party note receivable and accrued interest	$787,144	$-	$787,144

See the accompanying notes to these consolidated financial statements

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 N OTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the presentation of the accompanying financial statements follows:

Basis and business presentation

11 Good Energy, Inc. (the “Company”) was incorporated under the laws of the State of Delaware on May 23, 2007. The Company is in the development stage, as defined by Accounting Standards Codification subtopic 915-10, Development Stage Entities (“ASC 915-10”) and is developing alternative fuel sources, particularly the manufacture and distribution of Bio-fuel products for diesel engine applications. To date, the Company has generated minimal sales revenues, has incurred expenses and has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from inception through December 31, 2009, the Company has accumulated a deficit through its development stage of $9,385,942.

The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiary 11 Good’s Energy, LTD (“11 Good’s”). All significant intercompany balances and transactions have been eliminated in consolidation.

Acquisition of 11 Good’s Energy, LTD

On October 23, 2007 the Company acquired all outstanding membership interests of 11 Good’s Energy, LTD (“11 Good’s”) for a purchase price of $723,559. The Company acquired all the assets and assumed all liabilities of 11 Good’s. There were no contingent payments, options or commitments associated with the acquisition. A summary of consideration is as follows:

Cash (including $111,900 of liabilities paid prior to closing)	$611,900
4,285,714 shares of the Company’s common stock at par value	429
Liabilities assumed	111,230
Total purchase price	$723,559

11 Good’s was an existing biodiesel manufacturer formed in the State of Ohio in February 2006. Historically, 11 Good’s has been in development stage primarily engaged in research activities to develop a proprietary manufacturing process to produce bio-fuel for diesel applications.

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

The allocation of the purchase price is as follows:

Cash	$22,948
Accounts receivable	4,173
Inventory	26,236
Property, plant and equipment	30,698
Goodwill	639,504

Assets acquired	$723,559
Less cash acquired	(22,948)
Acquisition, net of cash acquired	$700,611
Less liabilities assumend and common stock issued	(111,659)
Cash paid net of cash acquired	$588,952

The Company accounts for acquisitions in accordance with the provisions of ASC 805-10.  The Company assigns to all identifiable assets acquired, a portion of the cost of the acquired company equal to the estimated fair value of such assets at the date of acquisition. The Company records the excess of the cost of the acquired company over the sum of the amounts assigned to identifiable assets acquired as goodwill.

Management determined the fair values assigned to inventory based upon selling prices less cost of disposal and the Company’s profit allowance and the case of work in process less cost to complete. The Fair value of plant and equipment are based on current replacement costs.

The Company does not amortize goodwill. The Company recorded goodwill in the amount of $639,504 as a result of the acquisition of 11 Good’s Energy LTD during the year ended December 31, 2007.

The Company accounts for and reports acquired goodwill under Accounting Standards Codification subtopic 350-10, Intangibles-Goodwill and Other (“ASC 350-10”). In accordance with ASC 350-10, the Company tests its intangible assets for impairment on an annual or more often if events and circumstances warrant.. Any write-downs will be included in results from operations.

During the years ended December 31, 2009 and 2008, the Company management performed an evaluation of its goodwill for purposes of determining the implied fair value of the assets at the end of each respective year. The test indicated that the recorded remaining book value of its goodwill did not exceed its fair value for the years ended December 31, 2009 and 2008.  Considerable management judgment is necessary to estimate the fair value.  Accordingly, actual results could vary significantly from management’s estimates.

Unaudited proforma information for the acquisition of 11 Good’s has not been presented as the acquisition is not significant to the results of operations for the period from May 23, 2007 (date of inception) through December 30, 2009.

 Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosure. Accordingly, actual results could differ from those estimates. Such estimates include management’s assessments of useful lives of assets and related depreciation and amortization methods applied.

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

We recognize revenue from product sales in accordance with ASC 605 “Revenue Recognition”. Four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists (through written sales documentation); (2) delivery has occurred (through delivery into customer’s tanks and acceptance); (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. For criteria (1) we generate a sales order and a shipping document defining number of gallons of fuel ordered, delivery and payment terms based on standing customer data and the customers purchase order. For criteria (2) we ensure delivery has occurred by documented delivery terms defining where the customer accepts the fuel delivery. Fuel stored off site by the company remains as inventory until the customer receives the fuel from the offsite storage facility. For criteria (3) management determines the selling price based on feedstock costs and our desired margin level. Our selling price fluctuates as feedstock prices increase or decrease, primary the cost of soybean oil. Currently, management determines our selling price on a weekly basis. For criteria (4) we establish creditworthiness of the customer based on a review of established credit limits and current financial health of the entity placing the fuel order. Provisions for estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded, although we have not experienced any such items to date and do not expect any significant provisions in the future. We have no discount, rebate or warranty programs. Payments received in advance are deferred until revenue recognition is appropriate. We have no post-delivery obligations related to our products.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Fair Values

In the first quarter of fiscal year 2008, the Company adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”). ASC 820-10 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. ASC 820-10 delays, until the first quarter of fiscal year 2009, the effective date for ASC 820-10 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of ASC 820-10 did not have a material impact on the Company’s financial position or operations. Refer to Footnote 13 for further discussion regarding fair valuation.

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivable

The Company assesses the realization of its receivables by performing ongoing credit evaluations of its customers’ financial condition. Through these evaluations, the Company may become aware of a situation where a customer may not be able to meet its financial obligations due to deterioration of its financial viability, credit ratings or bankruptcy. The Company’s reserve requirements are based on the best facts available to the Company and are reevaluated and adjusted as additional information is received. The Company’s reserves are also based on amounts determined by using percentages applied to certain aged receivable categories. These percentages are determined by a variety of factors including, but not limited to, current economic trends, historical payment and bad debt write-off experience. Allowance for doubtful accounts for accounts receivable was $-0- as of December 31, 2009.

Available for Sale Securities

Available-for-sale securities are recorded at fair value with the net unrealized gains and losses (that are deemed to be temporary) reported, net of tax, as a component of other comprehensive income. Realized gains and losses and charges for other-than-temporary impairments are included in determining net income, with related purchase costs based on the first-in, first-out method.

Segment information

Accounting Standards Codification subtopic Segment Reporting 280-10 (“ASC 280-10”) which establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. ASC 280-10 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The Company applies the management approach to the identification of our one reportable operating segment as provided in accordance with ASC 280-10. The information disclosed herein materially represents all of the financial information related to the Company’s principal operating segment.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development cost must be charged to expense as incurred. Accordingly, internal research and developments cost is expensed as incurred.

The Company incurred expenditures of $238,208, $30,373 and $268,581 on research and product development for the years ended December 31, 2009, 2008 and from May 23, 2007 (date of inception) through December 31, 2009, respectively.

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 10 years.

Long-Lived Assets

The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes include, but not limited to, accounting for intangibles, debt discounts associated with convertible debt, equity based compensation and depreciation and amortization. The adoption of ASC 740-10 did not have a material impact on the Company’s consolidated results of operations or financial condition.

Comprehensive income

The Company adopted Accounting Standards Codification subtopic 220-10, Comprehensive Income (“ASC 220-10”) which establishes standards for the reporting and displaying of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business during a period from transactions and other events and circumstances from non-owners sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. ASC 220-10 requires other comprehensive income (loss) to include foreign currency translation adjustments and unrealized gains and losses on available for sale securities.

 11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Loss per share

The Company has adopted Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”) specifying the computation, presentation and disclosure requirements of earnings (loss) per share information. Basic loss per share has been calculated based upon the weighted average number of common shares outstanding. As of December 31, 2009 and 2008, common equivalent shares are excluded from the computation of the diluted loss per share as their effect would be anti-dilutive.

Intangible assets

The Company accounts for acquisitions in accordance with the provisions of ASC 805-10. The Company assigns to all identifiable assets acquired (including identifiable intangible assets), and to all identifiable liabilities assumed, a portion of the cost of the acquired company equal to the estimated fair value of such assets and liabilities at the date of acquisition. The Company records the excess of the cost of the acquired company over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed, if any, as goodwill.

As a result of the acquisition 11 Good’s Energy LTD on October 23, 2007, the Company acquired goodwill in the aggregate amount of $639,504.

 During the years ended December 31, 2009 and 2008, the Company management performed an evaluation of its goodwill for purposes of determining the implied fair value of the assets at the end of each respective year. The test indicated that the recorded remaining book value of its goodwill did not exceed its fair value for the years ended December 31, 2009 and 2008.  Considerable management judgment is necessary to estimate the fair value.  Accordingly, actual results could vary significantly from management’s estimates.

Concentrations of credit risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Dependency on key management

The future success or failure of the Company is dependent primarily upon the continued services of its key executives and founder, in particular, the services of efforts Frederick C. Berndt, Chief Executive Officer, Gary R. Smith, the company’s Chief Operating Officer, and Daniel T. Lapp, the company’s Chief Financial Officer. The ability of the company to pursue its business strategy effectively will also depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced managerial, marketing, engineering and technical personnel. There can be no assurance that the company will be able to retain or recruit such personnel.

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock based compensation

The Company has adopted Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in ASC 505-50. On July 22, 2009, the Company granted 500,000 fully vested options to directors to purchase shares of the Company’s common stock at $3.00 per share over three years. The fair value of $200,205 was charged to current period operations.

Recent accounting pronouncements

In February 2010 the FASB issued Update No. 2010-09 “Subsequent Events (Topic 855)” (“2010-09”). 2010-09 clarifies the interaction of Accounting Standards Codification 855 “Subsequent Events” (“Topic 855”) with guidance issued by the Securities and Exchange Commission (the “SEC”) as well as the intended breadth of the reissuance disclosure provision related to subsequent events found in paragraph 855-10-50-4 in Topic 855. This update is effective for annual or interim periods ending after June 15, 2010. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In February 2010 the FASB issued Update No. 2010-08 “Technical Corrections to Various Topics” (“2010-08”). 2010-08 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-06 “Fair Value Measurements and Disclosures—Improving Disclosures about Fair Value Measurements” (“2010-06”). 2010-06 requires new disclosures regarding significant transfers between Level 1 and Level 2 fair value measurements, and disclosures regarding purchases, sales, issuances and settlements, on a gross basis, for Level 3 fair value measurements. 2010-06 also calls for further disaggregation of all assets and liabilities based on line items shown in the statement of financial position. This amendment is effective for fiscal years beginning after December 15, 2010 and interim periods within those fiscal years. The Company is currently evaluating whether adoption of this standard will have a material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-05 “Compensation—Stock Compensation—Escrowed Share Arrangements and Presumption of Compensation” (“2010-05”). 2010-05 re-asserts that the Staff of the Securities Exchange Commission (the “SEC Staff”) has stated the presumption that for certain shareholders escrowed shares represent a compensatory arrangement. 2010-05 further clarifies the criteria required to be met to establish a position different from the SEC Staff’s position. The Company does not believe this pronouncement will have any material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-04 “Accounting for Various Topics—Technical Corrections to SEC Paragraphs” (“2010-04”). 2010-04 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

In January 2010 the FASB issued Update No. 2010-02 “Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification” (“2010-02”) an update of ASC 810 “Consolidation.” 2010-02 clarifies the scope of ASC 810 with respect to decreases in ownership in a subsidiary to those of a: subsidiary or group of assets that are a business or nonprofit, a subsidiary that is transferred to an equity method investee or joint venture, and an exchange of a group of assets that constitutes a business or nonprofit activity to a non-controlling interest including an equity method investee or a joint venture. Management, does not expect adoption of this standard to have any material impact on its financial position, results of operations or operating cash flows. Management does not intend to decrease its ownership in wholly-owned subsidiary.

NOTE 2 – LIQUIDITY

On May 26, 2010, the Company’s board of directors voted not to build a second production facility until additional capital is obtained from either additional debt or equity financing. As a result, the Company now anticipates that its present cash balances to be sufficient to support its operations and budgeted capital expenditures into 2011 even though the Company has incurred net losses of $9,385,942 and used $5,327,628 in cash from May 23, 2007 (date of inception) through December 31, 2009.

NOTE 3 – RESTATEMENT

The Company restated the financial statements for the years ended December 31, 2009, 2008 and from May 23, 2007 (date of inception) through December 31, 2009 to correct the determined fair values allocated to the non-monetary assets acquired with the purchase of  11 Good Energy LTD and the related amortization.

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 3 – RESTATEMENT (continued)

The following table summarizes the effects of these adjustments on the Company’s consolidated balance sheet as of December 31, 2009:

Consolidated Balance Sheet
December 31, 2009

	As Previously Reported	Adjustment		Reference	As Restated

Current assets	$5,462,413	$			$5,462,413
Property, plant and equipment	2,794,652		20,279	1	2,814,931
Available for sale securities	980,724				980,724
Intangible assets, net	478,212		161,292	2	639,504

Total assets:	9,716,001		181,571		9,897,572

Current liabilities	352,565				352,565

Stockholders’ equity:
Preferred stock	1,100				1,100
Common stock	1,506				1,506
Common stock subscribed-convertible note	6,477,739				6,477,739
Common stock subscribed	7,137,223				7,137,223
Additional paid in capital	6,563,877				6,563,877
Deficit accumulated during development stage	(9,567,513)		181,571	3	(9,385,942)
Accumulated other comprehensive income	49,504				49,504
Treasury stock	(1,300,000)				(1,300,000)
Total stockholders’ equity	9,363,436		181,571		9,545,007

Total liabilities and stockholders’ equity	$9,716,001		$181,571		$9,897,572

1	Correction in recording acquired property, plant and equipment at fair value with acquisition of 11 Good’s Energy, LTD, net of depreciation correction
2	Reduction in the recorded fair value assigned to the fair value of the identified intangible assets to $0 and recording goodwill of $639,504
3	Corresponding correction of the amortization and depreciation due to determined fair value change

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 3 – RESTATEMENT (continued)

Consolidated Balance Sheet
December 31, 2008

	As Previously Reported	Adjustment		Reference	As Restated

Current assets	$56,672	$			$56,672
Property, plant and equipment, net	879,373		20,279	1	899,652
Intangible assets, net	562,830		76,674	2	639,504

Total assets:	1,498,875		96,953		1,595,828

Current liabilities	3,529,176		1	4	3,529,177

Stockholders’ deficit
Preferred stock	1,100				1,100
Common stock	1,429				1,429
Additional paid in capital	1,408,943				1,408,943
Due to related party	(508,688)				(508,688)
Deficit accumulated during development stage	(2,933,085)		96,952	3,4	(2,836,133)
Total stockholders’ deficit	(2,030,301)		96,953		(1,933,349)

Total liabilities and stockholders’ deficit	$1,498,875		$96,953		$1,595,828

1	Correction in recording acquired property, plant and equipment at fair value with acquisition of 11 Good’s Energy, LTD, net of depreciation correction
2	Reduction in the recorded fair value assigned to the fair value of the identified intangible assets to -0 and recording goodwill of $639,504
3	Corresponding correction of the amortization and depreciation due to determined fair value change
4	Minor error correction due to rounding ($1).

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 3 – RESTATEMENT (continued)

Consolidated Statement of Operations
Year ended December 31, 2009

	As Previously Reported	Adjustment		Reference	As Restated

Sales	$84,218	$			$84,218
Cost of sales	72,707		(2,545)	1	70,162
Gross profit	11,511		2,545		14,056

Operating expenses:
General, selling and administrative	3,580,934		(2)	3	3,580,932
Research and development	238,208				238,208
Depreciation and amortization	146,816		(82,072)	1,2	64,744
Total operating expenses	3,965,958		(82,074)		3,883,884

Other income (expense) unchanged	(2,679,980)		(1)	3	(2,679,981)

Income taxes	-				-

Net loss	(6,634,427)		84,618	1,2,3	(6,549,809)

Net loss per common share	(0.46)		0.00		(0.46)

1.	Correct allocation of cost of sales depreciation for change in recording fair value of property, plant and equipment at the date of acquisition.
2.	Correct amortization of intangible assets recorded as a result of determining $0 value assigned to intangible assets at the date of acquisition.
3.	Minor error correction due to rounding.

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 3 – RESTATEMENT (continued)

Consolidated Statement of Operations
Year ended December 31, 2008

	As Previously Reported	Adjustment		Reference	As Restated

Sales	$76,730	$			$76,730
Cost of sales	71,359		(1)	3	71,358
Gross profit	5,371		1		5,372

Operating expenses:
General, selling and administrative	1,242,363		(111,260)	3,4	1,131,103
Research and development	30,373				30,373
Depreciation and amortization	124,673		(84,617)	1,2	40,056
Total operating expenses	1,397,409		(195,877)		1,201,532

Other income (expense) unchanged	(868,568)				(868,568)

Income taxes	-				-

Net loss	(2,260,606)		195,878	1,2,3	(2,064,728)

Net loss per common share	(0.16)		0.02		(0.14)

1.	Correct allocation of cost of sales depreciation for change in recording fair value of property, plant and equipment at the date of acquisition.
2.	Correct amortization of intangible assets recorded as a result of determining $0 value to intangible assets at the date of acquisition.
3.	Minor error correction due to rounding.
4.	Correction of duplicate recording of amounts classified to expense for liabilities paid on behalf of 11 Good’s Energy Ltd. which were also included in the purchase price allocation.

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 3 – RESTATEMENT (continued)

Consolidated Statement of Operations
From May 23, 2007 (date of inception through December 31, 2009

	As Previously Reported	Adjustment		Reference	As Restated

Sales	$177,934	$			$177,934
Cost of sales	161,902		(2,122)	1	159,780
Gross profit	16,032		2,122		18,154

Operating expenses:
General, selling and administrative	5,341,396		1,342	2	5,342,738
Research and development	268,581				268,581
Depreciation and amortization	294,951		(180,791)	2	114,160
Total operating expenses	5,904,928		(179,449)		5,725,479

Other income (expense)	(3,678,616)		(1)	3	(3,678,617)

Income taxes	-				-

Net loss	(9,567,512)		181,570	1,2,3	(9,385,942)

Net loss per common share	(0.70)		0.01		(0.69)

1.	Correct allocation of cost of sales depreciation
2.	Correct amortization of intangible assets recorded as a result of determining $0 value assigned at the date of acquisition, including reclassification of general, selling and administrative expenses.
3.	Minor error correction due to rounding.

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 3 – RESTATEMENT (continued)

Consolidated Statement of Cash Flows
For the year ended December 31, 2009

	As Previously Reported	Adjustment	Reference	As Restated

Cash flows from operating activities:
Net loss	$(6,634,427)	$84,618	1	$(6,549,809)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	178,628	(84,618)	1	94,010
Other operating activities (unchanged)	2,212,849	25,800	2	2,238,649

Net cash used in operating activities	(4,242,950)	25,800		(4,217,150)

Net cash used in investing activities (unchanged)	(2,791,868)			(2,791,868)

Net cash provided in financing activities (unchanged)	11,904,567	(25,800)	2	11,878,767

Net increase in cash	4,869,749			4,869,749
Cash and cash equivalents , beginning of period	-			-
Cash and cash equivalents, end of period	4,869,749			4,869,749

1	Correction of amortization and depreciation due to change in fair values.
2	To correct net proceeds from sale of stock for accrual of broker fees.

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 3 – RESTATEMENT (continued)

Consolidated Statement of Cash Flows
For the year ended December 31, 2008

	As Previously Reported	Adjustment	Reference	As Restated

Cash flows from operating activities:
Net loss	$(2,260,605)	$195,877	1	$(2,064,728)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	124,810	(84,618)	1,2	40,192
Other operating activities	1,565,093	(119,714)		1,445,379

Net cash used in operating activities	(570,703)	(8,454)		(579,157)

Net cash used in investing activities (unchanged)	(781,848)	(31)	2	(781,879)

Net cash provided in financing activities (unchanged)	1,243,024	8,485	2	1,251,509

Net increase in cash	(109,527)			(109,527)
Cash and cash equivalents , beginning of period	109,527			109,527
Cash and cash equivalents, end of period	-			-

1	Correction of amortization and depreciation due to change in fair values.
2	Reclassification error

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 3 – RESTATEMENT (continued)

Consolidated Statement of Cash Flows
From May 23, 2007 (date of inception) through December 31, 2009

	As Previously Reported	Adjustment	Reference	As Restated

Cash flows from operating activities:
Net loss	$(9,567,512)	$181,570	1,2	$(9,385,942)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	326,923	(182,914)	1	144,009
Other operating activities	3,574,476	339,829	2,3	3,914,305

Net cash used in operating activities	(5,666,113)	338,485		(5,327,628)

Net cash used in investing activities	(3,902,765)	(397,008)	2	(4,299,773)

Net cash provided in financing activities	14,438,627	58,523	2,3	14,497,150

Net increase in cash	4,869,749			4,869,749
Cash and cash equivalents , beginning of period	-			-
Cash and cash equivalents, end of period	4,869,749			4,869,749

1.	Correction of amortization and depreciation due to change in fair values
2.	Correction of errors in recording acquisition accounting of 11 Good’s Energy LTD and financing costs incurred.
3.	To correct net proceeds from sale of stock for accrual of broker fees.

NOTE 4 - INVENTORIES

Inventory is stated at the lower of cost or market. The cost is determined using the first-in first-out method. Costs of finished goods inventory include costs associated with the procurement and transportation of Soybean oil and other raw materials used in the manufacture of G2 Diesel. Costs of inventories are reduced by applicable government excise tax rebates.

As of December 31, 2009 and 2008, inventories consisted of the following:

	2009	2008
Raw materials	$174,152	$11,331
Finished fuel	100,327	—
Total	$274,479	$11,331

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 5 – OTHER CURRENT ASSETS

Other assets as of December 31, 2009 and 2008 are comprised of the following:

	2009	2008
Prepaid inventory	$110,000	$—
Prepaid fuel/product testing	99,925	—
Prepaid consulting	45,000	39,000
Prepaid other	9,568	—
Accounts receivable, other	4,178	4,178
Rental deposit	2,163	2,163
Total	$270,834	$45,341

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

The Company’s property, plant and equipment at December 31, 2009 and 2008 consist of the following:

	2009	2008
Leasehold improvements	$312,927	$253,448
Factory equipment	2,325,754	521,308
Furniture and fixtures	21,709	12,458
Office equipment	20,545	18,777
Vehicles	91,642	26,300
Computer equipment and software	138,243	76,239
Web design	40,250	40,250
Total	2,951,070	948,780
Less accumulated depreciation	136,139	49,128
Net	$2,814,931	$899,652

Property and equipment are recorded on the basis of cost. For financial statement purposes, property, plant and equipment are depreciated using the straight-line method over their estimated useful lives.

Expenditures for repair and maintenance which do not materially extend the useful lives of property and equipment are charged to operations. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations. Management periodically reviews the carrying value of its property and equipment for impairment.

Depreciation expense was $94,010 and $40,192 for the year ended December 31, 2009 and 2008, respectively, of which $29,267 and $137 was included as part of cost of sales for the year ended December 31, 2009 and 2008, respectively.

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 7 – AVAILABLE-FOR-SALE SECURITIES

Cost and fair value of marketable equity securities at December 31, 2009 and 2008 are as follows:

	2009	2008

Available for sale securities:
Equity securities:
Fair value	$980,724	$—
Total gains in accumulated other comprehensive income	$49,504	—

During the year ended December 31, 2009, the Company realized an aggregate realized gain of $107,849 with the sales of marketable securities. Unrealized gains (losses) are accounted for as other comprehensive income (loss).

NOTE 8 – NOTE PAYABLE, RELATED PARTY

Note payable, related party is due to shareholder and officer and is comprised of a non interest bearing demand note. The note was issued in exchange for acquisition of treasury shares.

NOTE 9 – CONVERTIBLE NOTES PAYABLE

Since inception, the Company issued an aggregate of $7,930,000 unsecured convertible notes payable due June 30, 2009 bearing interest at 8% per annum.

The convertible notes payable (which include principal and accrued interest thereon) are convertible at a price (the “Conversion Price”) based upon a 15% discount to the next established equity offering price per share (the “Conversion Shares”).

In accordance with Accounting Standards Codification subtopic 470-20, Debt-Debt With Conversion and Other Options (“ASC 470-20”), the Company recognized an embedded beneficial conversion feature present in the notes. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $2,353,595 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the notes. The debt discount attributed to the beneficial conversion feature is amortized over the notes’ maturity period (till June 30, 2009) as interest expense.

In connection with the issuance of the notes, as of December 31, 2009, the Company issued a commitment to issue detachable warrants granting the holders the right to acquire an aggregate of 3,206,956 shares of the Company’s common stock at $2.55 per share. The warrants expire on June 30, 2012. In accordance with ASC 470-20, the Company recognized the value attributable to the warrants in the amount of $954,184 to additional paid in capital and a discount against the notes. The Company valued the warrant commitment in accordance with ASC 470-20 using the Black-Scholes pricing model and the following assumptions: contractual terms of 3 to 5 years, an average risk free interest rate of 1.30% to 4.22%, a dividend yield of 0%, and volatility of 110.19% to 162.99%. The debt discount attributed to the value of the warrant commitment issued is amortized over the notes’ maturity period (till June 30, 2009) as interest expense.

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 9 – CONVERTIBLE NOTES PAYABLE (continued)

Amortization of $2,512,085 and $688,329 was recorded for the years ended December 31, 2009 and 2008, respectively.

During the year ended December 31, 2009, the Company paid $1,695,000 in settlement of certain convertible notes. No gain or loss was recorded in the settlement of the notes.

As of December 31, 2009, the Company has issued an aggregate of 2,540,290 shares of its common stock in settlement of $6,477,739 convertible notes payable and accrued interest. The value of the common shares issued did not materially differ from the face value of the convertible notes and accrued interest.

As of December 31, 2009; the Company has a remaining $35,000 convertible note payable. The remaining convertible note was paid and or converted as of January 31, 2010, completing the conversion of debt to common stock.

The following schedule presents the convertible note balance for the years ending:

	2009	2008

Convertible Notes payable	$35,000	$3,100,000
Unamortized debt discount	—	(457,279)
	$35,000	$2,642,721

NOTE 10 – CAPITAL STOCK

Preferred stock

On June 22, 2007, the Board of Directors designated 11,000,000 shares as Series A preferred stock (“Series A Preferred Stock”), with a par value of $0.0001 per share. The preferred stock is not entitled to any preference upon liquidation, dividend rights and has no conversion rights into the Company’s common stock. The Series A Preferred Stock is entitled to one vote equivalent to one share of common stock on the record date for the vote or consent of shareholders, and with respect to such vote, each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of the Company’s common stock.

On June 22, 2007, the Company issued at par value an aggregate of 11,000,000 shares of preferred stock to founders for activities prior to the formation of the Company and relating to its incorporation.

Common stock

On May 23, 2007, the Company issued at par value an aggregate of 9,700,000 shares of common stock to founders for activities prior to the formation of the Company and relating to its incorporation. .

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 10 – CAPITAL STOCK (continued)

On June 27, 2007, the Company issued an aggregate of 300,000 shares of common stock in exchange for future services. The fair value of the common stock was determined by management in consultation with an independent consultant  and did not differ materially from the services to be provided. Management assumes all responsibility for the amounts recorded as a result of the consulting services performed.

On October 23, 2007, the Company issued an aggregate of 4,285,714 shares of its common stock in connection with the acquisition of 11 Good’s.

As of December 31, 2009, the Company has received net proceeds of $9,447,223, through the subscription for the sale of units of common stock or warrants consisting of 3,701,333 shares of common stock and 1,850,667 warrants.

NOTE 11 – OPTIONS AND WARRANTS

Employee options:

The following table summarizes options outstanding and the related prices for the shares of the Company’s common stock issued to employees at December 31, 2009:

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$3.00	500,000	2.55	$3.00	500,000	$3.00

Transactions involving stock options issued to non employees are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2007:	—	$—
Granted	—	—
Exercised	—	—
Canceled or expired	—	—
Outstanding at December 31, 2008:	—
Granted	500,000	3.00
Exercised	—	—
Canceled or expired	—	—
Outstanding at December 31, 2009:	500,000	$3.00

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 11 – OPTIONS AND WARRANTS (continued)

On July 22, 2009, the Company granted an aggregate of 500,000 fully vested employee stock options to directors in connection with services rendered at the exercise price of $3.00 over three years.

The fair values of the vesting non employee options were determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	161.79%
Risk free rate:	1.50%
Expected option life	3 years

The fair value of $200,205 was charged to current period operations.

  Warrants

The following table summarizes in warrants outstanding and the related prices for the shares of the Company’s common stock issued to employees at December 31, 2009:

	Warrants Outstanding			Warrants Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$2.55	3,206,956	2.50	$2.55	3,206,956	$2.55

Transactions involving warrants issued are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2007:	—	$—
Granted	—	—
Exercised	—	—
Canceled or expired	—	—
Outstanding at December 31, 2008:	—
Granted	3,206,956	2.55
Exercised	—	—
Canceled or expired	—	—
Outstanding at December 31, 2009:	3,206,956	$2.55

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 12 – COMMITMENTS AND CONTINGENCIES

In connection with the issuance of convertible notes (see Note 8 above), the Company issued a commitment to issue detachable warrants granting the holders the right to acquire an aggregate of 3,206,956 shares of the Company’s common stock at $2.55 per share. The warrants expire on June 30, 2012. The Company valued the warrant commitment in accordance with ASC 470-20 using the Black-Scholes pricing model and the following assumptions: contractual terms of 3 to 5 years, an average risk free interest rate of 1.30% to 4.95%, a dividend yield of 0%, and volatility of 105.07% to 162.99%. The debt discount attributed to the value of the warrant commitment issued is amortized over the notes’ maturity period (till June 30, 2009) as interest expense. During the year ended December 31, 2009, the Company issued an aggregate of 3,206,956 warrants in connection with the convertible notes.

Employment and consulting contracts

The Company entered into employment agreements with certain officers and employees of the Company each for a term ranging from 12 to 36 months. Total annual base salaries under these agreements are $551,000.

In the event certain employment agreements are terminated other than for cause, the company shall pay a lump sum on the date of termination, severance compensation to the executive in an amount equal to the sum of executive’s salary and bonus paid in the prior fiscal year. In the event the employment contract expires and the executive is not rehired in the same position under the terms and conditions of a new executive employment agreement mutually acceptable to the parties or in the event executive dies or becomes disabled, the company shall pay in lump sum on the date of termination severance compensation in an amount equal to the sum of executive’s salary and bonus paid in the prior fiscal year. In addition, executive (except in the case of his death) shall be entitled to continue health benefits for a period of 18 months or until the executive is employed full time with another employer.

The Company has entered into consulting agreements with individuals responsible for creating political liaisons, government agency and investor relations. The agreements are generally for a term of one year or less from inception and renewable unless either the Company or the consultant terminates such agreement by written notice. The Company incurred $750,996 and $289,190 in fees to these individuals for the years ended December 31, 2009 and 2008, respectively, in a consulting role.

The Company has two commitments for business consulting services. One contract is from October 1, 2009 through September 30, 2010 at a rate of $20,000 per month. The other is from March 31, 2009 through March 31, 2010 at a rate of $30,000 per month, generating a total commitment of $270,000 for 2010.

Lease contracts

The Company leases its office space and warehouse facility for $4,501 per month through August 31, 2011. The Company has determined not to record deferred rent in order to recognize rent expense over the term of the lease on a straight line basis, as the amount has been determined to be immaterial to the overall consolidated financial statements. Rent expense for the twelve months ended December 31, 2009 and 2008 was $35,376 and $26,552, respectively. The renegotiated lease payments are reflected in the table below.

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 12 – COMMITMENTS AND CONTINGENCIES (continued)

Future minimum lease payments are as follows for the year ending December 31:

Year ended December 31,
2010	$54,012
2011	36,008
Total	$90,020

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

NOTE 13 – RELATED PARTY TRANSACTIONS

Due from related party

Pursuant to his employment agreement, Frederick C. Berndt entered into a revolving note agreement with the Company beginning on November 11, 2007. The Company initiated the note arrangement to allow Mr. Berndt to assist the Company, primarily in the early stages of development, personally with operating capital as required. In addition, the Company initiated the note to allow the Company to assist Mr. Berndt with cash advances used for costs incurred during the process of improving the Company’s marketing, political and regulatory exposure. The cash advances exceeded the amounts of reimbursable costs resulting in amounts Mr. Berndt owed back to the Company. Mr. Berndt has agreed to reimburse the Company for the excess costs of these promotions. These costs consisted primarily of travel and sponsorship costs. The Company charges 5% interest per annum calculated on the last day of the year based on a average of the quarterly balance of the note. The balance of the note including interest of $27,915 becomes due on December 31, 2009, with a term of 30 days to settle the note payable.

On December 15, 2009, the Company accepted 425,000 shares of the Company’s common stock held by Mr. Berndt in full settlement of the outstanding note receivable and related accrued interest for $787,144 and recorded an obligation to Mr. Berndt for $62,856. The fair value of the shares issued was determined based on the recent sale of the Company’s common stock.

Consistent with ASC 505-10-45 (“Equity-Other Presentation”), the amount recorded on the balance sheet is presented as a deduction from stockholders’ equity (deficit). This is also consistent with Rule 5-02.30 of Regulation S-X of the Code of Federal Regulations.

Facilities

Since April 1, 2008, the Company has occupied warehouse space provided by one of the Company’s founders. The Company agreed to pay a total of $1 per month for the space. The Company records this fee as rent expense when incurred. During this time period, the Company constructed a leasehold improvement to the leased warehouse space for the purpose of locating our bio-fuel manufacturing facility.

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 13 – RELATED PARTY TRANSACTIONS (continued)

Donated Capital

During the year ended December 31, 2009; the Company’s Chief Executive Officer transferred 100,000 personally owned shares of the Company’s common stock for services rendered to the Company by an outside consultant and 900,000 shares to members of the board of directors. The fair value of $531,000 was charged to operations with an offset to additional paid in capital.

NOTE 14 – FAIR VALUE

ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed is determined based on the lowest level input that is significant to the fair value measurement.

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 14 – FAIR VALUE (continued)

Items recorded or measured at fair value on a recurring basis in the accompanying consolidated financial statements consisted of the following items as of December 31, 2009:

	Total	Quoted Prices in Active Markets for Identical Instruments Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Assets:
Securities available for sale	$980,724	$980,724	$0	$0
Total	$980,724	$980,724	$0	$0

The Company adopted the provisions of ASC 825-10 prospectively effective as of the beginning of Fiscal 2008. For financial assets and liabilities included within the scope of ASC 825-10, the Company will be required to adopt the provisions of ASC 825-10 prospectively as of the beginning of Fiscal 2009. The adoption of ASC 825-10 did not have a material impact on our consolidated financial position or results of operations.

The fair value of the assets, securities available for sale, at December 31, 2009 was grouped as Level 1 valuation as the market price was readily available.

NOTE 15 – INCOME TAXES

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes include, but not limited to, accounting for intangibles, debt discounts associated with convertible debt, equity based compensation and depreciation and amortization.

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 15 – INCOME TAXES (continued)

At December 31, 2009, the Company has available for federal income tax purposes a net operating loss carryforward of approximately $5,609,498, of which $3,910,122 expires in the year 2029, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Based upon the change in ownership rules under section 382 of the Internal Revenue Code of 1986, if in the future the Company issues common stock or additional equity instruments convertible in common shares which result in an ownership change exceeding the 50% limitation threshold imposed by that section, all of the Company’s net operating losses carryforwards may be significantly limited as to the amount of use in a particular years. Components of deferred tax assets as of December 31, 2009 are as follows. All or portion of the remaining valuation allowance may be reduced in future years based on an assessment of earnings sufficient to fully utilize these potential tax benefits.

At December 31, 2009, the significant components of the deferred tax assets (liabilities) are summarized below:

Net operating loss carry forwards expiring through 2029	$5,609,498

Tax Asset	1,963,324
Less valuation allowance	(1,963,324)
Balance	$—

Net operating loss carry forwards 2007	$638,693
Net operating loss carry forwards 2008	1,060,683
Net operating loss carry forwards 2009	3,910,122
Balance	$5,609,498

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expenses. As of December 31, 2009 and 2008, the Company has no unrecognized tax benefit from uncertain tax positions, including interest and penalties.

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as follows:

	December 31,
	2009	2008
Statutory federal income tax rate	35.0%	35.0%
State income taxes and other	0.0%	0.0%

Effective tax rate	35.0%	35.0%

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following:

11 GOOD ENERGY, INC. AND SUBSIDIARY
 (a development stage company)
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2009 AND 2008
(RESTATED)

NOTE 15 – INCOME TAXES (continued)

	December 31,
	2009	2008
Deferred Tax Asset: (Liability)

Net operating loss carry forward	$641,569	$196,917
Depreciation	35,628	17,215
Travel and entertainment	39,525	13,277
Debt Discount	1,157,722	278,493
Deferred compensation and taxes	88,880	88,880
Subtotal	1,963,324	594,782
Valuation allowance	1,963,324	594,782

Net Deferred Tax Asset (Liability)	$—	$—

NOTE 16 – SUBSEQUENT EVENTS

On February 2, 2010, the Board of Directors elected to cancel the options granted to Glen Shaffert, a former Board member. These options were for a period of 3 years and priced at $3.00 per share.

In February 2010, the Company agreed to purchase 50,000 shares of the Company’s outstanding common stock held by Surge Global Energy, Inc. The purchase price was $122,500 ($2.45 per share). The Company has recorded the transaction at cost to Treasury Stock.

In March 2010, the Board approved and the stockholders ratified an increase in the number of authorized common shares to 65,000,000. To reflect this change, a certificate of amendment to the Company’s certificate of incorporation was filed with the Secretary of State of the State of Delaware.

As of March 15, 2010, the company completed net financing of $10,253,069 from the sale of 3,977,333 shares of common stock to be issued at a price of $3.00 per share. In conjunction with the sale of common stock, the company also granted 1,988,666 warrants to purchase shares of common stock at a price of $4.50 per share.

As of March 15, 2010, as a result of a private placement of convertible notes payable, the company converted $6,498,709 of convertible notes payable to common stock to be issued at a price of $2.55 per share, or 2,548,513 shares and the entire remaining balance of convertible notes was redeemed, with principle and accrued interest paid to each redeeming note holder. In conjunction with the conversion to common stock, the company granted 3,228,523 warrants to purchase shares of common stock at a price of $2.55 per share.

11 GOOD ENERGY, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Condensed Consolidated Balance Sheets as of June 30, 2010 (unaudited) and December 31, 2009	F-35

Condensed Consolidated Statements of Operations for the six months ended June 30, 2010 and 2009 and for the period May 23, 2007 (date of inception) through June 30, 2010 (unaudited)	F-36

Condensed Consolidated Statement of Stockholders’ Equity from May 23, 2007 (date of inception) through June 30, 2010 (unaudited)	F-37-F-38

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2010 and 2009 and for the period May 23, 2007(date of inception) through June 30, 2010 (unaudited)	F-39

Notes to Condensed Consolidated Financial Statements June 30, 2010 (unaudited)	F-40-F-44

11 GOOD ENERGY, INC. AND SUBSIDARY
(a development stage company)
CONDENSED CONSOLDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash	$2,160,840	$4,869,749
Inventory	826,769	274,479
Accounts receivable, net	14,565	47,351
Other current assets	156,131	270,834
Total current assets	3,158,305	5,462,413

Property, plant and equipment, net	2,754,978	2,814,931

Other assets:
Available for sale securities	713,240	980,724
Goodwill	639,504	639,504
Total other assets:	1,352,744	1,620,228

Total assets	$7,266,027	$9,897,572

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$181,119	$292,565
Notes payable, related party	-	25,000
Convertible notes payable, net of discount	-	35,000
Total current liabilities	181,119	352,565

Commitments and contingencies

Stockholders' equity:
Series A Preferred stock, $0.0001 par value; 11,000,000 shares authorized, issued and outstanding	1,100	1,100
Common stock, $0.0001 par value; 65,000,000 and 38,000,000 shares authorized as of June 30, 2010 and December 31, 2009, respectively; 20,811,561 issued as of June 30, 2010 and December 31, 2009; 19,886,561 and 14,180,714 outstanding as of June 30, 2010 and December 31, 2009, respectively	2,081	1,506
Common stock subscribed-convertible note	-	6,477,739
Common stock subscribed-other	-	7,137,223
Additional paid in capital	22,498,920	6,563,877
Deficit accumulated during development stage	(13,517,022)	(9,385,942)
Accumulated other comprehensive income (deficit)	(477,671)	49,504
Treasury stock, 925,000 and 875,000 shares as of June 30, 2010 and December 31, 2009, respectively	(1,422,500)	(1,300,000)
Total stockholders' equity	7,084,908	9,545,007

Total liabilities and stockholders' equity	$7,266,027	$9,897,572

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

			From May 23, 2007
	Six months ended June 30,		(date of inception) through
	2010	2009	June 30, 2010
REVENUE:
Sales	$78,507	$-	$256,441

Cost of sales	204,995	-	364,775

Gross loss	(126,488)	-	(108,334)

OPERATING EXPENSES:
General, selling and administrative expenses	3,687,772	798,989	9,030,510
Research and development	226,323	-	494,904
Depreciation and amortization	83,420	23,879	197,580
Total operating expenses	3,997,515	822,868	9,722,994

NET (LOSS) FROM OPERATIONS	(4,124,003)	(822,868)	(9,831,328)

Other income/(expense):
Interest income	-	12,675	55,239
Interest expense	(7,077)	(1,984,878)	(3,849,982)
Realized gain on sale of securities	-	-	107,849
Gain on sale of property, plant and equipment	-	-	1,200

Net loss before provision for income taxes	(4,131,080)	(2,795,071)	(13,517,022)

Provision for income taxes	-	-	-

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(4,131,080)	$(2,795,071)	$(13,517,022)

Net loss per common share (basic and fully diluted)	$(0.25)	$(0.20)	$(0.96)

Weighted average number of shares outstanding (basic and fully diluted)	16,813,814	14,285,714	14,100,874

Comprehensive loss:
Net loss	$(4,131,080)	$(2,795,071)	$(13,517,022)
Unrealized (loss) gain on securities available for sale	(527,175)	-	(477,671)

Comprehensive loss	$(4,658,255)	$(2,795,071)	$(13,994,693)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
From May 23, 2007 (date of inception) through June 30, 2010
(unaudited)

	Preferred		Common		Common stock subscribed Convertible Notes		Common stock Subscribed		Additional Paid in	Due from	Treasury	Other Comprehensive	Accumulated Deficit during Development
	Stock	Amount	Stock	Amount	Stock	Amount	Stock	Amount	Capital	party	Stock	Income	Stage	Total
May 23, 2007, date of inception	11,000,000	$1,100	9,700,000	$970	-	$-	$-	$-	$-	$-	$-	$-	$-	$2,070
Common stock issued for services to be rendered	-	-	300,000	30	-	-	-	-	155,970	-	-	-	-	156,000
Common stock issued to acquire 11 Good's Energy LTD	-	-	4,285,714	429	-	-	-	-	-	-	-	-	-	429
Beneficial conversion feature relating to the issuance of convertible notes	-	-	-	-	-	-	-	-	639,719	-	-	-	-	639,719
Increase in due from related party	-	-	-	-	-	-	-	-	-	(211,034)	-	-	-	(211,034)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(771,405)	(771,405)
Balance, December 31, 2007	11,000,000	1,100	14,285,714	1,429	-	-	-	-	795,689	(211,034)	-	-	(771,405)	(184,221)
Beneficial conversion feature relating to the issuance of convertible notes	-	-	-	-	-	-	-	-	613,254	-	-	-	-	613,254
Increase in due from related party	-	-	-	-	-	-	-	-	-	(297,654)	-	-	-	(297,654)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(2,064,728)	(2,064,728)
Balance, December 31, 2008	11,000,000	1,100	14,285,714	1,429	-	-	-	-	1,408,943	(508,688)	-	-	(2,836,133)	(1,933,349)
Beneficial conversion feature relating to the issuance of convertible notes	-	-	-	-	-	-	-	-	2,054,806	-	-	-	-	2,054,806
Common stock to be issued in exchange for convertible notes and accrued interest	-	-	-	-	2,540,290	6,477,739	-	-	-	-	-	-	-	6,477,739
Compensation of services by a related party	-	-	-	-	-	-	-	-	531,000	-	-	-	-	531,000
Compensation of services by a consultant	-	-	-	-	-	-	-	-	59,000	-	-	-	-	59,000
Sale of common stock	-	-	770,000	77	-	-	2,931,333	7,137,223	2,309,923	-	-	-	-	9,447,223
Fair value of options granted to directors	-	-	-	-	-	-	-	-	200,205	-	-	-	-	200,205
Increase in due from related party	-	-	-	-	-	-	-	-	-	(278,456)	-	-	-	(278,456)
Common stock re-acquired for cash	-	-	-	-	-	-	-	-	-	-	(450,000)	-	-	(450,000)
Common stock re-acquired for receivable due from related party and issuance of related party note	-	-	-	-	-	-	-	-	-	787,144	(850,000)	-	-	(62,856)
Unrealized gain on securities available for sale	-	-	-	-	-	-	-	-	-	-	-	49,504	-	49,504
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(6,549,809)	(6,549,809)
Balance, December 31, 2009	11,000,000	$1,100	15,055,714	$1,506	2,540,290	$6,477,739	2,931,333	$7,137,223	$6,563,877	$-	$(1,300,000)	$49,504	$(9,385,942)	$9,545,007

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
From May 23, 2007 (date of inception) through June 30, 2010
(unaudited)

					Common stock subscribed		Common stock		Additional	Due from		Other	Accumulated Deficit during
	Preferred		Common		Convertible Notes		Subscribed		Paid in	Related	Treasury	Comprehensive	Development
	Stock	Amount	Stock	Amount	Stock	Amount	Stock	Amount	Capital	party	Stock	Income	Stage	Total
Balance, January 1, 2010	11,000,000	$1,100	15,055,714	$1,506	2,540,290	$6,477,739	2,931,333	$7,137,223	$6,563,877	$-	$(1,300,000)	$49,504	$(9,385,942)	$9,545,007
Common stock to be issued in exchange for convertible notes and accrued interest	-	-	-	-	8,223	20,970	-	-	-	-	-	-	-	20,970
Sale of common stock	-	-	-	-	-	-	276,000	805,846						805,846
Contribution of services by a related party	-	-	-	-	-	-	-	-	1,493,840	-	-	-	-	1,493,840
Common stock re-acquired	-	-	-	-	-	-	-	-	-	-	(122,500)	-	-	(122,500)
Unrealized loss on securities available for sale	-	-	-	-	-	-	-	-	-	-	-	(527,175)	-	(527,175)
Common stock issued in settlement of common stock subscriptions	-	-	5,755,847	575	(2,548,513)	(6,498,709)	(3,207,333)	(7,943,069)	14,441,203	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(4,131,080)	(4,131,080)
Balance, June 30, 2010 (unaudited)	11,000,000	$1,100	20,811,561	$2,081	-	$-	-	$-	$22,498,920	$-	$(1,422,500)	$(477,671)	$(13,517,022)	$7,084,908

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

			From May 23, 2007
	Six months ended June 30,		(date of inception) through
	2010	2009	June 30, 2010
Cash flows from operating activities:
Net loss for the period	$(4,131,080)	$(2,795,071)	$(13,517,022)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	198,576	23,879	342,585
Amortization of debt discount	-	1,823,874	3,307,777
Compensation of services by a related party	1,493,840	-	2,024,840
Compensation of services to consultant	-	39,000	59,000
Fair value of options issued for services	-	-	200,205
Gain on sale of property and equipment	-	-	(1,200)
Realized gain on sale of securities available for sale	-	-	(107,849)
Changes in operating assets and liabilities:
Inventory	(552,290)	(39,600)	(800,533)
Accounts receivable	32,786	-	(14,565)
Other current assets	114,703	(12,675)	4,042
Accounts payable and accrued liabilities	(110,476)	(141,879)	221,151
Net cash (used in) operating activities	(2,953,941)	(1,102,472)	(8,281,569)

Cash flows from investing activities:
Acquisition, net of cash acquired	-	-	(588,952)
Proceeds from sale of property and equipment	-	-	3,200
Purchase of property, plant and equipment	(138,623)	(575,176)	(3,029,273)
Proceeds from sale of securities available for sale	-	-	204,752
Purchase of securities available for sale	(259,691)	-	(1,287,814)
Net cash (used in) investing activities	(398,314)	(575,176)	(4,698,087)

Cash flows from financing activities:
Proceeds from sale of shares to founders	-	-	2,070
Due from related party	-	(80,363)	(787,144)
Proceeds from common stock subscription	805,846	-	10,253,069
Proceeds from issuance of convertible notes	-	2,540,000	8,039,323
Proceeds from related party note payable	-	-	25,000
Purchase of treasury stock	(122,500)	-	(572,500)
Payments of related party note payable	(25,000)	-	(25,000)
Payments of notes payable	-	-	(84,322)
Payments of convertible notes	(15,000)	-	(1,710,000)
Net cash provided by financing activities	643,346	2,459,637	15,140,496

Net (decrease) increase in cash and cash equivalents	(2,708,909)	781,989	2,160,840
Cash and cash equivalents at beginning of period	4,869,749	-	-

Cash and cash equivalents at end of period	$2,160,840	$781,989	$2,160,840

Supplemental disclosures of cash flow information:
Taxes paid	$-	$-	$-
Interest paid	$-	$-	$-

Non cash financing activities:
Common stock issued to acquire 11 Good's Energy, LTD	$-	$-	$429
Treasury stock received in exchange for related party note receivable and accrued interest	$-	$-	$787,144

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES

Basis and business presentation

The accompanying unaudited condensed consolidated financial statements of 11 Good Energy, Inc., (the “Company”), have been prepared in accordance with Regulation S-X of the Securities and Exchange Act, as amended, and should be read in conjunction with the audited financials for the year ended December 31, 2009 included elsewhere in the Company’s SEC Form S-1. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  The results from operations for the six month period ended June 30, 2010, are not necessarily indicative of the results that may be expected for the year ended December 31, 2010.

The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiary 11 Good’s Energy, LTD (“11 Good’s”). All significant intercompany balances and transactions have been eliminated in consolidation.

Dependency on key management

 The future success or failure of the Company is dependent primarily upon the continued services of its key executives and founder, in particular, the services of efforts Frederick C. Berndt, Chief Executive Officer, Gary R. Smith, the company’s Chief Operations Officer, and Daniel T. Lapp, the company’s Chief Financial Officer. The ability of the company to pursue its business strategy effectively will also depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced managerial, marketing, engineering and technical personnel. There can be no assurance that the company will be able to retain or recruit such personnel.

Recent Accounting Pronouncements

In March 2010, the FASB issued new accounting guidance, under ASC Topic 605 on Revenue Recognition.  This standard provides that the milestone method is a valid application of the proportional performance model for revenue recognition if the milestones are substantive and there is substantive uncertainty about whether the milestones will be achieved.  Determining whether a milestone is substantive requires judgment that should be made at the inception of the arrangement.  To meet the definition of a substantive milestone, the consideration earned by achieving the milestone (1) would have to be commensurate with either the level of effort required to achieve the milestone or the enhancement in the value of the item delivered, (2) would have to relate solely to past performance, and (3) should be reasonable relative to all deliverables and payment terms in the arrangement.  No bifurcation of an individual milestone is allowed and there can be more than one milestone in an arrangement.  The standard is effective for interim and annual periods beginning on or after June 15, 2010.  The Company is currently evaluating the impact the adoption of this guidance will have on its financial statements.

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (Continued)

In February 2010, the FASB issued ASU No. 2010-09, which updates the guidance in ASC 855, Subsequent Events, such that companies that file with the SEC will no longer be required to indicate the date through which they have analyzed subsequent events. This updated guidance became effective immediately upon issuance and was adopted as of the first quarter of 2010.

In February 2010 the FASB issued Update No. 2010-08 “Technical Corrections to Various Topics” (“2010-08”). 2010-08 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

 In January 2010 the FASB issued Update No. 2010-06 “Fair Value Measurements and Disclosures—Improving Disclosures about Fair Value Measurements” (“2010-06”). 2010-06 requires new disclosures regarding significant transfers between Level 1 and Level 2 fair value measurements, and disclosures regarding purchases, sales, issuances and settlements, on a gross basis, for Level 3 fair value measurements. 2010-06 also calls for further disaggregation of all assets and liabilities based on line items shown in the statement of financial position. This amendment is effective for fiscal years beginning after December 15, 2010 and interim periods within those fiscal years. The Company is currently evaluating whether adoption of this standard will have a material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-05 “Compensation—Stock Compensation—Escrowed Share Arrangements and Presumption of Compensation” (“2010-05”). 2010-05 re-asserts that the Staff of the Securities Exchange Commission (the “SEC Staff”) has stated the presumption that for certain shareholders escrowed share represent a compensatory arrangement. 2010-05 further clarifies the criteria required to be met to establish a position different from the SEC Staff’s position. The Company does not believe this pronouncement will have any material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-04 “Accounting for Various Topics—Technical Corrections to SEC Paragraphs” (“2010-04”). 2010-04 represents technical corrections to SEC paragraphs within various sections of the Codification. Management is currently evaluating whether these changes will have any material impact on its financial position, results of operations or cash flows.

In January 2010 the FASB issued Update No. 2010-02 “Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification” (“2010-02”) an update of ASC 810 “Consolidation.” 2010-02 clarifies the scope of ASC 810 with respect to decreases in ownership in a subsidiary to those of a subsidiary or group of assets that are a business or nonprofit, a subsidiary that is transferred to an equity method investee or joint venture, and an exchange of a group of assets that constitutes a business or nonprofit activity to a non-controlling interest including an equity method investee or a joint venture. Management does not expect adoption of this standard to have any material impact on its financial position, results of operations or operating cash flows. Management does not intend to decrease its ownership in any of its wholly-owned subsidiaries.

In January 2010 the FASB issued Update No. 2010-01 “Accounting for Distributions to Shareholders with Components of Stock and Cash—a consensus of the FASB Emerging Issues Task Force” (“2010-03”) an update of ASC 505 “Equity.” 2010-03 clarifies the treatment of stock distributions as dividends to shareholders and their affect on the computation of earnings per shares. Management does not expect adoption of this standard to have any material impact on its financial position, results of operations or operating cash flows.

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 2 – LIQUIDITY

On May 26, 2010, the Company’s board of directors voted not to build a second production facility until additional capital is obtained from either additional debt or equity financing. As a result, the Company now anticipates that its present cash balances to be sufficient to support its operations and budgeted capital expenditures into 2011 even though the Company has incurred net losses of $13,517,022 and used $8,281,569 in cash from May 23, 2007 (date of inception) through June 30, 2010. Additionally, the Company anticipates that more than nominal revenues will result by the end of 2010.

NOTE 3 – GOODWILL

The Company does not amortize goodwill. The Company recorded goodwill in the amount of $639,504 as a result of the acquisition of 11 Good’s Energy LTD during the year ended December 31, 2007.

The Company accounts for and reports acquired goodwill under Accounting Standards Codification subtopic 350-10, Intangibles-Goodwill and Other (“ASC 350-10”). In accordance with ASC 350-10, the Company tests its intangible assets for impairment on an annual or more often if events and circumstances warrant. Any write-downs will be included in results from operations.

During the years ended December 31, 2009 and 2008, the Company management performed an evaluation of its goodwill for purposes of determining the implied fair value of the assets at the end of each respective year. The test indicated that the recorded remaining book value of its goodwill did not exceed its fair value for the years ended December 31, 2009 and 2008.  Considerable management judgment is necessary to estimate the fair value.  Accordingly, actual results could vary significantly from management’s estimates.

NOTE 4 - INVENTORIES

Inventory is stated at the lower of cost or market. The cost is determined using the first-in first-out method. Costs of finished goods inventory include costs associated with the procurement and transportation of Soybean oil and other raw materials used in the manufacture of G2 Diesel. Costs of inventories are reduced by applicable government excise tax rebates.

As of June 30, 2010 and December 31, 2009, inventories consisted of the following:

	June 30, 2010	December 31, 2009
Raw materials	$371,306	$174,152
Work in process	18,710	-
Finished fuel	436,753	100,327
Total	$826,769	$274,479

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 5 – OTHER CURRENTASSETS

Other assets as of June 30, 2010 and December 31, 2009 are comprised of the following:

	June 30, 2010	December 31, 2009
Prepaid inventory	$-	$110,000
Prepaid fuel/product testing	-	99,925
Prepaid consulting	125,950	45,000
Prepaid other	23,840	9,568
Accounts receivable, other	4,178	4,178
Rental deposit	2,163	2,163
Total	$156,131	$270,834

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

The Company’s property, plant and equipment at June 30, 2010 and December 31, 2009 consist of the following:

	June 30, 2010	December 31, 2009
Leasehold improvements	$345,381	$312,927
Factory equipment	2,376,542	2,325,754
Furniture and fixtures	21,709	21,709
Office equipment	20,545	20,545
Vehicles	131,225	91,642
Computer equipment and software	148,300	138,243
Web design	51,505	40,250
Total	3,095,207	2,951,070
Less accumulated depreciation	340,229	136,139
Net	$2,754,978	2,814,931

Depreciation expense was $198,575 and $23,879 for the six month periods ended June 30, 2010 and 2009, respectively, of which $115,155 and $-0- was included as part of cost of sales for the six  month period ended June 30, 2010 and 2009, respectively

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 7 – AVAILABLE-FOR-SALE SECURITIES

Cost and fair value of marketable equity securities at June 30, 2010 and December 31, 2009 are as follows:

	June 30, 2010	December 31, 2009
Available for sale securities:
Equity securities:
Fair value	$713,240	$980,724
Total (losses) gains in accumulated other comprehensive income	(477,671)	49,504

During the six month period ended June 30, 2010, the Company did not realize any realized gains or losses with the sales of marketable securities. Unrealized gains (losses) are accounted for as other comprehensive income (loss).

NOTE 8 – NOTE PAYABLE, RELATED PARTY

Note payable, related party is due to shareholder and officer and is comprised of a non interest bearing demand note. The note was issued in exchange for acquisition of treasury shares and paid during the six month period ended June 30, 2010.

NOTE 9 – CONVERTIBLE NOTES PAYABLE

Since inception, the Company issued an aggregate of $7,930,000 unsecured convertible notes payable due June 30, 2009 bearing interest at 8% per annum.

The convertible notes payable (which include principal and accrued interest thereon) are convertible at a price (the “Conversion Price”) based upon a 15% discount to the next established equity offering price per share (the “Conversion Shares”).

In accordance with Accounting Standards Codification subtopic 470-20, Debt-Debt With Conversion and Other Options (“ASC 470-20”), the Company recognized an embedded beneficial conversion feature present in the notes. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $2,353,595 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature, to additional paid-in capital and a discount against the notes. The debt discount attributed to the beneficial conversion feature is amortized over the notes’ maturity period (till June 30, 2009) as interest expense.

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 9 – CONVERTIBLE NOTES PAYABLE (Continued)

In connection with the issuance of the notes, the Company issued a commitment to issue detachable warrants granting the holders the right to acquire an aggregate of 3,228,523 shares of the Company’s common stock at $2.55 per share. The warrants expire on June 30, 2012. In accordance with ASC 470-20, the Company recognized the value attributable to the warrants in the amount of $954,184 to additional paid in capital and a discount against the notes. The Company valued the warrant commitment in accordance with ASC 470-20 using the Black-Scholes pricing model and the following assumptions: contractual terms of 3 to 5 years, an average risk free interest rate of 1.30% to 4.22%, a dividend yield of 0%, and volatility of 110.19% to 162.99%. The debt discount attributed to the value of the warrant commitment issued is amortized over the notes’ maturity period (till June 30, 2009) as interest expense.

Amortization of $-0- and $1,823,874 was recorded for the six month periods ended June 30, 2010 and 2009, respectively.

During the period from issuance through June 30, 2010, the Company paid $1,695,000 in settlement of certain convertible notes. No gain or loss was recorded in the settlement of the notes.

During the six month period ended June 30, 2010, the Company issued an aggregate of 2,548,513 shares of its common stock in settlement of $6,498,709 convertible notes payable and accrued interest. The value of the common shares issued did not materially differ from the face value of the convertible notes and accrued interest.

NOTE 10 – COMMON STOCK

As of June 30, 2010, the Company has received net proceeds of $10,253,069, through the subscription for common stock to be issued consisting of 3,977,333 shares of common stock and 1,988,667 warrants.  All common shares subscribed  were issued during the six month period ended June 30, 2010.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

The Company has entered into consulting agreements with individuals responsible for creating political liaisons, government agency and investor relations. The agreements are generally for a term of one year or less from inception and renewable unless either the Company or the consultant terminates such agreement by written notice. The Company incurred $651,033 and $202,637 in fees to these individuals for the six month periods ended June 30, 2010 and 2009, respectively, in a consulting role.

The Company has two commitments for business consulting services. One contract is from October 1, 2009 through September 30, 2010 at a rate of $20,000 per month. The other is from March 31, 2009 through March 31, 2010 at a rate of $30,000 per month, generating a total commitment of $270,000 for 2010.

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 12 – RELATED PARTY TRANSACTIONS

Facilities

Since April 1, 2008, the Company has occupied warehouse space provided by one of the Company’s founders. The Company agreed to pay a total of $1 per month for the space. The Company records this fee as rent expense when incurred. During this time period, the Company constructed a leasehold improvement to the leased warehouse space for the purpose of locating our bio- fuel manufacturing facility.

NOTE 13 – FAIR VALUE

ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed is determined based on the lowest level input that is significant to the fair value measurement.

11 GOOD ENERGY, INC. AND SUBSIDIARY
(a development stage company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(UNAUDITED)

NOTE 13 – FAIR VALUE (continued)

Items recorded or measured at fair value on a recurring basis in the accompanying consolidated financial statements consisted of the following items as of June 30, 2010:

	Total	.	Quoted Prices in Active Markets for Identical Instruments Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3 (A)
Assets:
Securities available for sale	$713,240		$713,240	$0	$0
Total	713,240		713,240

The Company adopted the provisions of ASC 825-10 prospectively effective as of the beginning of Fiscal 2008. For financial assets and liabilities included within the scope of ASC 825-10, the Company will be required to adopt the provisions of ASC 825-10 prospectively as of the beginning of Fiscal 2009. The adoption of ASC 825-10 did not have a material impact on our consolidated financial position or results of operations.

The fair value of the assets, securities available for sale, at June 30, 2010 was grouped as Level 1 valuation as the market price was readily available.

NOTE 14 – SUBSEQUENT EVENTS

In August 2010, the Company purchased 30,322 shares of the Company’s outstanding common stock held by an investor in 11 Good Energy, Inc. The purchase price was $75,000 (approximately $2.47 per share). The Company has recorded the transaction at cost to Treasury Stock.

BACK COVER PAGE

Through and including _______, 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Company relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee:

SEC Registration Fee	$393.39
Edgar and Printing	$10,000.00	**
Legal Fees and Expenses	$35,000.00	**
Blue sky fees and disbursements	$10,000.00	**
Accounting Fees and Expenses	$180,000.00	**
Miscellaneous Expenses	$14,606.61	**
Total	$250,000.00	**
_____________________
** Estimated

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s Certificate of Incorporation, as amended, provides that a director of the Company shall not be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s Certificate of Incorporation provides that the Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom.

As a condition precedent to an Indemnitee’s right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.

In the event that the Corporation does not assume the defense of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, the Corporation shall pay in advance of the final disposition of such matter any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article, which undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment; and further provided that no such advancement of expenses shall be made under this Article if it is determined that (i) the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe his conduct was unlawful.

The Corporation shall not indemnify an Indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. In addition, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

All determinations hereunder as to the entitlement of an Indemnitee to indemnification or advancement of expenses shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

The rights provided in this Article (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

The company’s By-Laws provide for indemnification to the full extent permitted by Delaware law.

The company has purchased certain liability insurance for its officers and directors.

 Item 15. Recent Sales of Unregistered Securities.

Since May 23, 2007 (date of inception) through September 15, 2010, we had limited private sales of our securities, summarized as follows:

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or Other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed (3)	If Option, Warrant or Convertible Security, terms of exercise or conversion
May 2007	Common stock	10,000,000 Shares	$1,000; no commissions paid.	Section 4(2) (1)	Not applicable.

May 2007	Preferred Stock	11,000,000	$1,000; no Commissions paid.	Section 4(2) (2)	Not applicable.

2007 - 2009	Debentures	$7,930,000 debentures	$643,700 of finder’s fees and commissions paid.	Rule 506 (4)
Notes are convertible at $2.55 per share. Each note holder also received one warrant exercisable at $2.55 per share and expiring June 30, 2012 for each common share issued or issuable upon conversion of the note.

2009 and 2010	Common stock and warrants	3,977,333 shares and 1,988,667 warrants	$11,932,000; $1,193,200 commission paid.	Rule 506 (4)	Warrants exercisable at $4.50 per share through June 30, 2012

2009 and 2010	Common stock and warrants	2,548,513 shares; 3,228,523 warrants	Conversion of debt totaling $6,498,700; no commissions paid.	Section 3(a)(9) (5)	Warrants exercisable at $2.55 per share through June 30, 2012.

April 2010	Placement Agent Warrants	686,239 warrants	Services rendered in conjunction with the sale of stock. (8)	Section 4(2) (6)	Five year Warrants exercisable from $2.55 to $4.50 per share.

2009	Common stock options	500,000 options	Services rendered, valued at $200,205; no commissions paid.	Section 4(2) (7)	Three year options exercisable at $3.00 per share.
____________________

(1)
Securities sold to sophisticated investors, including our Chief Executive Officer and director (9,050,000 shares), other directors (400,000 shares), legal counsel (50,000 shares) and consultants/employees (500,000 shares).

(2)	Securities sold solely to Frederick C. Berndt, our Chief Executive Officer, founder and a director of the Company.

(3)
Each of the certificates issued or to be issued representing the securities in the transactions listed above bears or will bear a restrictive legend permitting the transfer thereof only in compliance with applicable securities laws. The recipients of securities in each of the transactions listed above represented to us or will be required to represent to us their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had or have adequate access, through their employment or other relationship with our company, the selling agent and/or through other access to information provided by our company, to information about our company.

(4)	Sales were to accredited investors as defined under Rule 501. A Form D was filed with the SEC within 15 days of the first sale.

(5)
Existing securities holders (i.e. debenture holders who were accredited investors) converted their debt into common stock and warrants without any commissions or other remuneration being paid or given directly or indirectly for soliciting such exchange.

(6)	Sophisticated persons received warrants in connection with certain fund raising events.

(7)	These options were issued to directors of the Company.

(8)	$1,804,809 was debited and credited to Additional Paid in Capital for the value of the agency warrants.

Item 16. Exhibits.

The following exhibits were previously filed unless otherwise noted:

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Organization between Registrant and 11 Good’s Energy, LTD.

2.2	Corrections to Exhibit 2.1

3.1	Certification of Incorporation

3.2	By-Laws

3.3	Certificate of Amendment to Certificate of Incorporation

3.4	Certificate of Designation

5.1	Legal Opinion

10.1	Employment Contract - Frederick C. Berndt

10.2	Employment Contract - Daniel Lapp

10.3	Employment Contract - Aaron Harnar

10.4	Consulting Agreement with Clayton R. Livengood

10.5	Employment Agreement - Gary R. Smith

10.6	Finder’s Agreement - Jesup Lamont

10.7	Consulting Agreement with Capital Keys

10.8	Consulting Agreement with California Strategies

10.9	Office Lease dated April 25, 2007 between the Registrant and Triad Realty, LLC, including a First Lease Amendment dated June 21, 2007 and a Second Amendment dated July 15, 2009.

21.1	Subsidiary of Registrant

23.1	Consent of Morse & Morse PLLC - See Exhibit 5.1

23.2	Consent of Independent Registered Public Accounting Firm*
____________________________
* Filed herewith.

Item 17. Undertakings.

(a)			The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in Canton, Ohio on September 17, 2010.

11 GOOD ENERGY, INC.

By:	/s/ Frederick C. Berndt
Name:	Frederick C. Berndt
Title:	President & Chief Executive Officer
(principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederick C. Berndt and Daniel T. Lapp and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of 11 Good Energy, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name/Signature	Title	Date

/s/ Frederick C. Berndt	President, Chief Executive Officer and Director (principal executive officer)	September 17, 2010
Frederick C. Berndt

/s/ Daniel T. Lapp	Chief Financial Officer (principal financial officer and principal accounting officer)	September 17, 2010
Daniel T. Lapp

/s/ Gary R. Smith	Chief Operating Officer and Director	September 17, 2010
Gary R. Smith

/s/ John D. Lane	Director	September 17, 2010
John D. Lane

/s/ Dennis A. Nash	Director	September 17, 2010
Dennis A. Nash